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INDEX TO FINANCIAL STATEMENTS

Exhibit 99.1

[                    ], 2018

Dear ServiceMaster Global Holdings, Inc. Stockholder:

        We previously announced plans to separate our American Home Shield business from our Terminix and Franchise Services Group ("FSG") businesses. The separation will occur by means of a spin-off of a newly formed company named frontdoor, inc. ("Frontdoor"), which will own the assets and liabilities associated with the American Home Shield business. ServiceMaster Global Holdings, Inc. ("ServiceMaster"), the existing publicly traded company in which you currently own common stock, will continue to own and operate our Terminix and FSG businesses. The separation will create two companies with proven long-term strategies, scale and financial strength that will be leaders in their industries. The ServiceMaster board of directors believes that separating the American Home Shield business from the remaining businesses of ServiceMaster is in the best interest of ServiceMaster and its stockholders for a number of reasons, including:

  •
  The separation will allow investors to separately value ServiceMaster and Frontdoor based on each company's unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses.

  •
  The separation will allow each business to more effectively pursue its own distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability.

  •
  The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs.

  •
  The separation will provide greater opportunity to grow organically and pursue value-enhancing acquisitions in industries with active M&A markets.

  •
  The separation will create independent, public companies that will afford each company direct access to capital markets and facilitate the ability to capitalize on its unique growth opportunities.

        The ServiceMaster board of directors also considered a number of potentially negative factors in evaluating the separation, including, among others, risks relating to the creation of a new public company, possible increased costs and one-time separation costs, but concluded that the potential benefits of the separation significantly outweighed these factors. As two distinct publicly traded companies, ServiceMaster and Frontdoor will be better positioned, both strategically and operationally, to drive organic growth and capitalize on strategic opportunities.

        ServiceMaster's Terminix business will continue to be a leader in the pest control industry, with an approximate 21 percent share of the $8 billion U.S. pest control services industry. ServiceMaster has recently implemented a number of strategic investments to transform the Terminix business that focus on process, talent, technology and customers. Following the separation of Frontdoor, ServiceMaster will be better positioned to continue a strategic focus on Terminix's field operations and sales force and progress on the path to higher organic growth and improved customer retention. Additionally, ServiceMaster's FSG businesses each hold a leading position in their respective categories with strong and trusted brands such as AmeriSpec®, Furniture Medic®, Merry Maids®, ServiceMaster Clean® and ServiceMaster Restore®. FSG will continue its key initiatives to grow its business and drive results, such as expanding service offerings and helping franchisees increase customer-level revenue growth.

        The separation will provide ServiceMaster stockholders with equity ownership in both ServiceMaster and Frontdoor. The separation is intended to qualify as generally tax-free to ServiceMaster stockholders for U.S. federal income tax purposes.

        The separation will be effected by means of a pro rata distribution of at least 80.1 percent of the outstanding shares of Frontdoor common stock to holders of ServiceMaster common stock. Following the distribution, Frontdoor will be a separate public company. Each ServiceMaster stockholder will receive [            ] share of Frontdoor common stock for each share of ServiceMaster common stock held at the close of business on [    ], the record date for the distribution. No vote of ServiceMaster stockholders is required for distribution. You do not need to take any action to receive the shares of Frontdoor common stock to which you are entitled as a ServiceMaster stockholder. You will not be required to make any payments or to surrender or exchange your shares of ServiceMaster common stock.

        Frontdoor has applied to have its common stock authorized for listing on the Nasdaq Global Select Market under the symbol "FTDR." Following the distribution, ServiceMaster will continue to trade on the New York Stock Exchange ("NYSE") under the symbol "SERV."

        I encourage you to read the attached information statement, which is being provided to all ServiceMaster stockholders who held shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about Frontdoor.

Sincerely,
Nikhil M. Varty Chief Executive Officer ServiceMaster Global Holdings, Inc.

[                    ], 2018

Dear Future frontdoor, inc. Stockholder:

        I am pleased to welcome you as a future stockholder of frontdoor, inc. ("Frontdoor," "we," "us," "our" or the "Company"). We intend to list Frontdoor common stock on the Nasdaq Global Select Market under the symbol "FTDR." Although we will be newly public, we have been a leader in providing homeowners affordable protection against inevitable home system component and appliance breakdowns for more than 45 years.

        We decided to call our new company Frontdoor. The front door is where we open ourselves up to the world every day. It's the place we welcome friends and family, and greet new people. It's also where our company meets homeowners face-to-face to help them deal with the hassles of owning a home. We're a difference-maker for homeowners, delivering solutions powered by people and enabled by technology. We listen to them, share our expertise, anticipate their needs and fix their problems. Simply, we make homeownership simple. That's the opportunity that knocks for us every day. We feel this name encapsulates our broader mission for the company. It allows us ample room to grow under a new name, but still provide the level of service customers expect. American Home Shield doesn't go away, it just becomes part of a larger mission.

        Frontdoor owns multiple home service brands including HSA, OneGuard, Landmark and American Home Shield, which is the largest provider of home service plans in the U.S. Through our home services platform, we respond to over four million service requests annually (or one every eight seconds) from homeowners who require assistance with technical home repair issues utilizing our nationwide network of over 15,000 pre-qualified professional contractor firms that employ more than 45,000 technicians. Our customizable home service plans help customers protect and maintain their homes, typically their most valuable asset, from costly and unplanned breakdowns of essential home systems and appliances. Our large recurring customer base provides our contractors a significant volume of work throughout the year, which is highly valued by them. We facilitate these interactions through our customer and service delivery platform.

        We will continue to leverage this technology-enabled and people-driven platform as a catalyst of future sustained growth.

        Our strong national brand recognition, industry leading contractor base and commitment to taking the hassle out of owning a home will allow us to invest in future growth of the Company. A strong track record of consistent revenue and free cash flow growth affords opportunities to expand via organic and inorganic means.

        We are committed to providing outstanding returns to our stockholders. We will achieve this by obsessing about customers, investing in growth and generating strong cash flow. I invite you to learn more about Frontdoor and our strategic initiatives by reading the attached information statement. We would be honored to have you as a future stockholder of Frontdoor.

Sincerely,

Rexford J. Tibbens
President and Chief Executive Officer
frontdoor, inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED AUGUST 1, 2018

INFORMATION STATEMENT
frontdoor, inc.

        This information statement is being furnished in connection with the distribution by ServiceMaster Global Holdings, Inc. ("ServiceMaster") to its stockholders of shares of common stock of frontdoor, inc., a Delaware corporation ("Frontdoor," "we," "us," "our" or the "Company"), currently an indirect, wholly owned subsidiary of ServiceMaster, that will hold directly or indirectly the assets and liabilities associated with the American Home Shield business. ServiceMaster will distribute at least 80.1 percent of the outstanding shares of Frontdoor common stock on a pro rata basis to ServiceMaster stockholders in a transaction intended to qualify as generally tax-free to ServiceMaster stockholders for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares. Following the distribution, we will be a separate public company. Immediately after the distribution becomes effective, ServiceMaster will own no more than 19.9 percent of the outstanding shares of Frontdoor common stock. Prior to completing the separation, ServiceMaster may adjust the percentage of Frontdoor common stock to be distributed to ServiceMaster stockholders and retained by ServiceMaster in response to market and other factors, and it will amend this information statement to reflect any such adjustment. The distribution is subject to certain conditions, as described in this information statement. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

        For each share of ServiceMaster common stock held of record by you as of the close of business on [                        ], the record date for the distribution, you will receive [          ] share of Frontdoor common stock. You will receive cash in lieu of any fractional shares of Frontdoor common stock that you would have received after application of the above ratio. As discussed under "The Separation and Distribution—Trading Between the Record Date and Distribution Date," if you sell your shares of ServiceMaster common stock in the "regular-way" market after the record date and before the distribution, you also will be selling your right to receive shares of Frontdoor common stock in the distribution. We expect the shares of Frontdoor common stock to be distributed by ServiceMaster to you at [            ] Eastern Time, on [                        ]. We refer to the date of the distribution of the shares of Frontdoor common stock as the "distribution date."

        No vote of ServiceMaster stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send ServiceMaster a proxy, in connection with the distribution. You do not need to pay any consideration or exchange or surrender your existing shares of ServiceMaster common stock or take any other action to receive your shares of Frontdoor common stock.

        There is no current trading market for Frontdoor common stock, although we expect that a limited market, commonly known as a "when-issued" trading market, will develop on or about the record date for the distribution, and we expect "regular-way" trading of Frontdoor common stock to begin on the first trading day following the completion of the distribution. We have applied to have Frontdoor common stock authorized for listing on the Nasdaq Global Select Market ("NASDAQ") under the symbol "FTDR." ServiceMaster common shares will continue to trade on the New York Stock Exchange ("NYSE") under the symbol "SERV."

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 33.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [    ].

        This information statement was first made available to ServiceMaster stockholders on or about [    ].

frontdoor

We are obsessed with taking the hassle out of owning a home, with services powered by people and enabled by technology.

4 go-to-market brands

American Home Shield | HSA Home Warranty | Landmark Home Warranty | OneGuard Home Warranty + Service Plans

Founded the home service plan industry in **1971**

2 million customers

$1.8 billion claims paid since 2012

45+ years of experience

Network of **15,000 contractors** who employ more than **45,000 technicians**

150+ account executives in the field

Included in **400,000+** real estate transactions per year

Mary Green
REALTORS

You've got a guy. **We've got more than 45,000.**

When breakdowns happen, our nationwide network is ready to respond.

From electrical to plumbing to HVAC, our nationwide network of more than 15,000 home repair service contractors employs over 45,000 technicians who are ready to use their expertise to solve the problem. No matter where our customers live, they can go online or call us 24/7 to request service. We'll assign the right expert for each customer's specific needs and provide support throughout the repair process.

Be sure with the Shield.™

How the American Home Shield® Home Service Plan works

1

Customer chooses coverage and plan

and the amount they pay for each service request

Systems Plan
Appliances Plan
Combo Plan
Systems & Appliances

- Over 60% of customers choose Combo Plan
- Depending on plan, 21 home systems/appliances are covered
- 90% of plans cost between $435 and $780 annually
- No inspection required

2

Covered item breaks

- Predetermined fee for the service visit ranging from $75 to $125
- Lower than replacement costs

3

Customer requests service

- User-friendly mobile platform
- Real-time tracking of service requests
- Electronic billings and statements
- Tech-enabled platform offers better customer experience

4

We assign a pro

to complete the repair and help ensure customer satisfaction

- Assigned pro repairs or replaces the broken system or appliance
- Guaranteed work
- Independent contractors continually monitored on performance and customer satisfaction
- 80% of requests routed through preferred providers

 Presentation of Information

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Frontdoor assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to "Frontdoor," "we," "us," "our" or the "Company" refer to frontdoor, inc., a Delaware corporation, and its combined subsidiaries. References in this information statement to "ServiceMaster" or "Parent" refer to ServiceMaster Global Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, Frontdoor and its consolidated subsidiaries), unless the context otherwise requires. References to our historical business and operations refer to the business and operations of ServiceMaster's American Home Shield business that will be transferred to Frontdoor in connection with the separation and distribution. References in this information statement to the "separation" refer to the separation of the American Home Shield business from ServiceMaster's other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Frontdoor, to hold the assets and liabilities associated with the American Home Shield business after the distribution. References in this information statement to the "distribution" refer to the distribution of shares of Frontdoor common stock to ServiceMaster stockholders on a pro rata basis.

        The data included in this information statement regarding industry size and relative industry position is derived from a variety of sources, including company research, third-party studies and surveys, industry and general publications and estimates based on our knowledge and experience in the industries in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the industry. This information may prove to be inaccurate due to the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties.

 QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Frontdoor, and why is ServiceMaster separating its American Home Shield business and distributing Frontdoor stock?	Frontdoor, which is currently an indirect, wholly owned subsidiary of ServiceMaster, was formed to own and operate ServiceMaster's American Home Shield business. The separation of the American Home Shield business from ServiceMaster and the distribution of Frontdoor common stock are intended to provide you with equity ownership in two separate publicly traded companies that will be able to focus exclusively on each of their respective businesses. ServiceMaster and Frontdoor expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the section entitled "The Separation and Distribution—Reasons for the Separation."
Why am I receiving this document?

ServiceMaster is delivering this document to you because you are a holder of ServiceMaster common stock. If you are a holder of ServiceMaster common stock as of the close of business on [    ], the record date for the distribution, you will be entitled to receive [    ] share of Frontdoor common stock for each share of ServiceMaster common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your post-separation ownership in ServiceMaster and Frontdoor, respectively.

How will the separation of the American Home Shield business from ServiceMaster work?

ServiceMaster will distribute at least 80.1 percent of the outstanding shares of Frontdoor common stock to ServiceMaster stockholders on a pro rata basis in a distribution intended to be generally tax-free to ServiceMaster stockholders for U.S. federal income tax purposes. As a result of the distribution, Frontdoor will become a separate public company. The number of shares of ServiceMaster common stock you own will not change as a result of the separation and distribution.

What is the record date for the distribution?	The record date for the distribution will be [ ].
When will the distribution occur?

It is expected that at least 80.1 percent of the outstanding shares of Frontdoor common stock will be distributed by ServiceMaster at [    ] Eastern Time, on [    ], to holders of record of ServiceMaster common stock at the close of business on [    ], the record date for the distribution.

What do stockholders need to do to participate in the distribution?

Stockholders of ServiceMaster as of the record date for the distribution will not be required to take any action to receive shares of Frontdoor common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of ServiceMaster common stock or take any other action to receive your shares of Frontdoor common stock. The distribution will not affect the number of outstanding shares of ServiceMaster common stock or any rights of ServiceMaster stockholders, although it will affect the market value of each outstanding share of ServiceMaster common stock.

How will shares of Frontdoor common stock be issued?

You will receive shares of Frontdoor common stock through the same channels that you currently use to hold or trade ServiceMaster common stock, whether through a brokerage account or other channel. Receipt of our shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.

If you own ServiceMaster common stock as of the close of business on [    ], the record date for the distribution, ServiceMaster, with the assistance of Computershare Trust Company, N.A. ("Computershare"), the distribution agent for the distribution, will electronically distribute shares of Frontdoor common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of Frontdoor common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Frontdoor common stock will I receive in the distribution?

ServiceMaster will distribute to you [    ] share of Frontdoor common stock for each share of ServiceMaster common stock held by you as of close of business on the record date for the distribution. Based on approximately [    ] million shares of ServiceMaster common stock outstanding as of [    ], and assuming a distribution of approximately 80.1 percent of the outstanding shares of Frontdoor common stock, a total of approximately [    ] million shares of Frontdoor common stock will be distributed. For additional information on the distribution, see "The Separation and Distribution."

Will Frontdoor issue fractional shares of its common stock in the distribution?

No. We will not issue fractional shares of Frontdoor common stock in the distribution. Fractional shares that ServiceMaster stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

What are the conditions to the distribution?	The distribution is subject to final approval by the ServiceMaster board of directors, as well as to the satisfaction (or waiver by ServiceMaster in its sole discretion) of the following conditions:

•

the transfer of assets and liabilities from ServiceMaster to us shall be completed in accordance with the separation and distribution agreement that ServiceMaster and we will enter into prior to the distribution;

•

The private letter ruling from the Internal Revenue Service (the "IRS") regarding certain U.S. federal income tax matters relating to the separation and distribution received by ServiceMaster continuing to be valid and being satisfactory to the ServiceMaster board of directors;

•

ServiceMaster shall have received one or more opinions from its tax advisors, in each case satisfactory to the ServiceMaster board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution;

•

an independent appraisal firm acceptable to ServiceMaster shall have delivered one or more opinions to the board of directors of ServiceMaster at the time or times requested by the board of directors of ServiceMaster confirming the solvency and financial viability of ServiceMaster before the consummation of the distribution and each of ServiceMaster and Frontdoor after consummation of the distribution, and such opinions shall have been acceptable to ServiceMaster in form and substance in ServiceMaster's sole discretion and such opinions shall not have been withdrawn or rescinded;

•

the U.S. Securities and Exchange Commission (or the "SEC") shall have declared effective the registration statement of which this information statement forms a part, and this information statement shall have been made available to ServiceMaster stockholders;

•

all actions or filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, have become effective or been accepted by the applicable governmental entity;

• we shall have received all necessary approvals from applicable state regulators;
• the transaction agreements relating to the separation shall have been duly executed and delivered by the parties;

•

no order, injunction or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions, shall be in effect;

• the shares of Frontdoor common stock to be distributed shall have been approved for listing on the NASDAQ, subject to official notice of distribution;
• we shall have entered into the financing transactions described in this information statement that are contemplated to occur on or prior to the date of the separation and distribution; and

•

no other event or development shall exist or have occurred that, in the judgment of ServiceMaster's board of directors, in its sole discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

Neither we nor ServiceMaster can assure you that any or all of these conditions will be met. In addition, ServiceMaster can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see "The Separation and Distribution—Conditions to the Distribution."

What is the expected date of completion of the distribution?

The completion and timing of the distribution are dependent upon a number of conditions. It is expected that the shares of Frontdoor common stock will be distributed by ServiceMaster at [    ] Eastern Time, on [    ], to holders of record of ServiceMaster common stock at the close of business on [    ], the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Can ServiceMaster decide to cancel the distribution of Frontdoor common stock even if all the conditions have been met?

Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled "The Separation and Distribution—Conditions to the Distribution." Until the distribution has occurred, ServiceMaster has the right to terminate the distribution, even if all of the conditions are satisfied.

What if I want to sell my ServiceMaster common stock or my Frontdoor common stock?

If you sell your shares of ServiceMaster common stock prior to or on the distribution date, you may also be selling your right to receive shares of Frontdoor common stock. See "The Separation and Distribution—Trading Between the Record Date and Distribution Date." You are encouraged to consult with your financial advisor regarding the specific implications of selling your ServiceMaster common stock prior to or on the distribution date.

What is "regular-way" and "ex-distribution" trading of ServiceMaster common stock?

Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in ServiceMaster common stock: a "regular-way" market and an "ex-distribution" market. ServiceMaster common stock that trades in the "regular-way" market will trade with an entitlement to shares of Frontdoor common stock distributed pursuant to the distribution. Shares that trade in the "ex-distribution" market will trade without an entitlement to shares of Frontdoor common stock distributed pursuant to the distribution. If you hold shares of ServiceMaster common stock on the record date and then decide to sell any ServiceMaster common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your ServiceMaster common stock with or without your entitlement to Frontdoor common stock pursuant to the distribution.

Where will I be able to trade shares of Frontdoor common stock?

We have applied to list Frontdoor common stock on the NASDAQ under the symbol "FTDR." We anticipate that trading in shares of Frontdoor common stock will begin on a "when-issued" basis on or about [    ], the record date for the distribution, and will continue up to and through the distribution date and that "regular-way" trading in Frontdoor common stock will begin on the first trading day following the completion of the distribution. If trading begins on a "when-issued" basis, you may purchase or sell shares of Frontdoor common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of ServiceMaster common stock?	ServiceMaster common stock will continue to trade on the NYSE under the symbol "SERV."
Will the number of shares of ServiceMaster common stock that I own change as a result of the distribution?	No. The number of shares of ServiceMaster common stock that you own will not change as a result of the distribution.
Will the distribution affect the market price of my shares of ServiceMaster common stock?

Yes. As a result of the distribution, ServiceMaster expects the trading price of ServiceMaster common stock immediately following the distribution to be lower than the "regular-way" trading price of such stock immediately prior to the distribution because the trading price will no longer reflect the value of the American Home Shield business. There can be no assurance that the aggregate market value of shares of ServiceMaster common stock and Frontdoor common stock following the distribution will be higher or lower than the market value of shares of ServiceMaster common stock if the separation and distribution did not occur. This means, for example, that the combined trading prices of one share of ServiceMaster common stock and one share of Frontdoor common stock after the distribution may be equal to, greater than or less than the trading price of one share of ServiceMaster common stock before the distribution.

What are the material U.S. federal income tax consequences of the separation and distribution?

It is a condition to the distribution that the private letter ruling from the IRS regarding certain U.S. federal income tax matters relating to the separation and distribution received by ServiceMaster remain valid and be satisfactory to the ServiceMaster board of directors and that the ServiceMaster board of directors receive one or more opinions from its tax advisors, in each case satisfactory to the ServiceMaster board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution. Accordingly, it is expected that ServiceMaster stockholders generally will not recognize any gain or loss upon receipt of Frontdoor common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares. You should carefully read the section entitled "Material U.S. Federal Income Tax Consequences" and should consult your own tax advisor about the particular consequences of the distribution to you, including the application of U.S. federal, state and local and non-U.S. tax laws.

What will happen to my tax basis in my ServiceMaster stock?

If you do not sell your ServiceMaster stock in advance of the distribution, your tax basis will be adjusted and the aggregate tax basis of the ServiceMaster common stock and Frontdoor common stock received in the distribution (including any fractional share interest in Frontdoor common stock for which cash is received) will equal the aggregate tax basis of ServiceMaster common stock immediately prior to the distribution, allocated between the ServiceMaster common stock and Frontdoor common stock (including any fractional share interest in Frontdoor common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution. You should carefully read the section entitled "Material U.S. Federal Income Tax Consequences" and should consult your own tax advisor about the particular consequences of the distribution to you, including the application of U.S. federal, state and local and non-U.S. tax laws.

What will Frontdoor's relationship be with ServiceMaster following the separation and distribution?

Following the distribution, ServiceMaster stockholders will directly own at least 80.1 percent of the outstanding shares of Frontdoor common stock, and ServiceMaster and Frontdoor will be separate companies with separate management teams and separate boards of directors. ServiceMaster will retain no more than 19.9 percent of the outstanding shares of Frontdoor common stock following the distribution. Prior to the distribution, we will enter into a separation and distribution agreement with ServiceMaster to effect the separation and distribution and provide a framework for our relationship with ServiceMaster after the separation and will enter into certain other agreements, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a stockholder and registration rights agreement with respect to ServiceMaster's continuing ownership of shares of Frontdoor common stock. These agreements will provide for the separation between ServiceMaster and us of the assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) of ServiceMaster and its subsidiaries attributable to periods prior to, at and after our separation from ServiceMaster and will govern the relationship between ServiceMaster and us subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement, other transaction agreements and certain other commercial agreements between ServiceMaster and us, see the sections entitled "Risk Factors—Risks Related to the Separation and the Distribution" and "Certain Relationships and Related Person Transactions."

How will ServiceMaster vote any shares of Frontdoor common stock it retains?

ServiceMaster will agree to vote any shares of Frontdoor common stock that it retains in proportion to the votes cast by our other stockholders and grant us a proxy to vote its shares of Frontdoor common stock in such proportion. For additional information on these voting arrangements, see "Certain Relationships and Related Person Transactions—Stockholder and Registration Rights Agreement."

What does ServiceMaster intend to do with any shares of Frontdoor common stock it retains?

ServiceMaster currently intends to responsibly dispose of all of the Frontdoor common stock that it retains after the distribution through one or more subsequent exchanges for debt by June 14, 2019 in accordance with the terms of the private letter ruling.

Who will manage Frontdoor after the separation?

We have assembled a management team of highly experienced leaders who have strong track records in a wide variety of industries and economic conditions, led by Mr. Rexford J. Tibbens, who is our President and Chief Executive Officer, Brian K. Turcotte, our Senior Vice President and Chief Financial Officer and Jeffrey A. Fiarman, our Senior Vice President, General Counsel and Corporate Secretary. Our management team is highly focused on execution and driving growth and profitability. Further, we believe that we have a deep pool of talent across our organization, including long-tenured individuals with significant expertise and knowledge of our business. For more information regarding our management, see "Management."

Are there risks associated with owning Frontdoor common stock?

Yes. Ownership of Frontdoor common stock is subject to both general and specific risks relating to our business, the industry in which we operate, our ongoing contractual relationships with ServiceMaster and our status as a separate, publicly traded company. Ownership of Frontdoor common stock is also subject to risks relating to the separation and the distribution. These risks are described in the "Risk Factors" section of this information statement beginning on page 33. You are encouraged to read that section carefully.

Does Frontdoor plan to pay dividends?

We currently expect to retain all available funds and any future earnings for use in the operation and expansion of our business. The declaration and payment of any dividends in the future will be subject to the sole discretion of our board of directors and will depend on many factors. See "Dividend Policy."

Will Frontdoor incur any indebtedness prior to or at the time of the distribution?

In connection with the separation and distribution, we anticipate that we will raise long-term debt consisting of approximately $350 million of senior unsecured notes and term loans in an aggregate principal amount of up to $650 million. We also anticipate entering into a revolving credit facility in aggregate principal amount of up to $250 million. We expect that approximately $350 million aggregate principal amount of notes will be issued to, and approximately $650 million aggregate principal amount of term loans will be incurred in favor of, ServiceMaster's wholly owned subsidiary, The ServiceMaster Company, LLC ("The ServiceMaster Company"), as partial consideration for the contribution of the American Home Shield business assets to us. We expect that The ServiceMaster Company will exchange these notes and term loans for outstanding debt of The ServiceMaster Company.

Additional details regarding such financing arrangements will be included in an amendment to this information statement. See "Description of Material Indebtedness" and "Risk Factors—Risks Related to the Separation and the Distribution."

Who will be the distribution agent, transfer agent and registrar for shares of Frontdoor common stock?

The distribution agent, transfer agent and registrar for shares of Frontdoor common stock will be Computershare Trust Company, N.A. For questions relating to the transfer or mechanics of the stock distribution, you should contact Computershare toll free at (800) 546-5141.

Where can I find more information about ServiceMaster and Frontdoor?	Before the distribution, if you have any questions relating to ServiceMaster's business performance, you should contact:
ServiceMaster Global Holdings, Inc. 150 Peabody Place Memphis, TN 38103 Attention: Investor Relations
After the distribution, our stockholders who have any questions relating to our business performance should contact us at:
frontdoor, inc. 150 Peabody Place Memphis, TN 38103 Attention: Investor Relations

 INFORMATION STATEMENT SUMMARY

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Frontdoor assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to "Frontdoor," "we," "us," "our" or the "Company" refer to frontdoor, inc., a Delaware corporation, and its combined subsidiaries. References in this information statement to "ServiceMaster" or "Parent" refer to ServiceMaster Global Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, Frontdoor and its consolidated subsidiaries), unless the context otherwise requires. References to our historical business and operations refer to the business and operations of ServiceMaster's American Home Shield business that will be transferred to us in connection with the separation and distribution. References in this information statement to the "separation" refer to the separation of the American Home Shield business from ServiceMaster's other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Frontdoor, to hold the assets and liabilities associated with the American Home Shield business after the distribution. References in this information statement to the "distribution" refer to the distribution of at least 80.1 percent of the shares of Frontdoor common stock to ServiceMaster stockholders on a pro rata basis.

Business Overview

        Frontdoor is obsessed with taking the hassle out of owning a home. Frontdoor owns multiple home service brands including HSA, OneGuard, Landmark and American Home Shield, which is the largest provider of home service plans in the U.S., as measured by revenue. Through our home services platform, we respond to over four million service requests annually (or one every eight seconds) from homeowners who require assistance with technical home repair issues utilizing our nationwide network of over 15,000 pre-qualified professional contractor firms that employ more than 45,000 technicians. Our customizable home service plans help customers protect and maintain their homes, typically their most valuable asset, from costly and unplanned breakdowns of essential home systems and appliances. Our large recurring customer base provides our contractors a significant volume of work throughout the year, which is highly valued by them. We facilitate these interactions through our leading technology-enabled customer interface and service delivery platform. We will continue to leverage this technology-enabled and people-driven platform as a catalyst for future sustained growth.

        For the six months ended June 30, 2018, we generated revenue, net income and Adjusted EBITDA of $602 million, $58 million and $105 million, respectively. Revenue represented year-over-year growth of nine percent while net income and Adjusted EBITDA reflected year-over-year decreases of seven percent and seven percent, respectively. The seven percent decrease in Adjusted EBITDA was primarily driven by $28 million of increased contract claims costs, incremental sales and marketing costs and customer service costs, offset, in part, by the impact of higher revenue. The seven percent decrease in net income was primarily driven by the above factors and $15 million of pre-tax spin-off charges, offset, in part, by lower income taxes due to the Tax Cuts and Jobs Act (the "Act" or "U.S. Tax Reform").

        For the fiscal year ended December 31, 2017, we generated revenue, net income and Adjusted EBITDA of $1,157 million, $160 million, and $259 million, respectively. Revenue, net income and Adjusted EBITDA represented year-over-year growth of 13 percent, 29 percent and 19 percent, respectively. Additionally, we have grown through various business cycles as evidenced by the fact we grew revenue from 2007 to 2017 at a compound annual growth rate ("CAGR") of eight percent. We believe that our strong performance through these cycles is attributable to the essential nature of our services, our strong value proposition and management's focus on driving results through strategic investment and operational execution. From 2013 to 2017, we grew revenue, net income and Adjusted EBITDA at a CAGR of 12 percent, 17 percent and 16 percent, respectively. For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, see "—Summary Historical and Unaudited Pro Forma Combined Financial Data."

Our Value Proposition

        Customer value proposition.    We serve approximately two million customers who subscribe to a yearly service plan agreement that covers the repair or replacement of major components of up to 21 home systems and appliances, including electrical, plumbing, central heating and air conditioning ("HVAC") systems, water heaters, refrigerators, dishwashers and ranges/ovens/cooktops. Increasingly, these items tend to be the most critical and complicated items in a home, which lead to complex repairs. Product failures can result in significant emotional and financial inconvenience for our customers. We continuously upgrade our offerings through additional coverages and home services as homes become increasingly complex and connected. Our plans are generally structured as renewable one-year contracts, and, because our customers value the services we provide, 66 percent of our revenue base in 2017 was recurring. This drives consistency and predictability in our business performance.

        Our service plans appeal to the growing segment of U.S. homeowners who want: (1) budget protection against unexpected and/or expensive home repair; and (2) the convenience of having repairs completed by experienced professionals. Given the high price of an appliance or home system breakdown, the length of time associated with vetting and hiring a qualified repairperson and, typically, the lack of formal guarantee for services performed, consumers are willing to pay for the peace of mind, convenience, repair expertise and guarantee provided by a home service plan. Our service plans appeal to a broad range of customer demographics.

        From 2007 to 2017, our customer base has grown from 1.3 million to two million, representing a CAGR of four percent, our customer retention rate increased from 73 percent to 75 percent, and the annual revenue we generated from renewals grew from 60 percent to 66 percent.

        Professional contractor value proposition.    Our customers are serviced by a select group of high quality, pre-qualified independent contractors. Our reputation as a strong partner, our growth and our increasing scale have allowed us to attract one of the largest independent contractor networks in the U.S., which currently stands at more than 15,000 pre-qualified professional contractor firms that employ more than 45,000 technicians. Our large recurring customer base guarantees our contractors a significant volume of work throughout the year, which is highly valued by them. In return for this volume, we are able to negotiate favorable rates for work performed. We estimate that approximately 95 percent of our contractor base plans to maintain or expand their relationship with us over the next two years.

        We are highly selective in onboarding new contractors into our service network and actively monitor our existing contractors through a rigorous set of performance measures including direct feedback from customer satisfaction surveys. We believe substantial time and expense would be required to develop a contractor base that has comparable national reach, experience and quality of service. Our status as the largest provider of home service plans in the U.S. provides us a significant competitive advantage. We classify a subset of our independent contractor network as "preferred," and they represent a combination of our highest quality and longest-tenured independent contractors. Historically, approximately 80 percent of work orders are assigned to our preferred contractors, driving higher customer satisfaction and ultimately retention rates. We have the opportunity to leverage this supply base for improving and maintaining our customers' homes.

        From 2013 to 2017, our network of professional contractor partners has grown from approximately 10,000 to over 15,000, all of whom have performed a service order for us in the past 12 months.

Our Go-to-Market Strategy

        We founded the home service plan segment (commonly referred to as "home warranties") in 1971 and benefit from significant scale advantages as the leader in this highly fragmented segment. As we have grown, a greater number of homeowners and contractors have been attracted to, and joined, our network. We believe there is a significant opportunity for us to build on our current leadership position by investing in our customer service experience, increasing customer retention and expanding and further refining our lead generation channels and partners. To capture this opportunity, we are focused on the following customer acquisition channels:

        Real estate channel.    Our plans typically have been used to provide peace of mind to potential home buyers by protecting them from large, unanticipated out-of-pocket expenses related to the breakdown of major home systems and appliances during the first year after a home purchase. We leverage marketing service agreements and a team of field-based account executives to train, educate and market our plans via real estate brokers and agents, working directly with real estate offices and participating in broker meetings and national sales events. We have long-standing relationships with seven of the 10 largest real estate brokerages in the U.S. and continue to improve relationships with other key brokers. On average, we have been in business with these real estate brokerages for 16 years, and we have strategic partnership arrangements with many of these brokerages. Our long-standing relationships help to secure and grow our position. In addition, for 15 years running, we have had a strategic alliance agreement with the National Association of Realtors, which is the largest real estate association in the U.S. representing 1.3 million realtors.

        We had a 32 percent share of plans sold in connection with a home resale transaction in 2017, up from 26 percent in 2012. In 2017, 1.5 million homes were sold with a home service plan out of the approximately 5.5 million homes sold. Customers acquired through the real estate channel represented 48 percent of our customer base in 2017, down from 56 percent in 2007, as we have rapidly grown our direct-to-consumer ("DTC") customer base. In 2017, customers in this channel renewed at 28 percent after the first contract year. Revenue from this channel, including associated renewals, was $400 million, $449 million and $533 million for the years ended December 31, 2015, 2016 and 2017, respectively. Overall revenues within this channel have grown at a five percent CAGR from 2007 through 2017.

        Direct-to-consumer channel.    Leveraging our experience in the real estate channel, we invested significant resources to develop the DTC channel to broaden our reach beyond home resale transactions. Our value proposition resonates with a wide demographic of homeowners who find security in a plan protecting against expensive and unexpected breakdowns in the home. This strong value proposition is promoted to our potential customers through search engine marketing, content marketing, social media, direct mail and TV/radio and sold through our customer care centers and mobile-optimized e-commerce platform. Over the past decade, we have strategically invested to expand the DTC channel given its high retention rates and customer lifetime value. Our research indicates a relatively low home service plan penetration rate of four percent of occupied U.S. households. We believe that penetration rates will increase over time as consumers become more aware of, and educated about, home service plans.

        Since 2012, we have maintained an over 50 percent share of home service plans purchased or renewed outside of a home resale transaction. This industry remains underpenetrated, with approximately three million homes out of the 115 million U.S. households (excluding home resales) having a home service plan. Customers acquired through the DTC channel represented 52 percent of our customer base in 2017, up from 44 percent in 2007. In 2017, customers in this channel renewed at 75 percent after the first contract year. Revenue from this channel, including associated renewals, was $513 million, $571 million and $618 million for the years ended December 31, 2015, 2016 and 2017, respectively. Overall revenues within this channel have grown at a nine percent CAGR from 2007 through 2017.

        Customer renewals.    We generated 66 percent of our revenue through existing customer renewals for the six months ended June 30, 2018 and the year ended December 31, 2017. We have made significant investments in our integrated technology platform, self-service capabilities, customer care center operations and contractor management systems, which we believe position us to further improve retention and drive consistency and predictability into our business. We estimate that each one-percent improvement in customer retention generates approximately $8 million of incremental revenue and $4 million of gross profit.

Our Opportunity

        Frontdoor operates within the larger $400 billion U.S. home services market, of which the U.S. home service plan segment represents $2.3 billion. While the home service plan segment has grown at a CAGR of seven percent from 2013 to 2017, our revenue has grown at a 12 percent CAGR during the same period. We believe that we are well-positioned to capitalize on our leadership position, while leveraging our network to provide other services to consumers in the broader home services market, as it becomes more complex and connected.

        We view the home service plan segment as a long-term growth space. This segment is characterized by low household penetration with approximately five million of nearly 120 million households (owner-occupied homes and rentals) covered by a home service plan, or approximately four percent of these households.

        As consumer demand shifts towards more outsourced services, we believe we have an opportunity, as a reliable, scaled service provider with a national, licensed independent contractor network, to increase share and household penetration. Additionally, we believe that increasingly complex home systems and appliances may further highlight the value proposition of professional repair services and, accordingly, the coverage benefits offered by a home warranty or other service plans. We aim to capitalize on this opportunity through a comprehensive strategy built on the key strengths of our business

Strategy

        We have a three-pronged strategy for penetrating the $400 billion U.S. home services market:

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  Grow our core business: expand the home service plan business through growing the category, expanding into new geographies and expanding into new customer segments;

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  Develop a broader home services offering: reach new customers with on-demand service and expand into home improvement and home maintenance services; and

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  Develop a world class data platform: seek to capture valuable home data to facilitate home services and anticipate repair and maintenance needs.

1.     Grow our Core Business

        We see an opportunity to triple the size of our core business by increasing household penetration through consumer education and improvements to the customer experience, penetrating new geographies and expanding into new segments, including convenience seekers and multi-family homes.

        Increase household penetration.    To accelerate new customer growth, we make strategic investments in sales, marketing and advertising to drive new business leads, brand awareness and household penetration. We will continue to rapidly expand our core business via a focused effort on our two primary channels:

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  Direct-to-consumer; and

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  Real estate transactions.

        We aim to increase household penetration by targeting homeowners more effectively, employing more sophisticated sales tactics, growing our product breadth and partnering with new providers. Between 2012 and 2016, such efforts have enabled us to increase our share of industry revenue from 38 percent to 46 percent, while the overall size of the home service plan category has increased from approximately three million to five million households. Increased household penetration ultimately allows us to build economies of scale, capitalize on our consistently high retention rates and drive long-term value to us.

        Deliver superior customer experience.    We will continue to improve the customer experience by investing in our integrated technology platform, self-service capabilities, customer care center operations and contractor management systems. These targeted investments deliver enhancements most valued by our customers, including providing a convenient service experience and driving contractor service improvement. We believe these initiatives will lead to improved retention rates, more word-of-mouth marketing and the opportunity to deliver additional services to satisfied customers. Our customer retention rate has steadily grown from 73 percent in 2007 to 75 percent as of June 30, 2018.

        Continue digital innovation.    We continue to invest in digital innovation to provide customers, contractors and realtors with a fully-integrated experience and increase profitability.

        Customers.    In recent years, we have developed robust customer technology platforms, which make it easy for customers to purchase from us, request service and manage their account. Approximately 40 percent of our DTC sales in 2017 were entered online, and 55 percent of our total service request volume was entered online or through our interactive voice response system. Our customer MyAccount platform had over one million active users at the end of 2017, allowing customers to pay bills, request service, review account information or chat with a representative online without calling our customer care centers.

        Contractors.    Our contractor technology platform makes it easier for contractors to work with us and improves communication between contractors and customers. Our contractor portal had nearly 5,000 active users at the end of 2017, and our platform sent over one million "On-My-Way" notifications to customers, letting them know their contractor was en route to their home.

        Realtors.    Our realtor technology platform makes it easier for realtors to work with us, and therefore recommend our products to their clients. Approximately 55 percent of real estate channel orders were placed online in 2017. Our realtor portal had over 80,000 active users at the end of 2017, allowing realtors to enter, edit and pay for orders; view or print order confirmations, invoices, and contracts for active contracts; request service on behalf of their clients; and view and manage expiring orders.

American Home Shield

TECHNOLOGY PLATFORM

American Home Shield
I'm a Customer
I'm a Contractor
I'm a Real Estate Pro

Customers

- ✓ Purchase a home service plan
- ✓ Add services or properties
- ✓ Renew contract
- ✓ Manage account
- ✓ Review account information
- ✓ Request service
- ✓ View progress of service requests
- ✓ Chat with a rep
- ✓ Communicate with contractor
- ✓ Leave contractor feedback

Contractors

- ✓ Receive assignment
- ✓ Auto-authorization
- ✓ Send on-my-way notifications
- ✓ Communicate with customers
- ✓ Receive customer ratings

Real Estate Professionals

- ✓ Enter, edit and pay for service plan orders
- ✓ View and print order confirmations
- ✓ Request service on behalf of clients
- ✓ View contracts for active warranties
- ✓ View and manage expiring service plan orders

2.     Develop a broader home services offering

        We see an opportunity to expand beyond repair services for home service plan customers by developing a lead generation engine for our contractor network, which we believe will increase customer satisfaction and enhance our contractor value proposition. Repair services make up only approximately 25 percent of the U.S. home services market, and home improvement and maintenance work is highly valued by our contractors. We see an asymmetrical opportunity to generate leads for our contractors at a low cost to them because it strengthens our relationship with our network and therefore benefits our core business.

        We see a large opportunity to develop on-demand services for convenience seekers. Customers' expectations are changing and we intend to develop new services that meet those expectations. Our industry-leading contractor network will allow us to offer services that focus on speed and convenience.

        Develop and expand service offerings.    We intend to continue to leverage our existing sales channels and service platform to deliver additional value-added services to our customers. Our product development teams draw upon the experience of technicians in the field to both create innovative customer solutions for the existing product suite and to identify service and category adjacencies. In the real estate channel, we have recently launched a new nationwide service offering of re-keying locks for recent home buyers with a home service plan, which enhances the value proposition of our service offering and has been well received in the marketplace. We are currently piloting a new offering of central HVAC pre-season check ups, which we expect to launch nationwide in 2019. Additionally, we are testing smart home technology services, which we think will add value to our plans and result in increases in renewals.

        As we seek to further expand our share in the home services market, we are exploring opportunities in on-demand service and property management to leverage our industry-leading repair services platform to provide new services to the nearly 120 million homeowners in the U.S. home services market.

        Pursue selective acquisitions.    We have a track record of sourcing and purchasing targets at attractive prices and successfully integrating them into our business. In 2016, we made two key acquisitions. In June 2016, we acquired OneGuard Home Warranties ("OneGuard"), and in November 2016, we acquired Landmark Home Warranty, LLC ("Landmark"), which together resulted in over 100,000 new customers. We anticipate that the highly fragmented nature of the home service plan industry will continue to create opportunities for further consolidation, and, with our scale, we believe we are the acquirer of choice in the industry. In the future, we intend to continue to take advantage of strategic acquisition opportunities, particularly in underserved regions where we can enhance and expand service capabilities. We use acquisitions to cost-effectively grow our home service plan contract count and deepen our customer base in high-growth geographies and may consider strategic acquisitions that will expand our reach into the home services market.

3.     Develop a world class data platform that fuels our growth

        We have the opportunity to become the authoritative source of home information. We are constantly looking to leverage our data, and have identified additional opportunities to use technology to capture valuable home data, make it easier for customers and contractors to interact and ultimately enable us to anticipate repair needs before the customer is aware of them. We believe these investments will both improve the customer experience and reduce our operating expenses. We believe building this data platform will provide additional revenue opportunities as real estate companies, manufacturers and other companies within the U.S. home services market see the benefit of this data. We intend for this platform to be the definitive source of information for homeowners to understand industry quality and service trends to make informed decisions to maintain, improve or repair their home.

Strengths

        We enjoy the benefits of a large and diverse base of talent, assets and service offerings, which have helped us develop into and retain our position as the established segment leader. The following strengths support our business strategies:

        Strong position in large, fragmented, growing segment.    We have the leading position in the U.S. home service plan segment with a 46 percent share in 2016. We have spent decades developing a reputation built on brand reputation, fairness of contract terms, including price, and timely response to service claims. As a result, we enjoy industry-leading brand awareness and a reputation for high-quality customer service, both of which serve as key drivers of our customer acquisition efforts. Our nationwide presence also allows us to effectively serve local residential customers and to capitalize on lead generation sources such as real estate agencies. We believe our size and scale provide us a competitive advantage in contractor selection, purchasing power and marketing and operating efficiencies compared to smaller local and regional competitors. Additionally, we have an opportunity to leverage our contractor network into the broader home services market.

        Diverse revenue stream across geographies.    We are diversified by customer acquisition channel, real estate and DTC, and geography, with operations in all 50 states and the District of Columbia. Our ability to acquire customers through multiple channels mitigates the effect of a downturn in the real estate market, while our nationwide presence limits the risk of poor economic conditions or adverse weather conditions in any particular geography affecting our operations. Therefore, we believe we are better insulated from adverse economic conditions than our smaller regional competitors.

        High-value service offerings resulting in high customer retention and recurring revenue.    We believe our high annual customer retention demonstrates the highly valued nature of our services and the high level of execution and customer service that we provide. As a result of our high retention and renewal rates and long-standing contractor and real estate relationships, we enjoy significant predictability and stability in our business. These factors limit the effect of adverse economic cycles on our revenue.

        Technology-enabled platform drives efficiency, quality of service and customer retention.    We believe our fully-integrated technology-enabled platform is a competitive advantage and differentiates us from our competitors. Our technology-enabled platform allows customers to procure and utilize their home service plan without ever having to use a customer care center if they so choose. Customers can purchase a home service plan, electronically chat with a representative, pay bills and track the progress of their service requests, all from their mobile device or personal computer. Further, for our contractor and real estate broker base, we have created a robust platform that allows them to serve our customers and place home service plans, respectively. We believe our fully-integrated technology-enabled platform provides a better customer experience, drives customer retention, allows for seamless interaction with our contractor and real estate broker base and provides operating efficiencies superior to our competitors.

        Capital-light business model.    Our business model is characterized by strong Adjusted EBITDA margins, negative working capital and limited capital expenditure requirements. Our recurring capital expenditure requirements are typically less than two percent of our annual revenue. We may, from time-to-time, make more significant investments in capability-expanding technology, including investments to develop a world-class data platform to fuel our growth. Net cash provided from operating activities increased by $10 million to $122 million for the six months ended June 30, 2018 compared to $112 million for the six months ended June 30, 2017. Net cash provided from operating activities in the six months ended June 30, 2018 comprised $92 million in earnings adjusted for non-cash charges and a $41 million decrease in cash required for working capital, offset, in part, by

$11 million for cash payments related to restructuring and spin-off charges. Capital expenditures were $17 million and free cash flow was $105 million for the six months ended June 30, 2018.

        Net cash provided from operating activities increased by $39 million to $194 million for the year ended December 31, 2017 compared to $155 million for the year ended December 31, 2016 and $135 million for the year ended December 31, 2015. Net cash provided from operating activities in 2017 comprised $162 million in earnings adjusted for non-cash charges and a $31 million decrease in cash required for working capital. Capital expenditures were $15 million in 2017, $11 million in 2016, and $7 million in 2015. Free Cash Flow was $179 million, $144 million and $127 million for the years ended December 31, 2017, 2016 and 2015, respectively. For a reconciliation of Free Cash Flow to net cash provided from operating activities from continuing operations, which we consider to be the most directly comparable financial measure presented in accordance with generally accepted accounting principles, see "Selected Historical and Unaudited Pro Forma Combined Financial Data."

  Resilient financial model with track record of consistent performance.

        Solid revenue, net income and Adjusted EBITDA growth through business cycles.    Our combined revenue, net income and Adjusted EBITDA CAGR from 2013 through 2017 was 12 percent, 17 percent and 16 percent, respectively. Although we can be impacted by economic and housing downturns, our revenue and earnings remained stable during the last major downturn. We believe that this strong performance is attributable to the essential nature of our services, our strong value proposition and management's focus on driving results through strategic investment and operational execution.

        Solid margins with attractive operating leverage and productivity improvement initiatives.    Our business model enjoys inherent operating leverage stemming from fixed investments in infrastructure and technology, among other factors. We have demonstrated our ability to expand our margins through a variety of initiatives, including metric-driven continuous improvement in our customer care centers and targeted systems investments, which we believe will continue to increase self-service capabilities for our customers, and leveraging our size and scale to deepen and improve our contractor network. We estimate that we enjoy industry-leading gross margins, in many cases significantly outpacing our largest competitors in the U.S.

        Enhance our profitability.    We continue to invest in initiatives designed to maintain or improve our margins and drive profitable growth. We have been able to increase productivity through actions such as continuous process improvement and targeted systems investments which we believe will continue to increase self-service capabilities for our customers, contractors and realtors, resulting in lower customer acquisition and service costs. We also focus on strategically capitalizing on our purchasing power to achieve more favorable pricing and terms on repair parts and home systems and appliances when replacement is necessary. In addition, we have implemented tools and processes to centralize and systematize pricing decisions. These tools and processes enable us to optimize pricing at the geographic market and product level while creating a flexible and scalable pricing architecture that is fully scalable across our business. We intend to leverage these investments and identify further opportunities to enhance profitability.

        Multi-channel marketing approach supported by sophisticated consumer analytic modeling capabilities.    Our multi-channel marketing approach focuses on building the value of our brand and generating revenue by understanding the decisions consumers make at each stage in the purchase of home services. The effectiveness of our marketing efforts is demonstrated by an increase in lead generation and online sales. In the DTC channel, new home service plan lead generation has benefited from increased spending in marketing as well as improved digital marketing. Testing we have performed suggests that customers' intent to purchase increases by approximately two times after being presented with a basic description of how our home service plans work. We also have been deploying increasingly sophisticated consumer analytics models that allow us to more effectively segment our prospective customers and tailor campaigns towards them in order to keep cost-per-sale relatively flat. In addition, we have been successful with innovative ways of reaching and marketing to consumers, including content marketing, online reputation management and social media channels. Our marketing spend in 2017 was composed of digital (38 percent), direct mail (24 percent), broadcast (16 percent) and social & other (22 percent).

        Operational and customer service excellence driven by superior contractor development.    We are constantly focused on improving customer service. The customer experience is at the foundation of our business model, and we believe that each interaction between a customer and one of our independent contractors is an extension of our reputation. We employ rigorous contractor selection practices and continuously analyze ratings from customers to identify potential improvements in service and productivity.

        Experienced management team.    We have assembled a management team of highly experienced leaders who have strong track records in a wide variety of industries and economic conditions. Our management team is highly focused on execution and driving growth and profitability, and, as such, our compensation structure, including incentive compensation, is tied to key performance metrics that are designed to incentivize senior management to drive the long-term success of our business. Further, we believe that we have a deep pool of talent across our organization, including long-tenured individuals with significant expertise and knowledge of our business.

Summary of Risk Factors

        An investment in our company is subject to a number of risks, including risks relating to our business, the separation and distribution and Frontdoor common stock. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section captioned "Risk Factors" beginning on page 33 for a more thorough description of these and other risks.

Risks Related to Our Business

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  Our industry is highly competitive.

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  Weakening general economic conditions, especially as they may affect home sales, unemployment or consumer confidence or spending levels, may adversely impact our business, financial position, results of operations and cash flows.

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  We may not successfully implement our business strategies, including achieving our growth objectives.

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  Adverse credit and financial market events and conditions could, among other things, impede access to or increase the cost of financing, which could have a material adverse impact on our business, financial position, results of operations and cash flows.

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  Weather conditions and seasonality affect the demand for our services, labor costs and our results of operations and cash flows.

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  We may not be able to attract and retain qualified key executives or transition smoothly to new leadership, which could adversely impact us and our businesses and inhibit our ability to operate and grow successfully.

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  We are dependent on labor availability at our customer care centers.

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  Changes in U.S. tariff and import/export regulations may impact our business, financial position, results of operations and cash flows.

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  Laws and government regulations applicable to our business and lawsuits, enforcement actions and other claims by third parties or governmental authorities could increase our legal and regulatory expenses and impact our business, financial position, results of operations and cash flows.

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  Disruptions or failures in our information technology systems could create liability for us or limit our ability to effectively monitor, operate and control our operations and adversely impact our reputation, business, financial position, results of operations and cash flows.

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  Increases in appliances, parts and system prices, fuel prices and other operating costs may impact our business, financial position, results of operations and cash flows.

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  We depend on a limited number of third-party component suppliers.

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  Changes in the services we deliver or the products we use could affect our reputation, business, financial position, results of operations and cash flows.

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  If we fail to protect the security of personal information about our customers, associates and third parties, we could be subject to interruption of our business operations, private litigation, reputational damage and costly penalties.

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  We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

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  Future acquisitions or other strategic transactions could negatively affect our reputation, business, financial position, results of operations and cash flows.

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  Under our new debt agreements, we expect to be subject to various restrictive covenants that could materially adversely impact our business, financial position, results of operations and cash flows.

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  Our future success depends on our ability to attract, retain and maintain positive relations with third party contractors and vendors and their performance.

Risks Related to the Separation and Distribution

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  We have no history of operating as an independent, public company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

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  If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, we, ServiceMaster, and ServiceMaster stockholders could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify ServiceMaster for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

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  U.S. federal income tax consequences may restrict our ability to engage in certain desirable strategic or capital-raising transactions after the separation.

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  Until the separation and distribution occur, ServiceMaster has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to us.

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  We may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect our business, financial position, results of operations and cash flows.

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  ServiceMaster or we may fail to perform under various transaction agreements that will be executed as part of the separation, or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

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  After the distribution, certain members of management, directors and stockholders will hold stock in both ServiceMaster and our Company and, as a result, may face actual or potential conflicts of interest.

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  No vote of ServiceMaster stockholders is required in connection with the separation and distribution.

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  Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect us.

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  In connection with our separation from ServiceMaster, we will incur debt obligations that could adversely affect our business and profitability and our ability to meet our obligations.

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  As an independent, publicly traded company, we may not enjoy the same benefits that we did as a segment of ServiceMaster.

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  In connection with our separation from ServiceMaster, ServiceMaster will indemnify us for certain liabilities, and we will indemnify ServiceMaster for certain liabilities. If we are required to pay under these indemnities to ServiceMaster, our financial results could be negatively impacted. The ServiceMaster indemnity may not be sufficient to hold us harmless from the full amount of liabilities for which ServiceMaster will be allocated responsibility, and ServiceMaster may not be able to satisfy its indemnification obligations in the future.

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  Our ability to generate the significant amount of cash needed to pay interest and principal on our new indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Risks Related to Frontdoor Common Stock

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  We cannot be certain that an active trading market for our shares of common stock will develop or be sustained after the distribution, and, following the distribution, our stock price may fluctuate significantly.

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  If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

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  There may be substantial changes in our stockholder base.

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  We do not expect to pay any cash dividends for the foreseeable future.

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  Your percentage of ownership in our Company may be diluted in the future.

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  Our certificate of incorporation will designate the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against us and our directors and officers.

  •
  Provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our Company, which could decrease the trading price of Frontdoor common stock.

  •
  A significant number of our shares of common stock are or will be eligible for future sale, including the disposition by ServiceMaster of the shares of Frontdoor common stock that it may retain after the distribution, which may cause the market price for Frontdoor common stock to decline.

 The Separation and Distribution

        On July 26, 2017, ServiceMaster announced its intention to separate its American Home Shield business from its Terminix and Franchise Service Group ("FSG") businesses. The separation will occur by means of pro rata distribution to ServiceMaster stockholders of at least 80.1 percent of the outstanding shares of common stock of Frontdoor, which was formed to hold ServiceMaster's American Home Shield business.

        Following the distribution, ServiceMaster stockholders will own directly at least 80.1 percent of the outstanding shares of Frontdoor common stock, and Frontdoor will be a separate public company from ServiceMaster. ServiceMaster will retain no more than 19.9 percent of the outstanding shares of Frontdoor common stock following the distribution. ServiceMaster currently intends to responsibly dispose of all of the Frontdoor common stock that it retains after the distribution through one or more subsequent exchanges for debt by June 14, 2019 in accordance with the terms of the private letter ruling.

        On [        ], the ServiceMaster board of directors approved the distribution of Frontdoor's issued and outstanding shares of common stock on the basis of [        ] share of Frontdoor common stock for each share of ServiceMaster common stock held as of the close of business on [        ], the record date for the distribution, subject to the satisfaction or waiver of the conditions to the distribution as described in this information statement. For a more detailed description of these conditions, see "The Separation and Distribution—Conditions to the Distribution."

Our Post-Separation Relationship with ServiceMaster

        After the distribution, ServiceMaster and Frontdoor will be separate companies with separate management teams and separate boards of directors. Prior to the distribution, we will enter into a separation and distribution agreement with ServiceMaster, which is referred to in this information statement as the "separation agreement" or the "separation and distribution agreement." In connection with the separation, we will also enter into various other agreements to effect the separation and provide a framework for our relationship with ServiceMaster after the separation, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a stockholder and registration rights agreement with respect to ServiceMaster's continuing ownership of Frontdoor common stock. These agreements will provide for the allocation between Frontdoor and ServiceMaster of ServiceMaster's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the distribution, and will govern certain relationships between Frontdoor and ServiceMaster after the distribution.

        For additional information regarding the separation agreement and other transaction agreements and the transactions contemplated thereby, see the sections entitled "Risk Factors—Risks Related to the Separation and Distribution," "The Separation and Distribution" and "Certain Relationships and Related Person Transactions."

Reasons for the Separation

        The ServiceMaster board of directors believes that separating the American Home Shield business from the remaining businesses of ServiceMaster is in the best interest of ServiceMaster and its stockholders for a number of reasons, including that:

  •
  The separation will allow investors to separately value ServiceMaster and Frontdoor based on each company's unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities.

  •
  The separation will allow each business to more effectively pursue its own distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability.

  •
  The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital based on each company's profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to stockholders, reinvestment in leading-edge technology and value-enhancing M&A opportunities.

  •
  The separation will provide greater opportunity to grow organically and pursue value-enhancing acquisitions in industries with active M&A markets.

  •
  The separation will create independent, public companies that will afford each company direct access to capital markets and facilitate the ability to capitalize on its unique growth opportunities.

  •
  The separation will facilitate incentive compensation arrangements for employees and management that are more directly tied to the performance of each relevant company's business and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

        The ServiceMaster board of directors also considered a number of potentially negative factors in evaluating the separation, including, among others, risks relating to the creation of a new public company, possible increased costs and one-time separation costs, but concluded that the potential benefits of the separation significantly outweighed these factors. For additional information, see the sections entitled "Risk Factors" and "The Separation and Distribution—Reasons for the Separation" included elsewhere in this information statement.

Reasons for ServiceMaster's Retention of Up to 19.9 Percent of Frontdoor Common Stock

        In considering the appropriate structure for the separation, ServiceMaster determined that, immediately after the distribution becomes effective, ServiceMaster will own no more than 19.9 percent of the outstanding shares of Frontdoor common stock. The retention of Frontdoor common stock strengthens ServiceMaster's balance sheet by providing ServiceMaster a security that can be exchanged to accelerate debt reduction, thereby facilitating an appropriate capital structure and financial flexibility necessary for ServiceMaster to execute its growth strategy. We understand that ServiceMaster currently intends to responsibly dispose of all of the Frontdoor common stock that it retains after the distribution through one or more subsequent exchanges for debt by June 14, 2019, in accordance with the terms of the private letter ruling. Following any such debt-for-equity exchange, it is anticipated that any creditors that are investment banks would sell such shares to public investors in a pre-marketed equity offering. We anticipate that Frontdoor would benefit from increased equity research coverage in connection with such an offering. ServiceMaster intends to continue to monitor market conditions for Frontdoor, in the home warranty industry generally and in the high-yield debt market and to assess the impact of each on the ultimate structure of the separation.

Corporate Information

        AHS Holding Company, Inc. was incorporated in Delaware on January 2, 2018 for the purpose of holding ServiceMaster's American Home Shield business in connection with the separation and distribution described herein, and its certificate of incorporation was amended on July 26, 2018 to change its name to frontdoor, inc. Prior to the contribution of this business to Frontdoor, which will be completed prior to the distribution, we will have no operations. The address of our principal executive

offices is 150 Peabody Place, Memphis, TN 38103. Our telephone number after the distribution will be [        ]. We maintain an Internet site at www.[        ].com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Reason for Furnishing This Information Statement

        This information statement is being furnished solely to provide information to stockholders of ServiceMaster who will receive shares of Frontdoor common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We believe the information contained in this information statement to be accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and neither we nor ServiceMaster undertake any obligation to update such information except in the normal course of our respective disclosure obligations and practices, or as required by applicable law.

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following summary financial data reflects the combined operations of ServiceMaster's American Home Shield business. The summary operating data for the years ended December 31, 2017, 2016 and 2015 and the balance sheet data as of December 31, 2017 and 2016 were derived from our historical combined financial statements, which are included in the "Index to Financial Statements" section of this information statement. The summary combined operating data for the six months ended June 30, 2018 and 2017 and the balance sheet data as of June 30, 2018 were derived from our unaudited historical condensed combined financial statements, which are included in the "Index to Financial Statements" section of this information statement. The operating data for the years ended December 31, 2014 and 2013, and the balance sheet data as of June 30, 2017 and December 31, 2015, 2014 and 2013 are unaudited and are derived from the financial records of ServiceMaster, which are not included in this information statement.

        The summary historical combined financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Statements," and the historical combined financial statements and the notes thereto included in this information statement. The summary historical combined financial data reflects our results as historically operated as a part of ServiceMaster, and these results may not be indicative of our future performance as a stand-alone company following the separation and distribution.

        The summary unaudited pro forma combined financial data as of and for the six months ended June 30, 2018 and the year ended December 31, 2017 have been prepared to reflect the separation and distribution, including the incurrence of indebtedness of approximately $1 billion, with an additional approximately $250 million available under a senior secured revolving credit facility. The outstanding indebtedness is expected to consist of a $650 million senior secured term loan facility and $350 million aggregate principal amount of senior unsecured notes, as described in "Description of Material Indebtedness." The unaudited pro forma combined operating data presented for the six months ended June 30, 2018 and the year ended December 31, 2017 assumes the separation occurred on January 1, 2017. The unaudited pro forma combined balance sheet data as of June 30, 2018 assumes the separation occurred on June 30, 2018. The unaudited pro forma condensed combined statements of income give effect to adjustments that are (i) directly attributable to the Transactions, (ii) are factually supportable and (iii) are expected to have a continuing impact on the Company. The unaudited pro forma condensed combined balance sheet gives effect to adjustments that (i) are directly attributable to the Transactions and (ii) are factually supportable regardless of whether they have a continuing impact on the Company or are non-recurring.

        The unaudited pro forma combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had we operated historically as a company independent of ServiceMaster or if the separation and the distribution had occurred on the dates indicated. The unaudited pro forma combined financial information also should not be considered representative of our future combined financial condition or combined results of operations.

        You should read this summary financial data together with "Unaudited Pro Forma Combined Financial Statements," "Capitalization," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Material Indebtedness," the Unaudited Interim Condensed Combined Financial Statements and the Audited Annual Combined Financial Statements and accompanying notes included elsewhere in the information statement.

	Pro Forma Six Months Ended June 30,	Six Months Ended June 30,		Pro Forma Year Ended December 31,	Year Ended December 31,
(In millions, except per share data)	2018	2018	2017	2017	2017	2016	2015	2014	2013
Operating Results:
Revenue	$602	$602	$553	$1,157	$1,157	$1,020	$917	$828	$740
Cost of services rendered	330	330	285	589	589	526	467	401	367
Selling and administrative expenses	169	169	158	312	312	286	256	254	235
Impairment of software and other related costs(1)	—	—	—	—	—	—	—	47	—
Restructuring charges(2)	3	3	1	20	20	3	—	1	1
Spin-off charges(3)	15	15	—	—	—	—	—	—	—
Interest expense(4)	31	—	—	63	1	—	—	—	—
Income before Income Taxes	47	78	100	159	220	196	189	120	134
Net Income	35	58	63	121	160	124	120	74	84
Unaudited Pro Forma Earnings Per Share
Basic	$0.26			$0.89
Diluted	$0.26			$0.89
Number of Shares used in calculating earnings per share
Basic	135.6			135.1
Diluted	135.9			136.2
Financial Position (as of period end):
Total assets	$1,007	$1,069	$1,358		$1,416	$1,276	$1,136	$1,063	$1,005
Total long-term debt	989	3	14		9	14	1	1	2
Total Parent's equity	(392)	657	584		661	560	518	498	509
Cash Flow Data:
Net cash provided from operating activities		$122	$112		$194	$155	$135	$142	$78
Net cash (used for) provided from investing activities		(16)	(13)		(11)	(55)	19	(2)	(13)
Net cash used for financing activities		(74)	(41)		(68)	(88)	(100)	(85)	(74)
Other Non-GAAP Financial Data:
Adjusted EBITDA(5)		$105	$113		$259	$218	$205	$179	$145
Adjusted EBITDA Margin(6)		17.4%	20.4%		22.4%	21.4%	22.4%	21.6%	19.7%
Free Cash Flow(7)		$105	$106		$179	$144	$127	$131	$65

(1)
Represents the impairment of software relating to our decision to abandon our efforts to deploy a new operating system.

(2)
Represents restructuring charges. For the six months ended June 30, 2018, these comprised $1 million of severance costs which primarily represent an allocation of severance costs related to actions taken to enhance capabilities and reduce costs in ServiceMaster's corporate functions that provide company-wide administrative services to support operations, and an allocation of $2 million of nonpersonnel charges primarily related to the relocation to our corporate headquarters. For the six months ended June 30, 2017, charges primarily represent an allocation of severance costs as part of the severance agreement with ServiceMaster's former Chief Financial Officer ("CFO").

For the year ended December 31, 2017, these comprised $13 million of spin-off costs, $5 million of severance costs which primarily represent an allocation of severance costs and stock-based compensation expense as part of the severance agreement with ServiceMaster's former Chief Executive Officer ("CEO") and ServiceMaster's former CFO, and allocations of $1 million of nonpersonnel charges and $1 million of asset write-off and other costs related to the relocation of our corporate headquarters. For the year ended December 31, 2016, these comprised lease termination, asset write-off and other costs related to the decision to consolidate the stand-alone operations of Home Security of America, Inc., acquired in February 2014, with those of the American Home Shield business and severance and other costs related to an initiative to enhance capabilities and reduce costs in ServiceMaster's headquarters functions that provide administrative services for our operations. For the years ended December 31, 2014 and 2013, restructuring charges are principally comprised of severance and other costs related to an initiative to enhance capabilities and reduce costs in ServiceMaster's headquarters functions that provide administrative services for our operations.

(3)
For the six months ended June 30, 2018, the $15 million of spin-off charges were primarily comprised of $12 million of professional fees and $3 million of other incremental costs related to the spin-off.

(4)
For the pro forma periods presented, reflects estimated interest expense related to the financing in connection with the spin-off. Interest expense on ServiceMaster's debt has not been allocated to us for any of the periods presented since we are not the legal obligor of the debt.

(5)
We use Adjusted EBITDA to facilitate operating performance comparisons from period to period. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States of America ("GAAP"). Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flow or liquidity. We define "Adjusted EBITDA" as net income before: provision for income taxes; interest expense; interest income from affiliate; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; non-cash impairment of software and other related costs; affiliate royalty expense; spin-off charges; (gain) loss on insured home service plan claims; and other non-operating expenses.

We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest income and expense), taxation, the age and book depreciation of facilities and equipment (affecting relative depreciation expense), restructuring initiatives, spin-off charges, arrangements with affiliates and equity-based, long-term incentive plans, which may vary for different companies for reasons unrelated to operating performance.

Adjusted EBITDA is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•
Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

•
Adjusted EBITDA does not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•
Adjusted EBITDA does not reflect true impact of certain historical transactions with affiliates related to the use of trade names, related party receivables and insured home service plan claims; and

•
Other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

  The following table reconciles Adjusted EBITDA to Net Income for the periods presented, which we consider to be the most directly comparable GAAP financial measure:

	Six Months Ended June 30,		Year Ended December 31,
(In millions)	2018	2017	2017	2016	2015	2014	2013
Net Income	$58	$63	$160	$124	$120	$74	$84

Depreciation and amortization expense	9	9	17	13	9	9	8
Interest expense	—	—	1	—	—	—	—
Interest income from affiliate(a)	(1)	(1)	(3)	(2)	—	—	—
Provision for income taxes	20	37	60	71	69	46	50
Non-cash stock-based compensation expense(b)	2	3	4	4	4	3	1
Restructuring charges(c)	3	1	20	3	—	1	1
Spin-Off charges(d)	15	—	—	—	—	—	—
Non-cash impairment of software and other related costs(e)	—	—	—	—	—	47	—
Affiliate royalty expense(f)	1	1	2	2	1	1	1
(Gain) loss on insured home service plan claims(g)	(1)	—	(1)	1	—	(3)	—
Other	—	1	—	1	1	—	—

Adjusted EBITDA:	$105	$113	$259	$218	$205	$179	$145

(a)
Represents interest earned on interest-bearing related party receivables included within Net Parent Investment on the accompanying Statement of Financial Position. We exclude interest income from related party receivables from Adjusted EBITDA because we believe it does not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

(b)
Represents the non-cash expense of equity-based compensation. We exclude this expense from Adjusted EBITDA primarily because it is a non-cash expense and because it is not used by management to assess ongoing operational performance. We believe excluding this expense from Adjusted EBITDA is useful to investors in aiding period-to-period comparability.

(c)
Represents restructuring charges. For the six months ended June 30, 2018, these comprised $1 million of severance costs which primarily represent an allocation of severance costs related to actions taken to enhance capabilities and reduce costs in ServiceMaster's corporate functions that provide company-wide administrative services to support operations, and an allocation of $2 million of nonpersonnel charges primarily related to the relocation to our corporate headquarters. For the six months ended June 30, 2017, charges primarily represent an allocation of severance costs as part of the severance agreement with ServiceMaster's former CFO.

For the year ended December 31, 2017, these comprised $13 million of spin-off costs, $5 million of severance costs which primarily represent an allocation of severance costs and stock-based compensation expense as part of the severance agreement with ServiceMaster's former CEO and CFO, and allocations of $1 million of nonpersonnel charges and $1 million of asset write-off and other costs related to the relocation to our corporate headquarters. For the year ended December 31, 2016, these comprised lease termination, asset write-off and other costs related to the decision to consolidate the stand-alone operations of Home Security of America, Inc., acquired in February 2014, with those of the American Home Shield business and severance and other costs related to an initiative to enhance capabilities and reduce costs in ServiceMaster's headquarters functions that provide administrative services for our operations. For the years ended December 31, 2014 and 2013, restructuring charges are principally comprised of severance and other costs related to an initiative to enhance capabilities and reduce costs in ServiceMaster's headquarters functions that provide administrative services for our operations. We exclude these restructuring charges from Adjusted EBITDA because we believe they do not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

(d)
Represents spin-off charges. For the six months ended June 30, 2018, these comprised $15 million of spin-off charges comprised of $12 million of professional fees and $3 million of other incremental costs related to the spin-off. We exclude these spin-off charges from Adjusted EBITDA because we believe they do not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

(e)
Represents the impairment of software and other related costs. We exclude non-cash impairments from Adjusted EBITDA because we believe doing so is useful to investors in aiding period-to-period comparability.

(f)
Represents royalty expense with ServiceMaster for the use of its trade names. We exclude royalty expense with an affiliate from Adjusted EBITDA because it is not used by management to assess ongoing operational performance and because it does not reflect our core ongoing operations. We do not expect to incur these expenses after the distribution.

(g)
Represents gain or loss on an arrangement with a captive insurance affiliate whereby certain American Home Shield home service plan claims are insured. We exclude the gain or loss on insured home service plan claims because it is not used by management to assess ongoing operational performance and because it does not reflect our core ongoing operations.
(6)
Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.

(7)
Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with GAAP. Free Cash Flow means net cash provided from operating activities from continuing operations less property additions. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Other companies in our industries may calculate Free Cash Flow or similarly titled non-GAAP financial measures differently, limiting its usefulness as a comparative measure.

  Management believes Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

  The following table reconciles net cash provided from operating activities, which we consider to be the most directly comparable GAAP measure, to Free Cash Flow using data derived from our condensed combined financial statements for the six months ended June 30, 2018 and 2017 and our combined financial statements for the years ended December 31, 2017, 2016, 2015, 2014 and 2013:

	Six Months Ended June 30,		Year Ended December 31,
(In millions)	2018	2017	2017	2016	2015	2014	2013
Net Cash Provided from Operating Activities	$122	$112	$194	$155	$135	$142	$78
Property additions	(17)	(6)	(15)	(11)	(7)	(11)	(13)

Free Cash Flow	$105	$106	$179	$144	$127	$131	$65

 RISK FACTORS

        You should carefully consider the following risks and other information in this information statement in evaluating our Company and Frontdoor common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. The risk factors generally have been separated into three groups: risks related to our business, risks related to the separation and risks related to Frontdoor common stock.

Risks Related to Our Business

Our industry is highly competitive. Competition could reduce our share and adversely affect our reputation, business, financial position, results of operations and cash flows.

        We operate in a highly competitive industry. Changes in the source and intensity of competition in the industry served by us impact the demand for our services and may also result in additional pricing pressure. Regional and local competitors operating in a limited geographic area may have lower labor, employee benefits and overhead costs than us. The principal methods of competition in our business include customer service, brand reputation, fairness of contract terms, including price, and timely response to service claims. We may be unable to compete successfully against current or future competitors, and the competitive pressures that we face may result in reduced share, reduced pricing or an adverse impact to our reputation, business, financial position, results of operations and cash flows.

Weakening general economic conditions, especially as they may affect home sales, unemployment or consumer confidence or spending levels, may adversely impact our business, financial position, results of operations and cash flows.

        Our results of operations are dependent upon consumer spending. Deterioration in general economic conditions and consumer confidence, particularly in California, Texas, Arizona and Florida, which collectively represented approximately 42 percent of our revenue in 2017, could affect the demand for our services. Consumer spending and confidence tend to decline during times of declining economic conditions. A worsening of macroeconomic indicators, including weak home sales, higher home foreclosures, declining consumer confidence or rising unemployment rates, could adversely affect consumer spending levels, reduce demand for our services and adversely impact our business, financial position, results of operations and cash flows.

We may not successfully implement our business strategies, including achieving our growth objectives.

        We may not be able to fully implement our business strategies or realize, in whole or in part within the expected time frames, the anticipated benefits of various growth or other initiatives. Our business strategies and initiatives, including growth of our customer base, introduction of new service and product offerings, geographic expansion and enhancement of profitability, are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.

        We will incur certain costs to achieve efficiency improvements and growth in our business, and we may not meet anticipated implementation timetables or stay within budgeted costs. As these efficiency improvement and growth initiatives are implemented, we may not fully achieve expected cost savings and efficiency improvements or growth rates, or these initiatives could adversely impact customer retention or our operations. Also, our business strategies may change in light of our ability to implement new business initiatives, competitive pressures, economic uncertainties or developments or other factors.

Adverse credit and financial market events and conditions could, among other things, impede access to or increase the cost of financing, which could have a material adverse impact on our business, financial position, results of operations and cash flows.

        Disruptions in credit or financial markets could make it more difficult for us to obtain, or increase our cost of obtaining, financing for our operations or investments or to refinance our proposed indebtedness, or cause the proposed lenders to depart from prior credit industry practice and not give technical or other waivers under credit facility or other agreements to the extent we may seek them in the future, thereby causing us to be in default. Market changes in the real estate segment could also affect the demand for our services as home buyers elect not to purchase our services, which could have a material adverse impact on our business, financial position, results of operations and cash flows.

Weather conditions and seasonality affect the demand for our services and our results of operations and cash flows.

        The demand for our services and our results of operations are affected by weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown. Extreme temperatures can lead to an increase in service requests related to home systems, particularly central HVAC systems, resulting in higher claim frequency and costs and lower profitability, while mild temperatures in the winters or summers can lead to lower home systems claim frequency. For example, in the second quarter of 2018, we experienced an increase in contract claims cost driven by a higher number of central HVAC work orders driven by higher summer temperatures. Extreme or unpredictable weather conditions could materially adversely impact our business, financial position, results of operations and cash flows.

We may not be able to attract and retain qualified key executives or transition smoothly to new leadership, which could adversely impact us and our businesses and inhibit our ability to operate and grow successfully.

        The execution of our business strategy and our financial performance will depend in significant part on our executive management team and other key management personnel. Our future success will depend in large part on our success in attracting new talent and in utilizing current, experienced senior leadership and transitioning responsibilities to, and implementing the goals and objectives of, our new management team. Any inability to attract in a timely manner qualified key executives, retain our leadership team and recruit other important personnel could have a material adverse impact on our business, financial position, results of operations and cash flows.

We are dependent on labor availability at our customer care centers.

        Our ability to conduct our operations is in part affected by our ability to increase our labor force, including on a seasonal basis at our customer care centers, which may be adversely affected by a number of factors. In the event of a labor shortage, we could experience difficulty in responding to customer calls in a timely fashion or delivering our services in a high-quality or timely manner, and could be forced to increase wages to attract and retain associates, which would result in higher operating costs and reduced profitability. Long wait times by customers during peak operating times could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

Laws and government regulations applicable to our business and lawsuits, enforcement actions and other claims by third parties or governmental authorities could increase our legal and regulatory expenses, and impact our business, financial position, results of operations and cash flows.

        Our business is subject to significant federal, state and local laws and regulations. These laws and regulations include laws relating to home service plans, real estate, wage and hour requirements, the employment of immigrants, labor relations, licensing, building code requirements, workers' safety, the environment, insurance coverages, sales tax collection and remittance, employee benefits, marketing (including, without limitation, telemarketing) and advertising. In particular, various federal, state and local governing bodies may propose additional legislation and regulation that may be detrimental to our business or may substantially increase our operating costs, including increases in the minimum wage; environmental regulations related to climate change, equipment efficiency standards, refrigerant production and use and other environmental matters; health care coverage; or "do-not-call" or other marketing regulations.

        While we do not consider ourselves to be an insurance company, the IRS or state agencies could deem us to be taxed as such, which could adversely impact the timing of our tax payments. We cannot predict whether our operation as a standalone company following the separation and distribution will increase the likelihood that the IRS or any state agency may view us as an insurance company.

        In addition, new federal tax legislation was enacted in December 2017. This legislation made significant changes to the Internal Revenue Code of 1986 (the "Code"), many of which are highly complex and may require interpretations and implementing regulations. As a result, we may incur meaningful expenses (including professional fees) as the new legislation is implemented. The expected impact of certain aspects of the legislation is unclear and subject to change.

        We are also subject to various consumer protection laws and subject to receiving inquiries or investigative demands by regulatory bodies, including the Bureau of Consumer Financial Protection and state attorneys general and other state agencies. It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our business and changes to such requirements may adversely affect our business, financial position, results of operations and cash flows. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in lawsuits, enforcement actions and other claims by third parties or governmental authorities, suffer harm to our reputation, suffer the loss of licenses or incur penalties that may affect how our business is operated, which, in turn, could have a material adverse impact on our business, financial position, results of operations and cash flows.

Changes to U.S. tariff and import/export regulations may increase the costs of home systems, appliances and repair parts and, in turn, adversely impact our business.

        Tariff policies are under continuous review and subject to change. The current U.S. administration has voiced strong concerns about imports from countries that it perceives as engaging in unfair trade practices, and could impose import duties or restrictions on components and raw materials that are applicable to our business from countries it perceives as engaging in unfair trade practices. Such duties or restrictions, or the perception that they could occur, may materially and adversely affect our business by increasing our costs or reducing global trade. For example, rising steel costs due to blanket tariffs on imported steel and aluminum could increase the costs of our home systems, appliances and repair parts, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

        Moreover, new tariffs and changes to U.S. trade policy could prompt retaliation from affected countries, potentially triggering the imposition of tariffs on U.S. goods. Such a "trade war" could lead to general economic downturn or could materially and adversely affect the demand for our services, thus negatively impacting our business, financial position, results of operations and cash flows.

Disruptions or failures in our information technology systems could create liability for us or limit our ability to effectively monitor, operate and control our operations and adversely impact our reputation, business, financial position, results of operations and cash flows.

        Our information technology systems facilitate our ability to monitor, operate and control our operations. These systems were developed in conjunction with other systems at ServiceMaster prior to the separation and may require changes or modifications after the separation. Such changes or modifications to our information technology systems could cause disruption to our operations or cause challenges with respect to compliance with laws, regulations or other applicable standards. As the development and implementation of our information technology systems (including our operating systems) evolve, we may elect to modify, replace or abandon certain technology initiatives, which could result in write-downs.

        Any disruption in our information technology systems, including capacity limitations, instabilities, or failure to operate as expected, could, depending on the magnitude of the problem, adversely impact our business, financial position, results of operations and cash flows, including by limiting our capacity to monitor, operate and control our operations effectively. Failures of our information technology systems could also lead to violations of privacy laws, regulations, trade guidelines or practices related to our customers and associates. If our disaster recovery plans do not work as anticipated, or if the third-party vendors to which we have outsourced certain information technology, contact center or other services fail to fulfill their obligations, our operations may be adversely affected, and any of these circumstances could adversely affect our reputation, business, financial position, results of operations and cash flows.

Changes in the services we deliver or the products we use could affect our reputation, business, financial position, results of operations and cash flows.

        Our financial performance is affected by changes in the services and products we offer to customers. There can be no assurance that our strategies or product offerings will succeed in increasing revenue and growing profitability. An unsuccessful execution of strategies, including the rollout or adjustment of any new services or products or sales and marketing plans, could cause us to reevaluate or change our business strategies and could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

Increases in appliances, parts and system prices, fuel prices and other operating costs could adversely impact our reputation, businesses, financial position, results of operations and cash flows.

        Our financial performance may be adversely affected by increases in the level of our operating expenses, such as fuel, chemicals, refrigerants, appliances and equipment, parts, raw materials, wages and salaries, employee benefits, health care, vehicle maintenance, contractor costs, self-insurance costs and other insurance premiums, as well as various regulatory compliance costs, all of which may be subject to inflationary pressures.

        Raw materials, such as steel and fuel prices are subject to market volatility. We cannot predict the extent to which we may experience future increases in costs of fuel, chemicals, refrigerants, appliances and equipment, parts, raw materials, wages and salaries, employee benefits, health care, vehicle maintenance, contractor costs, self-insurance costs and other insurance premiums, as well as various regulatory compliance costs and other operating costs. To the extent such costs increase, we may be prevented, in whole or in part, from passing these cost increases through to our existing and prospective customers, which could have a material adverse impact on our reputation, businesses, financial position, results of operations and cash flows.

We depend on a limited number of third-party components suppliers. Our reputation, business, financial position, results of operations and cash flows may be harmed if these parties do not perform their obligations or if they suffer interruptions to their own operations, or if alternative component sources are unavailable or if there is an increase in the costs of these components.

        We are dependent on a limited number of suppliers for various key components used in the services and products we offer to customers, and the cost, quality and availability of these components are essential to our services. We are subject to the risk of shortages, increased costs and long lead times in the supply of these components and other materials, and the risk that our suppliers discontinue or modify, or increase the price of, the components used. If the supply of these components were to be delayed or constrained, or if one or more of our main suppliers were to go out of business, alternative sources or suppliers may not be available on acceptable terms or at all. Further, if there were a shortage of supply, the cost of these components may increase and harm our ability to provide our services on a cost-effective basis. In connection with any supply shortages in the future, reliable and cost-effective replacement sources may not be available on short notice or at all, and this may force us to increase prices and face a corresponding decrease in demand for our services. In the event that any of our suppliers were to discontinue production of our key product components, developing alternate sources of supply for these components would be time consuming, difficult and costly. This would harm our ability to market our services in order to meet market demand and could materially and adversely affect our reputation, business, financial position, results of operations and cash flows.

        We have limited control over these parties on which our business depends. If any of these parties fails to perform its obligations on schedule, or breaches or ends its relationship with us, we may be unable to satisfy demand for our services. Delays, product shortages and other problems could impair our retail distribution and brand image and make it difficult for us to attract new customers. If we experience significantly increased demand, or if we need to replace an existing supplier, we may be unable to supplement or replace such supply capacity on terms that are acceptable to us, which may undermine our ability to deliver our services to customers in a timely and cost-efficient manner. Accordingly, a loss or interruption in the service of any key party could adversely impact our reputation, business, financial position, results of operations and cash flows.

If we fail to protect the security of personal information about our customers, associates and third parties, we could be subject to interruption of our business operations, private litigation, reputational damage and costly penalties.

        We rely on, among other things, commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential information of customers, associates and third parties, such as payment cards and personal information. The systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are central to meeting standards set by the payment card industry ("PCI"). We continue to evaluate and modify these systems and protocols for PCI compliance purposes, and such PCI standards may change from time to time. Activities by third parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of these systems. Any compromises, breaches or errors in applications related to these systems or failures to comply with standards set by the PCI could cause damage to our reputation and interruptions in our operations, including customers' ability to pay for services and products by credit card or their willingness to purchase our services and products and could result in a violation of applicable laws, regulations, orders, industry standards or agreements and subject us to costs, penalties and liabilities. We are subject to risks caused by data breaches and operational disruptions, particularly through cyber-attack or cyber-intrusion, including by computer hackers, foreign governments and cyber terrorists. The frequency of data breaches of companies and governments have increased in recent years as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. The occurrence of any of these events could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

        Our ability to compete effectively depends in part on our rights to proprietary information, service marks, trademarks, trade names and other intellectual property rights we own or license, particularly our registered brand names, Frontdoor, American Home Shield, HSA, OneGuard and Landmark Home Warranty. We have not sought to register or protect every one of our marks in the United States. If we are unable to protect our proprietary information and intellectual property rights, including brand names, it could cause a material adverse effect on our reputation, business, financial position, results of operations and cash flows. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products, services or activities infringe their intellectual property rights.

Future acquisitions or other strategic transactions could negatively affect our reputation, business, financial position, results of operations and cash flows.

        We may pursue strategic transactions in the future, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve integration or implementation challenges, business disruption or other risks, or change our business profile significantly. Any inability on our part to consolidate and manage growth from acquired businesses or successfully implement other strategic transactions could have an adverse impact on our reputation, business, financial position, results of operations and cash flows. Any acquisition that we make may not provide us with the benefits that were anticipated when entering into such acquisition. The process of integrating an acquired business may create unforeseen difficulties and expenses, including the diversion of resources needed to integrate new businesses, technologies, products, personnel or systems; the inability to retain associates, customers and suppliers; the assumption of actual or contingent liabilities; failure to effectively and timely adopt and adhere to internal control processes and other policies; write-offs or impairment charges relating to goodwill and other intangible assets; unanticipated liabilities relating to acquired businesses; and potential expense associated with litigation with sellers of such businesses. Any future disposition transactions could also impact our business and may subject us to various risks, including failure to obtain appropriate value for the disposed businesses and post-closing claims.

Our future success depends on our ability to attract, retain and maintain the network of third-party contractors and vendors and their performance.

        Our ability to conduct our operations is in part impacted by reliance on a network of third-party contractors. Our future success and financial performance depend substantially on our ability to attract and retain third-party contractors and ensure third-party contractor compliance with our policies and standards and performance expectations. However, these third-party contractors are independent parties that we do not control, and who own, operate and oversee the daily operations of their individual businesses. If third-party contractors do not successfully operate their businesses in a manner consistent with required laws, standards and regulations, we could be subject to claims from regulators or legal claims for the actions or omissions of such third-party contractors. In addition, our relationship with our third-party contractors could become strained (including resulting in litigation) as we impose new standards or assert more rigorous enforcement practices of the existing required standards and performance expectations. When a contractor relationship is terminated, there is a risk that we may not be able to enter into a similar agreement with an alternate contractor in a timely manner or on favorable terms. We could incur costs to transition to other contractors, and these costs could materially adversely affect our results of operations and cash flows.

        We are also dependent on vendors for home systems, appliances and parts and the ability to rely on the pricing for such in the contracts we negotiate with these vendors. If we cannot obtain the appliances, systems or parts from vendors within our existing stable of vendors to satisfy consumer claims, we may be forced to obtain replacement appliances, systems and parts from other vendors at higher costs, which could have a material adverse impact on our business, financial position, results of operations and cash flows.

Risks Related to the Separation and the Distribution

We have no recent history of operating as an independent, public company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

        The historical information in this information statement refers to our business as operated by and integrated with ServiceMaster. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of ServiceMaster and Frontdoor (an indirect, wholly owned subsidiary of ServiceMaster). Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial position, results of operations and cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

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  Until the distribution, our business will be operated by ServiceMaster as part of its broader corporate organization, rather than as an independent company. ServiceMaster or one of its affiliates currently perform certain corporate functions for us. Our historical and pro forma financial results reflect allocations of corporate expenses from ServiceMaster for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company.

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  Currently, our business is integrated with the other businesses of ServiceMaster. We have shared economies of scope and scale in costs, employees and vendor relationships. Although we will enter into a transition services agreement with ServiceMaster prior to the distribution, these arrangements may not retain or fully capture the benefits that we have enjoyed as a result of being integrated with ServiceMaster and may result in us paying higher charges than in the past for these services. This could have a material adverse effect on our business, financial position, results of operations and cash flows following the completion of the distribution.

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  Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have in the past been satisfied as part of the corporate-wide cash management policies of ServiceMaster. Following the completion of the distribution, we may need to obtain financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.

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  After the completion of the distribution, the cost of capital for our business may be higher than ServiceMaster's cost of capital prior to the distribution.

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  Our historical financial information does not reflect the debt that we expect to incur in connection with the separation.

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  We have historically been able to rely on the net worth of ServiceMaster when calculating our reserve requirements as a home service plan company in certain states. Following the distribution, we may be required to hold more reserves than we were required to hold as a subsidiary of ServiceMaster. This could have a material adverse effect on our business, financial position, results of operations and cash flows following the completion of the distribution.

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  As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. Complying with these requirements could result in significant costs and require us to divert substantial resources, including management time, from other activities.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from ServiceMaster. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements, see "Selected Historical Combined Financial Data," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes included elsewhere in this information statement.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, ServiceMaster, we and ServiceMaster stockholders could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify ServiceMaster for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

        It is a condition to the distribution that the private letter ruling from the IRS regarding certain U.S. federal income tax matters relating to the separation and distribution received by ServiceMaster remain valid and be satisfactory to the ServiceMaster board of directors and that the ServiceMaster board of directors receive one or more opinions from its tax advisors, in each case satisfactory to the ServiceMaster board of directors, regarding certain U.S. federal income tax matters relating to the separation and the distribution. The IRS private letter ruling and the opinion(s) of tax advisors will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of ServiceMaster and us, including those relating to the past and future conduct of ServiceMaster and us. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if ServiceMaster or we breach any of the representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the IRS private letter ruling and/or the opinion(s) of tax advisors, the IRS private letter ruling and/or the opinion(s) of tax advisors may be invalid and the conclusions reached therein could be jeopardized.

        Notwithstanding receipt of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions, or undertakings upon which the IRS private letter ruling or the opinion(s) of tax advisors were based are false or have been violated. In addition, neither the IRS private letter ruling nor the opinion(s) of tax advisors will address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes. Further, the opinion(s) of tax advisors represent the judgment of such tax advisors and are not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion(s) of tax advisors. Accordingly, notwithstanding receipt by ServiceMaster of the IRS private letter ruling and the opinion(s) of tax advisors, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail in such challenge, ServiceMaster, we and ServiceMaster stockholders could be subject to significant U.S. federal income tax liability.

        If the distribution, together with related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, ServiceMaster would recognize taxable gain as if it had sold Frontdoor common stock in a taxable sale for its fair market value (unless ServiceMaster and we jointly make an election under Section 336(c) of the Code with respect to the distribution, in which case, in general, (a) the ServiceMaster group would recognize taxable gain as if we had sold all of our assets in a taxable sale in exchange for an amount equal to the fair market value of Frontdoor common stock and the assumption of all our liabilities and (b) we would obtain a related step-up in the basis of our assets) and, if the distribution fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355, in general, for U.S. federal income tax purposes, ServiceMaster stockholders who receive our shares in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. For more information, see "Material U.S. Federal Income Tax Consequences."

        Under the tax matters agreement that ServiceMaster will enter into with us, we may be required to indemnify ServiceMaster against any additional taxes and related amounts resulting from (a) an acquisition of all or a portion of our equity securities or assets, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the acquisition), (b) other actions or failures to act by us or (c) any inaccuracy or breach of our representations, covenants or undertakings contained in any of the separation-related agreements and documents or in any documents relating to the IRS private letter ruling and/or the opinion(s) of tax advisors. Any such indemnity obligations, including the obligation to indemnify ServiceMaster for taxes resulting from the distribution and certain related transactions not qualifying as tax-free, could be material.

U.S. federal income tax consequences may restrict our ability to engage in certain desirable strategic or capital-raising transactions after the separation.

        Under current law, a separation can be rendered taxable to the parent corporation and its stockholders as a result of certain post-separation acquisitions of shares or assets of the spun-off corporation. For example, a separation may result in taxable gain to the parent corporation under Section 355(e) of the Code if the separation were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in the spun-off corporation. To preserve the U.S. federal income tax treatment of the separation and distribution, and in addition to our indemnity obligation described above, the tax matters agreement will restrict us, for the two-year period following the distribution, except in specific circumstances, from:

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  entering into any transaction pursuant to which all or a portion of Frontdoor common stock or assets would be acquired, whether by merger or otherwise;

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  issuing equity securities beyond certain thresholds;

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  repurchasing shares of our capital stock other than in certain open-market transactions;

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  ceasing to actively conduct certain aspects of our business; and/or

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  taking or failing to take any other action that would jeopardize the expected U.S. federal income tax treatment of the distribution and certain related transactions.

        These restrictions may limit our ability to pursue certain strategic transactions or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business.

Until the separation and distribution occur, ServiceMaster has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to us.

        Until the separation and distribution occur, we will continue to be an indirect, wholly owned subsidiary of ServiceMaster. Accordingly, ServiceMaster will have the sole and absolute discretion to determine and change the terms of the separation and distribution, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to us. In addition, ServiceMaster may decide at any time not to proceed with the separation and distribution.

We may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect our financial position, results of operations and cash flows.

        We may be unable to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution are expected to provide the following benefits, among others:

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  a distinct investment identity allowing investors to evaluate the merits, strategy, performance and future prospects of our business separately from ServiceMaster;

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  more efficient allocation of capital for both ServiceMaster and us;

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  enhanced management focus to more effectively pursue distinct operating priorities and strategies at ServiceMaster and Frontdoor;

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  direct access for our business to the capital markets, while at the same time creating an independent equity structure that will facilitate our ability to effect future acquisitions utilizing Frontdoor common stock;

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  the ability to pursue value-enhancing acquisitions with fewer regulatory obstacles in two consolidating industries; and

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  facilitation of incentive compensation arrangements for employees and management that are more directly tied to the performance of the relevant company's business, and enhancement of employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

        We may not achieve these and other anticipated benefits for a variety of reasons, including, among others that: (a) the separation will require significant amounts of management's time and effort, which may divert management's attention from operating and growing our business; (b) following the separation and distribution, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of ServiceMaster; (c) following the separation and distribution, our business will be less diversified than ServiceMaster's business prior to the separation and distribution; and (d) the other actions required to separate ServiceMaster's and our respective businesses could disrupt our operations. If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on our financial position, results of operations and cash flows.

We or ServiceMaster may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

        In connection with the separation and prior to the distribution, we and ServiceMaster will enter into a separation agreement and will also enter into various other agreements, including a transition services agreement, a tax matters agreement and an employee matters agreement. The separation agreement, the tax matters agreement and the employee matters agreement will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by ServiceMaster for the benefit of us for a limited period of time after the separation. We will rely on ServiceMaster to satisfy its obligations under these agreements. If ServiceMaster is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. Upon expiration of the transition services agreement, each of the services that are covered in such agreement will have to be provided internally or by third parties. If we do not have agreements with other providers of these services once certain transaction agreements expire or terminate, we may not be able to operate our business effectively, which may have a material adverse effect on our financial position, results of operations and cash flows.

After the distribution, certain members of management, directors and stockholders will hold stock in both ServiceMaster and our Company, and as a result may face actual or potential conflicts of interest.

        After the distribution, the management and directors of each of ServiceMaster and Frontdoor may own both ServiceMaster common stock and Frontdoor common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and ServiceMaster's management and directors face decisions that could have different implications for us and ServiceMaster. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between ServiceMaster and us regarding the terms of the agreements governing the distribution and our relationship with ServiceMaster thereafter. These agreements include the separation and distribution agreement, the tax matters agreement, the employee matters agreement, the transition services agreement, the stockholder and registration rights agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that we or ServiceMaster may enter into in the future.

No vote of ServiceMaster stockholders is required in connection with the separation and distribution.

        No vote of ServiceMaster stockholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive Frontdoor common stock in the distribution, your only recourse will be to divest yourself of your ServiceMaster common stock prior to the record date for the distribution or to sell your ServiceMaster common stock in the "regular way" market in between the record date and the distribution date.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect us.

        As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. In addition, the Sarbanes-Oxley Act requires that, among other things, that we establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. While we have been adhering to these laws and regulations as a subsidiary of ServiceMaster, after the distribution we will need to demonstrate our ability to manage our compliance with these corporate governance laws and regulations as an independent, public company.

        Matters affecting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in our Company and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could have a material and adverse effect on us by, for example, leading to a decline in our share price and impairing our ability to raise additional capital.

In connection with our separation from ServiceMaster, we will incur debt obligations that could adversely affect our business, profitability and our ability to meet obligations.

        We expect to enter into financing arrangements in connection with the separation of approximately $1 billion.

        This significant amount of debt could potentially have important consequences to us and our debt and equity investors, including:

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  requiring a substantial portion of our cash flow from operations to make interest payments on this debt following the separation;

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  making it more difficult to satisfy debt service and other obligations;

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  increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

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  placing us at a competitive disadvantage relative to our competitors that may not be as highly leveraged with debt; and

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  limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase ordinary shares.

        To the extent that we incur additional indebtedness, the foregoing risks could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

A lowering or withdrawal of the ratings, outlook or watch assigned to our new debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

        Our indebtedness is expected to have a non-investment grade rating, and any rating, outlook or watch assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, current or future circumstances relating to the basis of the rating, outlook, or watch such as adverse changes to our business, so warrant. Any future lowering of our ratings, outlook or watch likely would make it more difficult or more expensive for us to obtain additional debt financing.

As an independent, publicly traded company, we may not enjoy the same benefits that we did as a segment of ServiceMaster.

        Historically, our business has been operated as one of ServiceMaster's business segments, and ServiceMaster performed substantially all the corporate functions for our operations, including managing financial and human resources systems, internal auditing, investor relations, treasury services, accounting functions, finance and tax administration, benefits administration, legal, regulatory, and corporate branding functions. Following the distribution, ServiceMaster will provide support to us with respect to certain of these functions on a transitional basis. We will need to replicate certain facilities, systems, infrastructure and personnel to which we will no longer have access after the distribution and will likely incur capital and other costs associated with developing and implementing our own support functions in these areas. Such costs could be material.

        As an independent, publicly traded company, we may become more susceptible to market fluctuations and other adverse events than we would have been were we still a part of ServiceMaster. As part of ServiceMaster, we have been able to enjoy certain benefits from ServiceMaster's operating diversity and available capital for investments. As an independent, publicly traded company, we will not have similar operating diversity and may not have similar access to capital markets, which could have a material adverse effect on our financial position, results of operations and cash flows.

In connection with our separation from ServiceMaster, ServiceMaster will indemnify us for certain liabilities and we will indemnify ServiceMaster for certain liabilities. If we are required to pay under these indemnities to ServiceMaster, our financial results could be negatively impacted. The ServiceMaster indemnity may not be sufficient to hold us harmless from the full amount of liabilities for which ServiceMaster will be allocated responsibility, and ServiceMaster may not be able to satisfy its indemnification obligations in the future.

        Pursuant to the separation agreement and certain other agreements with ServiceMaster, ServiceMaster will agree to indemnify us for certain liabilities, and we will agree to indemnify ServiceMaster for certain liabilities, in each case for uncapped amounts, as discussed further in "Certain Relationships and Related Person Transactions." Indemnities that we may be required to provide ServiceMaster are not subject to any cap, may be significant and could negatively impact our business, particularly with respect to indemnities provided in the tax matters agreement (as described in more detail above). Third parties could also seek to hold us responsible for any of the liabilities that ServiceMaster has agreed to retain. Any amounts we are required to pay pursuant to these indemnification obligations and other liabilities could require us to divert cash that would otherwise have been used in furtherance of our operating business. Further, the indemnity from ServiceMaster may not be sufficient to protect us against the full amount of such liabilities, and ServiceMaster may not be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from ServiceMaster any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our financial position, results of operations and cash flows.

Our ability to generate the significant amount of cash needed to pay interest and principal on our new indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

        We are a holding company, and as such have no material operations or assets other than ownership of equity interests in our subsidiaries. We depend on our subsidiaries to distribute funds to us so that we may pay obligations and expenses, including satisfying obligations with respect to our new proposed indebtedness. Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on the financial and operating performance of our subsidiaries, and their ability to make distributions and dividends to us, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control.

        There are third-party restrictions on the ability of certain of our subsidiaries to transfer funds to us. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations. Certain of these restrictions are related to our regulatory requirements. The payment of ordinary and extraordinary dividends by our operating subsidiaries are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. As of June 30, 2018, the total net assets subject to these third-party restrictions was $160 million. Such limitations are expected to be in effect for the foreseeable future.

Risks Related to Frontdoor Common Stock

We cannot be certain that an active trading market for our shares of common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly.

        A public market for our shares of common stock does not currently exist. We anticipate that on or about the record date for the distribution, trading in shares of Frontdoor common stock will begin on a "when-issued" basis, which will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for shares of Frontdoor common stock after the distribution. Nor can we predict the prices at which shares of Frontdoor common stock may trade after the distribution. Similarly, we cannot predict the effect of the distribution on the trading prices of shares of Frontdoor common stock or whether the combined market value of the shares of Frontdoor common stock and ServiceMaster common stock will be less than, equal to or greater than the market value of shares of ServiceMaster common stock prior to the distribution.

        Until the market has fully evaluated ServiceMaster's remaining businesses without Frontdoor, the price at which shares of ServiceMaster common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. Similarly, until the market has fully evaluated our business as a stand-alone entity, the prices at which shares of Frontdoor common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the distribution may have a material adverse effect on our business, financial condition and results of operations.

        The market price of shares of Frontdoor common stock may decline or fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

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  actual or anticipated fluctuations in our operating results;

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  declining operating revenues derived from our core business;

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  the operating and stock price performance of comparable companies;

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  changes in our stockholder base due to the separation;

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  changes in the regulatory and legal environment in which we operate; and

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  market conditions in the home service plan industry, home construction and sales market, and the domestic and worldwide economy as a whole.

A significant number of our shares of common stock are or will be eligible for future sale, including the disposition by ServiceMaster of the shares of Frontdoor common stock that it may retain after the distribution, which may cause the market price for Frontdoor common stock to decline.

        Upon completion of the separation and distribution, we will have an aggregate of approximately [    ] million shares of common stock outstanding. Virtually all of those shares will be freely tradable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), except for the shares of Frontdoor retained by ServiceMaster. We are unable to predict whether large amounts of Frontdoor common stock will be sold in the open market following the separation and distribution. We are also unable to predict whether a sufficient number of buyers of Frontdoor common stock to meet the demand to sell shares of Frontdoor common stock at attractive prices would exist at that time. It is possible that ServiceMaster stockholders will sell the shares of Frontdoor common stock they receive in the distribution for various reasons. For example, such stockholders may not believe that our business profile or our level of market capitalization as an independent company fits their investment objectives. The sale of significant amounts of Frontdoor common stock or the perception in the market that this will occur may lower the market price of Frontdoor common stock.

        Following the distribution, ServiceMaster will retain approximately 19.9 percent of the outstanding shares of Frontdoor common stock. We understand that ServiceMaster currently intends to responsibly dispose of all of the Frontdoor common stock that it retains after the distribution through one or more subsequent exchanges for debt by June 14, 2019 in accordance with the terms of the private letter ruling. We will agree that, upon the request of ServiceMaster, we will use our reasonable best efforts to effect a registration under applicable federal and state securities laws of any shares of Frontdoor common stock retained by ServiceMaster. See "Certain Relationships and Related Persons Transactions—Stockholder and Registration Rights Agreement." Any disposition by ServiceMaster, or any significant stockholder, of Frontdoor common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for Frontdoor common stock.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for Frontdoor common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage for Frontdoor common stock. If there is no research coverage of Frontdoor common stock, the trading price for shares of Frontdoor common stock may be negatively impacted. If we obtain research coverage for Frontdoor common stock and if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of Frontdoor common stock or fails to publish reports on us regularly, demand for Frontdoor common stock could decrease, which could cause Frontdoor common stock price or trading volume to decline.

There may be substantial changes in our stockholder base.

        Many investors receiving shares of Frontdoor common stock pursuant to the distribution may hold those shares because of a decision to invest in a company with ServiceMaster's profile. Following the distribution, the shares of Frontdoor common stock held by those investors will represent an investment in a company focused on the home service plan industry, with a different profile. This may not be aligned with a holder's investment strategy and may cause the holder to sell the shares of Frontdoor common stock they receive in the distribution. As a result, our stock price may decline or experience volatility as our stockholder base changes.

We do not expect to pay any cash dividends for the foreseeable future.

        We currently intend to retain future earnings to finance the operation and expansion of our business. As a result, we do not expect to pay any cash dividend for the foreseeable future. All decisions regarding the payment of dividends will be made by our board of directors from time to time in accordance with applicable law. There can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends at any time in the future. This may result from extraordinary cash expenses, actual expenses exceeding contemplated costs, funding of capital expenditures or increases in reserves. If we do not pay dividends, the price of the shares of Frontdoor common stock that you receive in the distribution must appreciate for you to receive a gain on your investment. This appreciation may not occur. Further, you may have to sell some or all of your shares of Frontdoor common stock to generate cash flow from your investment.

Your percentage of ownership in our Company may be diluted in the future.

        In the future, your percentage ownership in our Company may be diluted because of equity awards that we will be granting to our directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. Our employees will have options to purchase shares of Frontdoor common stock after the distribution as a result of conversion of their ServiceMaster stock options (in whole or in part) to our stock options. Our employees also have restricted stock units that will vest into shares of Frontdoor common stock after the distribution as a result of the adjustments to their ServiceMaster restricted stock units. Further, we anticipate our Compensation Committee will grant additional stock-based awards to our employees after the distribution. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of shares of Frontdoor common stock. From time to time, we will issue additional stock-based awards to our employees under our employee benefits plans.

        In addition, our certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock that have such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Frontdoor common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Frontdoor common stock. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock. See "Description of Our Capital Stock."

Our certificate of incorporation will designate the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against us and our directors and officers.

        Our certificate of incorporation will provide that, unless the board of directors otherwise determines, the state courts of the State of Delaware, or, if no state court located in the state of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of our Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer to our Company or our stockholders, creditors or other constituents, any action asserting a claim against us or any director or officer arising pursuant to any provision of the Delaware General Corporation Law, as amended (the "DGCL"), or our certificate of incorporation or bylaws, or any action asserting a claim against us or any director or officer governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with our Company or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Provisions in our certificate of incorporation and bylaws and of applicable law may prevent or delay an acquisition of our Company, which could decrease the trading price of Frontdoor common stock.

        Our certificate of incorporation and bylaws, and Delaware law, contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids more expensive to the acquiror and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings and the right of our board of directors to issue preferred stock without stockholder approval. Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15 percent or more of our outstanding common stock and us. For more information, see "Description of Our Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law and our Certificate of Incorporation and Bylaws."

        We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our Company and our stockholders. Accordingly, in the event that our board of directors determines that a potential business combination transaction is not in the best interests of our Company and our stockholders but certain stockholders believe that such a transaction would be beneficial to us and our stockholders, such stockholders may elect to sell their shares in our Company and the trading price of Frontdoor common stock could decrease.

        These and other provisions of our certificate of incorporation, bylaws and the DGCL could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control, which may have a material adverse effect on our business, financial condition and results of operations.

        In addition, because we are regulated by state regulators in certain states, we are subject to certain state statutes that generally require any person or entity desiring to acquire direct or indirect control of certain of our subsidiaries obtain prior approval from the applicable regulator. Control is generally presumed to exist under these state laws with the acquisition of 10 percent or more of our outstanding voting securities of either the subsidiary or its controlling parent. Applicable state insurance laws and regulations could delay or impede a change of control of the Company.

        Furthermore, an acquisition or further issuance of our stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to ServiceMaster. For a discussion of Section 355(e) of the Code, see "Material U.S. Federal Income Tax Consequences." Under the tax matters agreement, and as described in more detail above, we would be required to indemnify ServiceMaster for the resulting taxes and related amount, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This information statement and other materials we and ServiceMaster have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under "Risk Factors," "The Separation and Distribution," "Capitalization," "Unaudited Pro Forma Combined Financial Statements," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of this information statement contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect new information, events or circumstances occurring after the date of this information statement. Factors, risks, trends and uncertainties that could cause actual results or events to differ materially from those anticipated include the matters described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in addition to the following other factors, risks, trends and uncertainties:

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  weakening general economic conditions, especially as they may affect home sales, unemployment and consumer confidence or spending levels;

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  our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations to be incurred;

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  our ability to successfully implement our business strategies;

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  compliance with, or violation of, laws and regulations, including consumer protection laws;

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  cyber security breaches, disruptions or failures in our information technology systems and our failure to protect the security of personal information about our customers;

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  our ability to attract and retain key personnel, including our ability to attract, retain and maintain positive relations with third-party contractors and vendors;

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  adverse weather conditions;

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  adverse credit and financial markets impeding access and leading to increased financing costs;

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  increase in minimum wage levels;

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  changes in the source and intensity of competition in our segment;

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  our third-party contractors and vendors taking actions that harm our business;

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  changes in our services or products;

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  our ability to protect our intellectual property and other material proprietary rights;

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  negative reputational and financial impacts resulting from future acquisitions or strategic transactions;

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  laws and governmental regulations increasing our legal and regulatory expenses;

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  increases in interest rates increasing the cost of servicing our substantial indebtedness to be incurred;

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  increased borrowing costs due to lowering or withdrawal of the ratings, outlook or watch assigned to us, our debt securities to be issued or our credit facilities to be incurred;

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  restrictions contained in our debt agreements;

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  the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness; and

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  other factors described in this information statement and from time to time in documents that we file with the SEC.

        You should read this information statement completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this information statement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this information statement, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

        Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

 THE SEPARATION AND DISTRIBUTION

Overview

        On July 26, 2017, ServiceMaster announced its intention to separate its American Home Shield business from its Terminix and FSG businesses. ServiceMaster intends to effect the separation through a pro rata distribution of at least 80.1 percent of the outstanding shares of common stock of a new entity, Frontdoor. Frontdoor was formed to hold the assets and liabilities associated with the American Home Shield business of ServiceMaster. Following the distribution, ServiceMaster stockholders will directly own at least 80.1 percent of the outstanding shares of Frontdoor common stock, and Frontdoor will be a separate public company from ServiceMaster. ServiceMaster will retain no more than 19.9 percent of the outstanding shares of Frontdoor common stock following the distribution. Prior to completing the separation, ServiceMaster may adjust the percentage of Frontdoor common stock to be distributed to ServiceMaster stockholders and retained by ServiceMaster in response to market and other factors, and it will amend this information statement to reflect any such adjustment. The number of shares of ServiceMaster common stock you own will not change as a result of the separation.

        On [                        ], the ServiceMaster board of directors approved the distribution of at least 80.1 percent of the issued and outstanding shares of Frontdoor common stock, on the basis of [        ] share of Frontdoor common stock for each share of ServiceMaster common stock held as of the close of business on the record date of [                        ], subject to the satisfaction or waiver of the conditions to the distribution as described in this information statement.

        At [            ] Eastern Time, on [                        ], the distribution date, each ServiceMaster stockholder will receive [        ] share of Frontdoor common stock for each share of ServiceMaster common stock held at the close of business on the record date for the distribution, as described below. ServiceMaster stockholders will receive cash in lieu of any fractional shares of Frontdoor common stock that they would have received after application of this ratio. ServiceMaster stockholders will not be required to make any payment, surrender or exchange their shares of ServiceMaster common stock or take any other action to receive their shares of Frontdoor common stock in the distribution. The distribution of Frontdoor common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see "—Conditions to the Distribution."

Reasons for the Separation

        The ServiceMaster board of directors determined that the separation of ServiceMaster's American Home Shield business from its Terminix and FSG businesses would be in the best interests of ServiceMaster and its stockholders and approved the separation. A wide variety of factors were considered by the ServiceMaster board of directors in evaluating the separation. Among other things, the ServiceMaster board of directors considered the following potential benefits of the separation:

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  Distinct investment identity.  The separation will allow investors to separately value ServiceMaster and Frontdoor based on their distinct investment identities. Our American Home Shield business differs from ServiceMaster's Terminix and FSG businesses in several respects, such as important differences relating to customer bases, the use of independent contractors rather than employees to perform home services, competitors, suppliers, strategic initiatives, sales channels and technology needs. Additionally, while our American Home Shield business is in "growth" mode, the Terminix business is focused on improving its performance, having experienced challenges of late and having underperformed relative to its peer companies in terms of organic growth. The separation will enable investors to evaluate the merits, strategy, performance, and future prospects of each company's respective business and to invest in each company separately based on these distinct characteristics. The separation may attract new investors who may not have properly assessed the value of the American Home Shield business relative to the value it is currently accorded as part of ServiceMaster.

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  Enhanced strategic and management focus.  The separation will allow ServiceMaster and us to more effectively pursue our distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability. Our management will be able to focus exclusively on its Frontdoor business, while the management of ServiceMaster will be dedicated to growing its Terminix and FSG businesses.

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  Growth opportunities.  The separation will provide greater opportunities for each company to grow organically and pursue value-enhancing acquisitions in industries with active M&A markets. Each company will have the flexibility to develop a growth strategy that capitalizes on its distinct strengths and is well-suited for the available opportunity set in its specific market.

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  More efficient allocation of capital.  The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs without having to compete with each other for investment capital. This will facilitate a more efficient allocation of capital based on each company's profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to stockholders, reinvestment in leading-edge technology, and value-enhancing M&A opportunities.

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  Direct access to capital markets.  The separation will create independent equity structures that will afford us direct access to the capital markets and will facilitate our ability to effect future acquisitions utilizing Frontdoor common stock. As a result, each company will have more flexibility to capitalize on its unique growth opportunities.

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  Alignment of incentives with performance objectives.  The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of each company's business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

        Neither we nor ServiceMaster can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

        The ServiceMaster board of directors also considered a number of potentially unfavorable factors in evaluating the separation, including the potential loss of synergies, time and effort required to be dedicated to this transaction by ServiceMaster's and our management and the potential diversion of their attention away from their respective businesses, increased costs resulting from operating as a separate public entity, one-time costs of the separation, the risk of not realizing the anticipated benefits of the separation and limitations placed upon us as a result of the tax matters agreement that ServiceMaster and we will enter into prior to the distribution. The ServiceMaster board of directors concluded that the potential benefits of the separation significantly outweighed these negative factors.

Reasons for ServiceMaster's Retention of up to 19.9 Percent of Frontdoor Common Stock

        In considering the appropriate structure for the separation, ServiceMaster determined that, immediately after the distribution becomes effective, ServiceMaster will own no more than 19.9 percent of the outstanding shares of Frontdoor common stock. The retention of Frontdoor common stock strengthens ServiceMaster's balance sheet by providing ServiceMaster a security that can be exchanged to accelerate debt reduction, thereby facilitating an appropriate capital structure and financial flexibility necessary for ServiceMaster to execute its growth strategy. We understand that ServiceMaster currently intends to responsibly dispose of all of the Frontdoor common stock that it retains after the distribution through one or more subsequent exchanges for debt by June 14, 2019 in accordance with the terms of the private letter ruling. Following any such debt-for-equity exchange, it is anticipated that any creditors that are investment banks would sell such shares to public investors in a pre-marketed equity offering. We anticipate that Frontdoor would benefit from increased equity research coverage in connection with such an offering. ServiceMaster intends to continue to monitor market conditions for Frontdoor, in the home service plan industry generally, and in the high-yield debt market, and to assess the impact of each on the ultimate structure of the separation.

Formation of frontdoor, inc. and Internal Reorganization

        AHS Holding Company, Inc. was formed as a Delaware corporation on January 2, 2018 for the purpose of holding ServiceMaster's American Home Shield business, and its certificate of incorporation was amended on July 26, 2018 to change its name to frontdoor, inc. As part of the plan to separate the American Home Shield business from the remainder of its businesses, pursuant to the separation and distribution agreement that we and ServiceMaster will enter into prior to the distribution, ServiceMaster plans to transfer the equity interests of certain entities that operate the American Home Shield business and the assets and liabilities of the American Home Shield business to us prior to the distribution. Following the distribution, ServiceMaster will continue to own the Terminix and FSG businesses.

When and How You Will Receive the Distribution

        With the assistance of Computershare, ServiceMaster expects to distribute at least 80.1 percent of the outstanding shares of Frontdoor common stock at [            ] Eastern Time, on [                        ], the distribution date, to all holders of outstanding shares of ServiceMaster common stock as of the close of business on [                        ], the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for ServiceMaster common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Frontdoor common stock.

        If you own shares of ServiceMaster common stock as of the close of business on the record date for the distribution, the shares of Frontdoor common stock that you will be entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of Frontdoor common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of ServiceMaster common stock in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of Frontdoor common stock in the distribution.

        Most ServiceMaster stockholders hold their shares of ServiceMaster common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your shares of common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for shares of Frontdoor common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in "street name," please contact your bank or brokerage firm.

Transferability of Shares You Receive

        Shares of Frontdoor common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of Frontdoor common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Frontdoor Common Stock You Will Receive

        For each share of ServiceMaster common stock that you own at the close of business on [                        ], the record date for the distribution, you will receive [        ] share of Frontdoor common stock on the distribution date. ServiceMaster will not distribute any fractional shares of Frontdoor common stock to its stockholders. Instead, if you are a registered holder, Computershare (which is sometimes referred to herein as the distribution agent) will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by ServiceMaster or us, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either ServiceMaster or us. Computershare is not an affiliate of either ServiceMaster or us. Neither we nor ServiceMaster will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

        The aggregate net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences" for an explanation of the material U.S. federal income tax consequences of the distribution. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of ServiceMaster common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will credit your account for your share of such proceeds.

Treatment of Equity-Based Compensation

        Outstanding ServiceMaster equity awards held by employees and nonemployee directors of ServiceMaster and Frontdoor are expected to be treated as follows:

  Stock Options Held by ServiceMaster and Former Employees

        Each ServiceMaster stock option held by a ServiceMaster employee, and each vested and exercisable ServiceMaster stock option held by a former employee of ServiceMaster and its affiliates (including Frontdoor employees who terminate pre-spin), will remain an option to purchase shares of ServiceMaster common stock. However, the exercise price and number of shares subject to each such ServiceMaster stock option will be adjusted as described in the employee matters agreement in order to preserve the aggregate value of the original ServiceMaster stock option, as measured immediately before and immediately after the distribution date, subject to rounding. The vesting terms and life span of the stock options will not change.

  Stock Options Held by Frontdoor Employees

        Each ServiceMaster stock option held by a Frontdoor employee will be converted into an option to purchase shares of Frontdoor common stock. The exercise price and number of shares subject to each such Frontdoor stock option will be adjusted as described in the employee matters agreement in order to preserve the aggregate value of the original ServiceMaster stock option, as measured immediately before and immediately after the distribution date, subject to rounding. The vesting terms and life span of the stock options will not change.

  Restricted Stock Units ("RSUs") Held by ServiceMaster and Frontdoor Employees

        Unless otherwise elected by a ServiceMaster or Frontdoor employee, each ServiceMaster RSU award (including performance RSU awards) held by such employee granted prior to April 23, 2018 will be converted into an award in respect of both shares of ServiceMaster common stock and shares of Frontdoor common stock. The number of shares of ServiceMaster common stock subject to each award will be the same as the number subject to the award prior to the separation, while the number of shares of Frontdoor common stock subject to the award will be determined based on the number of Frontdoor shares distributed per ServiceMaster share in the separation. The vesting terms of the awards will not change.

        Each ServiceMaster RSU award (including performance RSU awards) held by a ServiceMaster employee granted on or after April 23, 2018, and, if elected by a ServiceMaster employee, such employee's RSU awards granted prior to April 23, 2018, will remain denominated in shares of ServiceMaster common stock. However, the number of shares of ServiceMaster common stock subject to the award will be adjusted as described in the employee matters agreement in order to preserve the aggregate value of the original ServiceMaster RSU award, as measured immediately before and immediately after the distribution date, subject to rounding. The vesting terms of the awards will not change.

        Each ServiceMaster RSU award (including performance RSU awards) held by a Frontdoor employee granted on or after April 23, 2018 and if elected by a Frontdoor employee, such employee's RSU awards granted prior to April 23, 2018, will be converted into a Frontdoor RSU award. The number of shares of Frontdoor common stock subject to the award will be adjusted as described in the employee matters agreement in order to preserve the aggregate value of the original ServiceMaster RSU award, as measured immediately before and immediately after the distribution date, subject to rounding. The vesting terms of the awards will not change.

  Director Deferred Share Equivalents

        Each award of ServiceMaster deferred share equivalents held by a Frontdoor nonemployee director will be converted into a Frontdoor deferred share equivalent award. The number of shares of Frontdoor common stock subject to the award will be adjusted as described in the employee matters agreement in order to preserve the aggregate value of the original ServiceMaster deferred share unit award, as measured immediately before and immediately after the distribution date, subject to rounding. These awards will be settled upon the director's separation from the ServiceMaster board.

        Each award of a ServiceMaster deferred share equivalents held by a continuing ServiceMaster nonemployee director will remain denominated in shares of ServiceMaster common stock. However, the number of shares of ServiceMaster common stock subject to the award will be adjusted as described in the employee matters agreement in order to preserve the aggregate value of the original ServiceMaster deferred share equivalent award, as measured immediately before and immediately after the distribution date, subject to rounding.

Results of the Distribution

        After the distribution, we will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [                        ], the record date for the distribution, and will reflect any exercise of ServiceMaster options prior to the record date for the distribution. The distribution will not affect the number of outstanding shares of ServiceMaster common stock or any rights of ServiceMaster stockholders. ServiceMaster will not distribute any fractional shares of Frontdoor common stock.

        We will enter into a separation agreement and other related agreements with ServiceMaster before the distribution to effect the separation and provide a framework for our relationship with ServiceMaster after the separation. These agreements will provide for the allocation between ServiceMaster and us of assets, liabilities and obligations (including investments, property, employee benefits and tax-related assets and liabilities) associated with the American Home Shield business and will govern the relationship between ServiceMaster and us after the separation. For a more detailed description of these agreements, see "Certain Relationships and Related Person Transactions."

Market for Frontdoor Common Stock

        There is currently no public trading market for Frontdoor common stock. We have applied to list Frontdoor common stock on the NASDAQ under the symbol "FTDR." We have not and will not set the initial price of Frontdoor common stock. The initial price will be established by the public markets.

        We cannot predict the price at which shares of Frontdoor common stock will trade after the distribution. In fact, the combined trading prices, after the distribution, of the shares of Frontdoor common stock that each ServiceMaster stockholder will receive in the distribution and shares of ServiceMaster common stock held at the record date for the distribution may not equal the "regular-way" trading price of shares of ServiceMaster common stock immediately prior to the distribution. The price at which shares of Frontdoor common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for shares of Frontdoor common stock will be determined in the public markets and may be influenced by many factors. See "Risk Factors—Risks Related to Frontdoor Common Stock."

Incurrence of Debt

        In connection with the separation and distribution, we anticipate that we will raise long-term debt consisting of approximately $350 million of senior unsecured notes and term loans in an aggregate principal amount of up to $650 million. We also anticipate entering into a revolving credit facility in aggregate principal amount of up to $250 million. We expect that approximately $350 million aggregate principal amount of notes will be issued to, and approximately $650 million aggregate principal amount of term loans will be incurred in favor of, ServiceMaster's wholly owned subsidiary, The ServiceMaster Company, as partial consideration for the contribution of the American Home Shield business assets to us. We expect that The ServiceMaster Company will exchange these notes and term loans for outstanding debt of The ServiceMaster Company.

Trading Between the Record Date and Distribution Date

        Beginning on or about the record date for the distribution and continuing up to and including the distribution date, ServiceMaster expects that there will be two markets for shares of ServiceMaster common stock: a "regular-way" market and an "ex-distribution" market. Shares of ServiceMaster common stock that trade on the "regular-way" market will trade with an entitlement to shares of Frontdoor common stock to be distributed pursuant to the separation. Shares of ServiceMaster common stock that trade on the "ex-distribution" market will trade without an entitlement to shares of Frontdoor common stock to be distributed pursuant to the distribution. Therefore, if you sell shares of

ServiceMaster common stock in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of Frontdoor common stock in the distribution. If you own shares of ServiceMaster common stock at the close of business on the record date and sell those shares on the "ex-distribution" market up to and including the distribution date, you will receive the shares of Frontdoor common stock that you are entitled to receive pursuant to your ownership of shares of ServiceMaster common stock as of the record date.

        Furthermore, beginning on or about the record date for the distribution and continuing up to and including the distribution date, we expect that there will be a "when-issued" market in shares of Frontdoor common stock. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for shares of Frontdoor common stock that will be distributed to holders of shares of ServiceMaster common stock on the distribution date. If you own shares of ServiceMaster common stock at the close of business on the record date for the distribution, you would be entitled to shares of Frontdoor common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Frontdoor common stock, without the shares of ServiceMaster common stock you own, on the "when-issued" market, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, "when-issued" trading with respect to shares of Frontdoor common stock will end, and "regular-way" trading will begin.

Conditions to the Distribution

        The distribution will be effective at [            ] Eastern Time, on [                        ], which is the distribution date, provided that the conditions set forth in the separation agreement have been satisfied (or waived by ServiceMaster in its sole discretion), including, among others:

  •
  the transfer of assets and liabilities from ServiceMaster to Frontdoor shall be completed in accordance with the separation and distribution agreement that ServiceMaster and we will enter into prior to the distribution;

  •
  the private letter ruling from the IRS regarding certain U.S. federal income tax matters relating to the separation and distribution received by ServiceMaster continuing to be valid and being satisfactory to the ServiceMaster board of directors;

  •
  ServiceMaster shall have received one or more opinions from its tax advisors, in each case satisfactory to the ServiceMaster board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution;

  •
  an independent appraisal firm acceptable to ServiceMaster shall have delivered one or more opinions to the board of directors of ServiceMaster at the time or times requested by the board of directors of ServiceMaster confirming the solvency and financial viability of ServiceMaster before the consummation of the distribution and each of ServiceMaster and Frontdoor after the consummation of the distribution, such opinions shall have been acceptable to ServiceMaster in form and substance in ServiceMaster's sole discretion and such opinions shall not have been withdrawn or rescinded;

  •
  the SEC shall have declared effective our registration statement on Form 10, of which this information statement forms a part, and this information statement shall have been made available to ServiceMaster stockholders;

  •
  all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, have become effective or been accepted by the applicable governmental authority;

  •
  we shall have received all necessary approvals from applicable state regulators;

  •
  the transaction agreements relating to the separation that ServiceMaster and we will enter into prior to the distribution shall have been duly executed and delivered by the parties;

  •
  no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions shall be in effect;

  •
  the shares of Frontdoor common stock to be distributed shall have been approved for listing on the NASDAQ, subject to official notice of distribution;

  •
  we shall have entered into the financing transactions described in this information statement that are contemplated to occur on or prior to the date of the separation and distribution; and

  •
  no event or development shall have occurred or exist that, in the judgment of ServiceMaster's board of directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

        We cannot assure you that any or all of these conditions will be met. ServiceMaster will have sole discretion to waive any of the conditions to the distribution. In addition, ServiceMaster will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio, as well as to reduce the amount of outstanding shares of Frontdoor common stock that it will retain, if any, following the distribution. ServiceMaster may rescind or delay its declaration of the distribution even after the record date for the distribution. ServiceMaster does not intend to notify its stockholders of any modifications to the terms of the separation and distribution that, in the judgment of its board of directors, are not material. To the extent that the ServiceMaster board of directors determines that any modifications by ServiceMaster materially change the material terms of the separation and distribution, ServiceMaster will notify ServiceMaster stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to this information statement. For example, the ServiceMaster board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation.

Regulatory Approval

        Our registration statement on Form 10, of which this information statement forms a part, must become effective prior to the distribution, and shares of Frontdoor common stock to be distributed must have been approved for listing on the NASDAQ, subject to official notice of distribution.

        Additionally, as a condition to the separation and distribution, we must receive regulatory approval from certain state insurance regulatory authorities, including in California and Florida (from each of which we have received conditional approval), and we must also provide a detailed pre-separation notice to the Texas Real Estate Commission. We or certain of our subsidiaries plan to notify certain other states in which our operating entities have licenses or registrations of the planned separation prior to the separation and distribution and of the completion of the separation after the separation and distribution. Many state insurance regulators require companies operating in their states to maintain certain capitalization, net worth or reserve requirements either alone or with the parent company. To the extent that we have previously relied on our parent company in meeting such requirements, we will take steps to ensure that prior to the completion of the spin-off we meet such requirements through alternate means, such as insuring our obligations or posting a bond or a letter of credit after the distribution.

No Appraisal Rights

        Under the DGCL, ServiceMaster stockholders will not have appraisal rights in connection with the distribution.

 DIVIDEND POLICY

        We currently expect to retain all available funds and any future earnings for use in the operation and expansion of our business. We do not currently anticipate paying dividends on Frontdoor common stock following the distribution. Any declaration and payment of future dividends to holders of Frontdoor common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. The terms of our indebtedness may restrict us from paying dividends, or may restrict our subsidiaries from paying dividends to us. Under Delaware law, dividends may be payable only out of surplus, which is net assets minus liabilities and capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "Description of Material Indebtedness" and "Description of Our Capital Stock—Common Stock."

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2018:

  •
  on a historical basis; and

  •
  on an unaudited as adjusted basis to give effect to the pro forma adjustments included in our unaudited pro forma combined financial information.

        The information below is not necessarily indicative of what our capitalization would have been had the separation, distribution and related transactions been completed as of June 30, 2018. In addition, it is not indicative of our future capitalization.

        This table should be read in conjunction with the "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Material Indebtedness" sections of this information statement and our unaudited condensed combined financial statements and notes thereto included in the "Index to Financial Statements" of this information statement.

	As of June 30, 2018
(In millions)	Historical	As Adjusted
Cash and cash equivalents	$314	$250
Marketable securities	25	25

Total(1)	$339	$275

Capitalization:
Debt:
Term-loan(2)	$—	$640
Senior Unsecured Notes(2)	—	347
Other	3	3
Revolving credit facility(2)	—	—

Total debt	$3	989

Equity:
Common stock ($0.01 par value per share); [ ] shares authorized, [ ] shares issued and outstanding, as adjusted	$—	$1
Additional paid-in capital (deficit)	—	(393)
Net Parent Investment(3)	657	—
Accumulated other comprehensive income (loss)	—	—

Total equity	657	(392)

Total capitalization	$660	$597

(1)
Pursuant to the separation and distribution agreement, Frontdoor is expected to have a minimum cash and cash equivalents and current marketable securities balance of approximately $275 million for working capital purposes and restricted assets required for regulatory purposes.

(2)
In connection with the separation, we expect to incur approximately $1 billion of debt through a combination of senior unsecured notes and term loans. In addition, we intend to enter into a revolving credit facility of approximately $250 million to be used for general corporate purposes, including working capital needs and acquisitions. The amounts shown here are for illustrative purposes only and are net of debt issuance costs related to the senior unsecured notes and term loans of approximately $13 million.

(3)
On the distribution date, ServiceMaster's net investment in Frontdoor will be re-designated as our Stockholders' Equity to reflect the aggregate par value of our common stock and additional paid-in capital based on the number of shares of ServiceMaster common stock outstanding on the distribution date. See notes to unaudited pro forma combined financial statements for more information.

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        Set forth below are our selected historical combined financial data for each of the five years ended December 31, 2017, 2016, 2015, 2014 and 2013. The operating data for the years ended December 31, 2017, 2016 and 2015 and the balance sheet data as of December 31, 2017 and 2016 were derived from our audited historical combined financial statements, which are included in the "Index to Financial Statements" section of this information statement. The selected historical combined operating data for the six months ended June 30, 2018 and 2017 and the balance sheet data as of June 30, 2018 were derived from our unaudited historical condensed combined financial statements, which are included in the "Index to Financial Statements" section of this information statement. The operating data for the years ended December 31, 2014 and 2013 and the balance sheet data as of June 30, 2017 and December 31, 2015, 2014 and 2013 are unaudited and are derived from the financial records of ServiceMaster, which are not included in this information statement.

        The selected historical combined financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Statements", and the historical combined financial data reflects our results as historically operated as a part of ServiceMaster, and these results may not be indicative of our future performance as a stand-alone company following the separation and distribution.

	Six Months Ended June 30,		Year Ended December 31,
(In millions)	2018	2017	2017	2016	2015	2014	2013
Operating Results:
Revenue	$602	$553	$1,157	$1,020	$917	$828	$740
Cost of services rendered	330	285	589	526	467	401	367
Selling and administrative expenses	169	158	312	286	256	254	235
Impairment of software and other related costs(1)	—	—	—	—	—	47	—
Restructuring charges(2)	3	1	20	3	—	1	1
Spin-off charges(3)	15	—	—	—	—	—	—
Interest expense(4)	—	—	1	—	—	—	—
Income before Income Taxes	78	100	220	196	189	120	134
Net Income	58	63	160	124	120	74	84
Financial Position (as of period end):
Total assets	$1,069	$1,358	$1,416	$1,276	$1,136	$1,063	$1,005
Total long-term debt	3	14	9	14	1	1	2
Total Parent's equity	657	584	661	560	518	498	509
Cash Flow Data:
Net cash provided from operating activities	$122	$112	$194	$155	$135	$142	$78
Net cash (used for) provided from investing activities	(16)	(13)	(11)	(55)	19	(2)	(13)
Net cash used for financing activities	(74)	(41)	(68)	(88)	(100)	(85)	(74)
Other Non-GAAP Financial Data:
Adjusted EBITDA(5)	$105	$113	$259	$218	$205	$179	$145
Adjusted EBITDA Margin(6)	17.4%	20.4%	22.4%	21.4%	22.4%	21.6%	19.7%
Free Cash Flow(7)	$105	$106	$179	$144	$127	$131	$65

(1)
Represents the impairment of software relating to our decision to abandon our efforts to deploy a new operating system.

(2)
Represents restructuring charges. For the six months ended June 30, 2018, these comprised $1 million of severance costs, which primarily represent an allocation of severance costs related to actions taken to enhance capabilities and reduce costs in ServiceMaster's corporate functions that provide company-wide administrative services to support operations, and an allocation of $2 million of nonpersonnel charges primarily related to the relocation to our corporate headquarters. For the six months ended June 30, 2017, charges primarily represent an allocation of severance costs as part of the severance agreement with the former ServiceMaster CFO.

For the year ended December 31, 2017, these comprised $13 million of spin-off costs, $5 million of severance costs, which primarily represent an allocation of severance costs and stock-based compensation expense as part of the severance agreement with ServiceMaster's former CEO and CFO, and allocations of $1 million of nonpersonnel charges and $1 million of asset write-off and other costs related to the relocation to our corporate headquarters. For the year ended December 31, 2016, these comprised lease termination, asset write-off and other costs related to the decision to consolidate the stand-alone operations of Home Security of America, Inc., acquired in February 2014, with those of the American Home Shield business and severance and other costs related to an initiative to enhance capabilities and reduce costs in ServiceMaster's headquarters functions that provide administrative services for our operations. For the years ended December 31, 2014 and 2013, restructuring charges are principally comprised of severance and other costs related to an initiative to enhance capabilities and reduce costs in ServiceMaster's headquarters functions that provide administrative services for our operations.

(3)
Represents spin-off charges. For the six months ended June 30, 2018, the $15 million of spin-off charges were primarily comprised of $12 million of professional fees and $3 million of other incremental costs related to the spin-off.

(4)
Interest expense on ServiceMaster's debt has not been allocated to us for any of the periods presented since we are not the legal obligor of the debt.

(5)
For our definition of Adjusted EBITDA, see "Information Statement Summary—Summary Historical and Unaudited Pro Forma Combined Financial Data."

  The following table reconciles Adjusted EBITDA to Net Income for the periods presented, which we consider to be the most directly comparable GAAP financial measure:

	Six Months Ended June 30,		Year Ended December 31,
(In millions)	2018	2017	2017	2016	2015	2014	2013
Net Income	$58	$63	$160	$124	$120	$74	$84

Depreciation and amortization expense	9	9	17	13	9	9	8
Interest expense	—	—	1	—	—	—	—
Interest income from affiliate(a)	(1)	(1)	(3)	(2)	—	—	—
Provision for income taxes	20	37	60	71	69	46	50
Non-cash stock-based compensation expense(b)	2	3	4	4	4	3	1
Restructuring charges(c)	3	1	20	3	—	1	1
Spin-Off charges(d)	15	—	—	—	—	—	—
Impairment of software and other related costs(e)	—	—	—	—	—	47	—
Affiliate royalty expense(f)	1	1	2	2	1	1	1
(Gain) loss on insured home service plan claims(g)	(1)	—	(1)	1	—	(3)	—
Other	—	1	—	1	1	—	—

Adjusted EBITDA	$105	$113	$259	$218	$205	$179	$145

(a)
Represents interest earned on interest-bearing related party receivables included within Net Parent Investment on the accompanying Statement of Financial Position. We exclude interest income from related party receivables from Adjusted EBITDA because we believe it does not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

(b)
Represents the non-cash expense of equity-based compensation. We exclude this expense from Adjusted EBITDA primarily because it is a non-cash expense and because it is not used by management to assess ongoing operational performance. We believe excluding this expense from Adjusted EBITDA is useful to investors in aiding period to period comparability.

(c)
Represents restructuring charges. For the six months ended June 30, 2018, these comprised $1 million of severance costs which primarily represent an allocation of severance costs related to actions taken to enhance capabilities and reduce costs in ServiceMaster's corporate functions that provide company-wide administrative services to support operations, and an allocation of $2 million of nonpersonnel charges primarily related to the relocation to our corporate headquarters. For the six months ended June 30, 2017, charges primarily represent an allocation of severance costs as part of the severance agreement with ServiceMaster's former CFO.

For the year ended December 31, 2017, these comprised $13 million of spin off costs, $5 million of severance costs which primarily represent an allocation of severance costs and stock based compensation expense as part of the severance agreement with ServiceMaster's former CEO and CFO, and allocations of $1 million of nonpersonnel charges and $1 million of asset write-off and other costs related to the relocation to our corporate headquarters. For the year ended December 31, 2016, these comprised lease termination, asset write-off and other costs related to the decision to consolidate the stand-alone operations of Home Security of America, Inc., acquired in February 2014, with those of the American Home Shield business and severance and other costs related to an initiative to enhance capabilities and reduce costs in ServiceMaster's headquarters functions that provide administrative services for our operations. For the years ended December 31, 2014 and 2013, restructuring charges are principally comprised of severance and other costs related to an initiative to enhance capabilities and reduce costs in ServiceMaster's headquarters functions that provide administrative services for our operations. We exclude these restructuring charges from Adjusted EBITDA because we believe they do not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

(d)
Represents spin-off charges. For the six months ended June 30, 2018, these comprised $15 million of spin-off charges comprised of $12 million of professional fees and $3 million of other incremental costs related to the spin-off. We exclude these spin-off charges from Adjusted EBITDA because we believe they do not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

(e)
Represents the impairment of software and other related costs. We exclude non-cash impairments from Adjusted EBITDA because we believe doing so is useful to investors in aiding period-to-period comparability.

(f)
Represents royalty expense with ServiceMaster for the use of its trade names. We exclude royalty expense with an affiliate from Adjusted EBITDA because it is not used by management to assess ongoing operational performance and because it does not reflect our core ongoing operations. We do not expect to incur these expenses after the distribution.

(g)
Represents gain or loss on an arrangement with a captive insurance affiliate whereby certain American Home Shield home service plan claims are insured. We exclude the gain or loss on insured home service plan claims because it is not used by management to assess ongoing operational performance and because it does not reflect our core ongoing operations.
(6)
Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.

(7)
For our definition of Free Cash Flow, see "Information Statement Summary—Summary Historical and Unaudited Pro Forma Combined Financial Data."

  The following table reconciles net cash provided from operating activities, which we consider to be the most directly comparable GAAP measure, to Free Cash Flow using data derived from our condensed combined financial statements for the six months ended June 30, 2018 and 2017 and our combined financial statements for the years ended December 31, 2017, 2016, 2015, 2014 and 2013:

	Six Months Ended June 30,		Year Ended December 31,
(In millions)	2018	2017	2017	2016	2015	2014	2013
Net Cash Provided from Operating Activities	$122	$112	$194	$155	$135	$142	$78
Property additions	(17)	(6)	(15)	(11)	(7)	(11)	(13)

Free Cash Flow	$105	$106	$179	$144	$127	$131	$65

 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined balance sheet as of June 30, 2018 and the unaudited pro forma combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 are based on our historical combined financial statements. The unaudited pro forma combined financial statements presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations, "Description of Material Indebtedness" and the historical combined annual financial statements and corresponding notes thereto included elsewhere in this information statement. The unaudited pro forma combined financial statements reflect certain known impacts as a result of our separation from ServiceMaster. The unaudited pro forma combined financial statements have been prepared giving effect to the separation and distribution as if the transaction had occurred as of January 1, 2017 for the unaudited pro forma combined statement of operations for six months ended June 30, 2018 and the year ended December 31, 2017, and as of June 30, 2018 for the unaudited pro forma combined balance sheet. The unaudited pro forma combined statements of income give effect to adjustments that are (i) directly attributable to such transactions, (ii) are factually supportable and (iii) are expected to have a continuing impact on the Company. The unaudited pro forma combined balance sheet gives effect to adjustments that (i) are directly attributable to such transactions and (ii) are factually supportable regardless of whether they have a continuing impact on the Company or are non-recurring.

        The Unaudited Pro Forma Combined Financial Statements presented below have been derived from our historical combined financial statements included in this information statement. While the historical combined financial statements reflect the past financial results of ServiceMaster's American Home Shield business, these pro forma statements give effect to the separation of that business into an independent, publicly traded company. The pro forma adjustments to reflect the separation include:

  •
  the distribution of 80.1 percent of our issued and outstanding common stock by ServiceMaster in connection with the separation;

  •
  the effect of our anticipated post-separation capital structure, which includes (1) the incurrence of approximately $1 billion in additional indebtedness, as described in this information statement, and (2) an assumed minimum post-separation cash and cash equivalents and current marketable securities balance of $275 million; and

  •
  the impact of the aforementioned adjustments on our income tax expense.

        The pro forma adjustments are based on available information and assumptions that management believes are reasonable given the information that is currently available. However, such adjustments are subject to change based on the finalization of the terms of the separation and distribution agreement and related agreements.

        The costs to operate our business as an independent public entity are expected to exceed the historical allocations, including corporate and administrative charges from ServiceMaster of approximately $31 million and $60 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, reflected in the accompanying combined financial statements presented elsewhere within this information statement, and principally relate to areas that include, but are not limited to:

  •
  additional personnel including finance, accounting, compliance, tax, treasury, internal audit, information technology and legal;

  •
  additional fees associated with information technology services;

  •
  additional professional fees associated with audits, tax, legal and other services;

  •
  increased insurance premiums;

  •
  costs relating to board of directors' fees;

  •
  stock market listing fees, investor relations costs and fees for preparing and distributing periodic filings with the SEC; and

  •
  other administrative costs and fees, including anticipated incremental executive compensation costs related to existing and new executive management.

        We are currently evaluating the optimal structure of corporate functions to support the strategic objectives of our business as an independent public entity subsequent to the spin-off and estimate the increased operating costs will be approximately $5 million in 2018. Dis-synergies for the six months ended June 30, 2018 were $1 million. For full-year 2019, we currently project dis-synergies of approximately $6 million.

        After the separation, subject to the terms of the separation agreement, all costs and expenses related to the separation incurred by either ServiceMaster or us will be borne by the party incurring the costs and expenses, including charges incurred by us for services provided by ServiceMaster under the Transition Services Agreement.

        Subject to the terms of the separation agreement, ServiceMaster intends to settle the majority of the nonrecurring third-party costs and expenses related to the separation and incurred by us or ServiceMaster prior to the separation date. Such nonrecurring amounts include costs to separate and/or duplicate information technology systems, investment banker fees, outside legal and accounting fees, debt issuance and other similar costs. Approximately $15 million and $13 million of costs related to the separation have been incurred by AHS for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. These costs are included within Spin-off charges in the statements of operations and comprehensive income in the unaudited interim condensed combined financial statements and within Restructuring charges in the statements of operations and comprehensive income in the audited annual combined financial statements. Frontdoor expects to incur aggregate transaction related costs of approximately $35 to $45 million in 2018.

        The unaudited pro forma combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had we operated historically as a company independent of ServiceMaster or if the separation and the distribution had occurred on the dates indicated. The unaudited pro forma combined financial information also should not be considered representative of our future combined financial condition or combined results of operations.

 frontdoor, inc.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Six months ended June 30, 2018
(In millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$602	$—		$602
Cost of services rendered	330			330
Selling and administrative expenses	169			169
Depreciation expense	5			5
Amortization expense	4			4
Restructuring charges	3			3
Spin-off charges	15			15
Affiliate royalty expense	1			1
Interest expense	—	31	(A)	31
Interest income from affiliate	(1)			(1)
Net investment income	(1)			(1)

Income before Income Taxes	78	(31)		47
Provision for income taxes	20	(8)	(B)	12

Net Income	$58	$(23)		$35

Unaudited Pro Forma Earnings Per Share
Basic				$0.26
Diluted				$0.26
Number of Shares used in calculating earnings per share
Basic			(F)	135.6
Diluted			(G)	135.9

        See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements, which are an integral part of the financial statements.

 frontdoor, inc.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2017
(In millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$1,157	$—		$1,157
Cost of services rendered	589			589
Selling and administrative expenses	312			312
Depreciation expense	9			9
Amortization expense	8			8
Restructuring charges	20			20
Affiliate royalty expense	2			2
Interest expense	1	62	(A)	63
Interest income from affiliate	(3)			(3)
Net investment income	(2)			(2)

Income before Income Taxes	220	(62)		159
Provision for income taxes	60	(22)	(B)	38

Net Income	$160	$(39)		$121

Unaudited Pro Forma Earnings Per Share
Basic				$0.89
Diluted				$0.89
Number of Shares used in calculating earnings per share
Basic			(F)	135.1
Diluted			(G)	136.2

        See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements, which are an integral part of the financial statements.

 frontdoor, inc.
UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION
As of June 30, 2018
(In millions)

	Historical	Pro Forma Adjustments		Pro Forma
Assets:
Current Assets:
Cash and cash equivalents	$314	$(64)	(C)	$250
Marketable securities	25			25
Receivables, less allowance of $1	17			17
Prepaid expenses and other assets	9			9
Deferred customer acquisition costs	—			—

Total Current Assets	366	(64)		301
Other Assets:
Property and equipment, net	43			43
Goodwill	476			476
Intangible assets, net	161			161
Long-term marketable securities	2			2
Deferred customer acquisition costs	21			21
Other assets	1	2	(D)	2

Total Assets	$1,069	$(62)		$1,007

Liabilities and Equity:
Current Liabilities:
Accounts payable	$47	$—		$47
Accrued liabilities:
Payroll and related expenses	12			12
Home service plan claims	85			85
Other	21			21
Deferred revenue	188			188
Current portion of long-term debt	2	7	(D)	9

Total Current Liabilities	356	7		363

Long-Term Debt	—	980	(D)	980
Other Long-Term Liabilities:
Deferred taxes	42			42
Other long-term obligations	13			13

Total Other Long-Term Liabilities	55	—		55

Equity:
Common stock, $0.01 par value	—	1	(E)	1
Additional paid-in-capital	—	(393)	(E)	(393)
Net Parent Investment	657	(657)	(E)	—
Accumulated other comprehensive income	—	—		—

Total Equity	657	(1,049)		(392)

Total Liabilities and Equity	$1,069	$(62)		$1,007

        See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements, which are an integral part of the financial statements.

 NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        For further information regarding our historical combined financial statements, refer to the combined financial statements and the notes thereto in this information statement. The unaudited pro forma combined balance sheet as of June 30, 2018 and unaudited pro forma combined statements of income for the six months ended June 30, 2018 and the year ended December 31, 2017, include adjustments related to the following:

          (A)  Reflects interest expense related to approximately $1 billion in debt that we expect to incur, financing fees related to entering into a revolving credit facility and related amortization of debt issuance costs. Interest expense on the new debt was computed based on a weighted average interest rate of 6.1 percent including fees. The interest rates for pro forma purposes are based on assumptions of the rates to be effective upon the issuance of the indebtedness. Actual interest expense may be higher or lower based on final terms of our debt arrangements. See "Description of Material Indebtedness." A one percent change to the annual interest rate would change income before income taxes by approximately $10 million on an annual basis.

          (B)  For purposes of our combined unaudited pro forma financial statements, our income tax expense and deferred tax balances have been prepared as if we filed income tax returns on a stand-alone basis separate from ServiceMaster. As an independent, publicly traded company, our deferred taxes and effective tax rate may differ significantly from those in the historical periods. Tax expense was calculated at a statutory tax rate of 25.1 percent and 36.0 percent applied to the related pre-tax pro forma adjustments for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. This rate reflects federal and state tax impacts, taking into consideration the nature of the adjustment.

          (C)  Reflects cash to be transferred to ServiceMaster in order to arrive at the agreed-upon cash and cash equivalents and current marketable securities needed for working capital purposes and restricted assets required for regulatory purposes pursuant to the separation and distribution agreement.

          (D)  In connection with the separation, we expect that we will incur approximately $1 billion of indebtedness in the form of $650 million term loans and $350 million of senior unsecured notes, less debt issuance costs of approximately $16 million (of which $3 million relates to the revolving credit facility). The new indebtedness includes approximately $7 million that is classified as current maturities of long-term debt in the unaudited pro forma combined statement of financial position. ServiceMaster will retain an amount expected to be approximately $1 billion of the new indebtedness. ServiceMaster will use such amount to pay principal, interest, or premium on certain of its existing debt.

          (E)  On the distribution date, ServiceMaster's net investment in our Company will be re-designated as Stockholders' Equity and will be $1 million to common stock and $(393) million to additional paid-in capital (deficit) based on the number of shares of our common stock outstanding at the distribution date. This adjustment also reflects the impact of the other pro forma adjustments reflected within the balance sheet. The adjustments are summarized below:

Impact of pro forma adjustments as of June 30, 2018	$(1,049)
Re-designation of net parent investment	657
Common stock adjustment	(1)

Total additional paid-in capital (deficit) adjustment	$(393)

          (F)  The number of shares of Frontdoor common stock used to compute basic earnings per share for the six months ended June 30, 2018 and the year ended December 31, 2017 is based on 135.6 million shares and 135.1 million shares of ServiceMaster common stock issued and outstanding on June 30, 2018 and December 31, 2017, respectively, the most recent date for which information is available. We have assumed a distribution ratio of 0.801 share of Frontdoor common stock for each share of ServiceMaster common stock, and ServiceMaster's retention of 19.9 percent ownership in our Company, the calculation of basic common shares outstanding is summarized below:

Basic
Number of ServiceMaster common shares outstanding as of June 30, 2018	135.6 million
Distribution Ratio: 0.801 share of Frontdoor common stock for each share of ServiceMaster common stock	0.801

Number of our common shares assumed to be issued by ServiceMaster	108.6 million
19.9% ServiceMaster ownership retention	27.0 million

Total outstanding common shares	135.6 million

Basic
Number of ServiceMaster common shares outstanding as of December 31, 2017	135.1 million
Distribution Ratio: 0.801 share of Frontdoor common stock for each share of ServiceMaster common stock	0.801

Number of our common shares assumed to be issued by ServiceMaster	108.2 million
19.9% ServiceMaster ownership retention	26.9 million

Total outstanding common shares	135.1 million

        The actual number of shares of Frontdoor common stock will be dependent upon the number of shares of ServiceMaster common stock outstanding on the record date, the actual distribution ratio and the actual percentage of shares of our common stock retained by ServiceMaster.

          (G)  The pro forma weighted average number of shares of Frontdoor common stock used to compute diluted earnings per share is based on ServiceMaster's weighted average number of dilutive shares as of June 30, 2018 and December 31, 2017, as this is the most recent date for which information is available regarding dilution. The calculations of diluted shares outstanding is below:

Diluted
Number of our common shares assumed to be issued from ServiceMaster stock	135.6 million

Weighted average ServiceMaster diluted shares as of June 30, 2018	0.3 million
Distribution Ratio: 0.801 share of Frontdoor common stock for each share of ServiceMaster common stock	0.801

Total dilutive impact	0.3 million
19.9% ServiceMaster ownership retention	27.0 million

Total outstanding diluted common shares	135.9 million

Diluted
Number of our common shares assumed to be issued from ServiceMaster stock	135.1 million

Weighted average ServiceMaster diluted shares as of December 31, 2017	1.0 million
Distribution Ratio: 0.801 share of Frontdoor common stock for each share of ServiceMaster common stock	0.801

Total dilutive impact	0.8 million
19.9% ServiceMaster ownership retention	27.1 million

Total outstanding diluted common shares	136.2 million

        The actual number of diluted shares of Frontdoor common stock will be dependent upon the number of shares of ServiceMaster common stock outstanding on the record date, the actual distribution ratio and the actual percentage of shares of our common stock retained by ServiceMaster, as well as the equity awards issued on the distribution date, which will be determined after the distribution pursuant to an equitable adjustment in the separation and distribution agreement. For additional information, see "Executive Compensation—Compensation Discussion and Analysis—Treatment of Holdings Equity Awards in Connection with the Distribution."

 BUSINESS

Overview

        Frontdoor is obsessed with taking the hassle out of owning a home. Frontdoor owns multiple home service brands including HSA, OneGuard, Landmark and American Home Shield, which is the largest provider of home service plans in the U.S. as measured by revenue. Through our home services platform, we respond to over four million service requests annually (or one every eight seconds) from homeowners who require assistance with technical home repair issues utilizing our nationwide network of over 15,000 pre-qualified professional contractor firms that employ more than 45,000 technicians. Our customizable home service plans help customers protect and maintain their homes, typically their most valuable asset, from costly and unplanned breakdowns of essential home systems and appliances. Our large recurring customer base provides our contractors a significant volume of work throughout the year, which is highly valued by them. We facilitate these interactions through our leading technology-enabled customer interface and service delivery platform. We will continue to leverage this technology-enabled and people-driven platform as a catalyst for future sustained growth.

        For the six months ended June 30, 2018, we generated revenue, net income and Adjusted EBITDA of $602 million, $58 million and $105 million, respectively. Revenue represented year-over-year growth of nine percent while net income and Adjusted EBITDA reflected year-over-year decreases of seven percent and seven percent, respectively. The seven percent decrease in Adjusted EBITDA was primarily driven by $28 million of increased contract claims costs, incremental sales and marketing costs and customer service costs, offset, in part, by the impact of higher revenue. The seven percent decrease in net income was primarily driven by the above factors and $15 million of pre-tax spin-off charges, offset, in part, by lower income taxes due to U.S. Tax Reform.

        For the fiscal year ended December 31, 2017, we generated revenue, net income and Adjusted EBITDA of $1,157 million, $160 million, and $259 million, respectively. Revenue, net income and Adjusted EBITDA represented year-over-year growth of 13 percent, 29 percent and 19 percent, respectively. Additionally, we have grown through various business cycles as evidenced by the fact we grew revenue from 2007 to 2017 at a CAGR of eight percent. We believe that our strong performance through these cycles is attributable to the essential nature of our services, our strong value proposition and management's focus on driving results through strategic investment and operational execution. From 2013 to 2017, we grew revenue, net income and Adjusted EBITDA at a CAGR of 12 percent, 17 percent and 16 percent, respectively. For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, see "—Summary Historical and Unaudited Pro Forma Combined Financial Data."

Our Value Proposition

        Customer value proposition.    We serve approximately two million customers who subscribe to a yearly service plan agreement that covers the repair or replacement of major components of up to 21 home systems and appliances, including electrical, plumbing, central HVAC systems, water heaters, refrigerators, dishwashers and ranges/ovens/cooktops. Increasingly, these items tend to be the most critical and complicated items in a home, which lead to complex repairs. Product failures can result in significant emotional and financial inconvenience for our customers. We continuously upgrade our offerings through additional coverages and home services as homes become increasingly complex and connected. Our plans are generally structured as renewable one-year contracts, and, because our customers value the services we provide, 66 percent of our revenue base in 2017 was recurring. This drives consistency and predictability in our business performance.

        Our service plans appeal to the growing segment of U.S. homeowners who want: (1) budget protection against unexpected and/or expensive home repair; and (2) the convenience of having repairs completed by experienced professionals. Given the high price of an appliance or home system breakdown, the length of time associated with vetting and hiring a qualified repairperson and, typically, the lack of formal guarantee for services performed, consumers are willing to pay for the peace of mind, convenience, repair expertise and guarantee provided by a home service plan. Our service plans appeal to a broad range of customer demographics.

        From 2007 to 2017, our customer base has grown from 1.3 million to two million, representing a CAGR of four percent, our customer retention rate increased from 73 percent to 75 percent, and the annual revenue we generated from renewals grew from 60 percent to 66 percent.

        Professional contractor value proposition.    Our customers are serviced by a select group of high quality, pre-qualified independent contractors. Our reputation as a strong partner, our growth and our increasing scale have allowed us to attract one of the largest independent contractor networks in the U.S., which currently stands at more than 15,000 pre-qualified professional contractor firms that employ more than 45,000 technicians. Our large recurring customer base guarantees our contractors a significant volume of work throughout the year, which is highly valued by them. In return for this volume, we are able to negotiate favorable rates for work performed. We estimate that approximately 95 percent of our contractor base plans to maintain or expand their relationship with us over the next two years.

        We are highly selective in onboarding new contractors into our service network and actively monitor our existing contractors through a rigorous set of performance measures including direct feedback from customer satisfaction surveys. We believe substantial time and expense would be required to develop a contractor base that has comparable national reach, experience and quality of service. Our status as the largest provider of home service plans in the U.S. provides us a significant competitive advantage. We classify a subset of our independent contractor network as "preferred," and they represent a combination of our highest quality and longest-tenured independent contractors. Historically, approximately 80 percent of work orders are assigned to our preferred contractors, driving higher customer satisfaction and ultimately retention rates. We have the opportunity to leverage this supply base for improving and maintaining our customers' homes.

        From 2013 to 2017, our network of professional contractor partners has grown from approximately 10,000 to over 15,000, all of whom have performed a service order for us in the past 12 months.

Our Go-to-Market Strategy

        We founded the home service plan segment (commonly referred to as "home warranties") in 1971 and benefit from significant scale advantages as the leader in this highly fragmented segment. As we have grown, a greater number of homeowners and contractors have been attracted to, and joined, our network. We believe there is a significant opportunity for us to build on our current leadership position by investing in our customer service experience, increasing customer retention and expanding and further refining our lead generation channels and partners. To capture this opportunity, we are focused on the following customer acquisition channels:

        Real estate channel.    Our plans typically have been used to provide peace of mind to potential home buyers by protecting them from large, unanticipated out-of-pocket expenses related to the breakdown of major home systems and appliances during the first year after a home purchase. We leverage marketing service agreements and a team of field-based account executives to train, educate and market our plans via real estate brokers and agents, working directly with real estate offices and participating in broker meetings and national sales events. We have long-standing relationships with seven of the 10 largest real estate brokerages in the U.S. and continue to improve relationships with other key brokers. On average, we have been in business with these real estate brokerages for 16 years, and we have strategic partnership arrangements with many of these brokerages. Our long-standing relationships help to secure and grow our position. In addition, for 15 years running, we have had a strategic alliance agreement with the National Association of Realtors, which is the largest real estate association in the U.S. representing 1.3 million realtors.

        We had a 32 percent share of plans sold in connection with a home resale transaction in 2017, up from 26 percent in 2012. In 2017, 1.5 million homes were sold with a home service plan out of the approximately 5.5 million homes sold. Customers acquired through the real estate channel represented 48 percent of our customer base in 2017, down from 56 percent in 2007, as we have rapidly grown our DTC customer base. In 2017, customers in this channel renewed at 28 percent after the first contract year. Revenue from this channel, including associated renewals, was $400 million, $449 million and $533 million for the years ended December 31, 2015, 2016 and 2017, respectively. Overall revenues within this channel have grown at a five percent CAGR from 2007 through 2017.

        Direct-to-consumer channel.    Leveraging our experience in the real estate channel, we invested significant resources to develop the DTC channel to broaden our reach beyond home resale transactions. Our value proposition resonates with a wide demographic of homeowners who find security in a plan protecting against expensive and unexpected breakdowns in the home. This strong value proposition is promoted to our potential customers through search engine marketing, content marketing, social media, direct mail and TV/radio and sold through our customer care centers and mobile-optimized e-commerce platform. Over the past decade, we have strategically invested to expand the DTC channel given its high retention rates and customer lifetime value. Our research indicates a relatively low home service plan penetration rate of four percent of occupied U.S. households. We believe that penetration rates will increase over time as consumers become more aware of, and educated about, home service plans.

        Since 2012, we have maintained an over 50 percent share of home service plans purchased or renewed outside of a home resale transaction. This industry remains underpenetrated, with approximately three million homes out of the 115 million U.S. households (excluding home resales) having a home service plan. Customers acquired through the DTC channel represented 52 percent of our customer base in 2017, up from 44 percent in 2007. In 2017, customers in this channel renewed at 75 percent after the first contract year. Revenue from this channel, including associated renewals, was $513 million, $571 million and $618 million for the years ended December 31, 2015, 2016 and 2017, respectively. Overall revenues within this channel have grown at a nine percent CAGR from 2007 through 2017.

        Customer renewals.    We generated 66 percent of our revenue through existing customer renewals for the six months ended June 30, 2018 and the year ended December 31, 2017. We have made significant investments in our integrated technology platform, self-service capabilities, customer care center operations and contractor management systems, which we believe position us to further improve retention and drive consistency and predictability into our business. We estimate that each one-percent improvement in customer retention generates approximately $8 million of incremental revenue and $4 million of gross profit.

Our Opportunity

        Frontdoor operates within the larger $400 billion U.S. home services market, of which the U.S. home service plan segment represents $2.3 billion. While the home service plan segment has grown at a CAGR of seven percent from 2013 to 2017, our revenue has grown at a 12 percent CAGR during the same period. We believe that we are well-positioned to capitalize on our leadership position, while leveraging our network to provide other services to consumers in the broader home services market, as it becomes more complex and connected.

        We view the home service plan segment as a long-term growth space. This segment is characterized by low household penetration with approximately five million of nearly 120 million households (owner-occupied homes and rentals) covered by a home service plan, or approximately four percent of these households.

        As consumer demand shifts towards more outsourced services, we believe we have an opportunity, as a reliable, scaled service provider with a national, licensed independent contractor network, to increase share and household penetration. Additionally, we believe that increasingly complex home systems and appliances may further highlight the value proposition of professional repair services and, accordingly, the coverage benefits offered by a home warranty or other service plans. We aim to capitalize on this opportunity through a comprehensive strategy built on the key strengths of our business

Strategy

        We have a three-pronged strategy for penetrating the $400 million U.S. home services market:

  •
  Grow our core business: expand the home service plan business through growing the category, expanding into new geographies and expanding into new customer segments;

  •
  Develop a broader home services offering: reach new customers with on-demand service and expand into home improvement and home maintenance services; and

  •
  Develop a world-class data platform: seek to capture valuable home data to facilitate home services and anticipate repair and maintenance needs.

1. Grow our Core Business

        We see an opportunity to triple the size of our core business by increasing household penetration through consumer education and improvements to the customer experience, penetrating new geographies and expanding into new segments, including convenience seekers and multi-family homes.

        Increase household penetration.    To accelerate new customer growth, we make strategic investments in sales, marketing and advertising to drive new business leads, brand awareness and household penetration. We will continue to rapidly expand our core business via a focused effort on our two primary channels:

  •
  Direct-to-consumer; and

  •
  Real estate transactions.

        We aim to increase household penetration by targeting homeowners more effectively, employing more sophisticated sales tactics, growing our product breadth and partnering with new providers. Between 2012 and 2016, such efforts have enabled us to increase our share of industry revenue from 38 percent to 46 percent, while the overall size of the home service plan category has increased from approximately three million to five million households. Increased household penetration ultimately allows us to build economies of scale, capitalize on our consistently high retention rates and drive long-term value to us.

        Deliver superior customer experience.    We will continue to improve the customer experience by investing in our integrated technology platform, self-service capabilities, customer care center operations and contractor management systems. These targeted investments deliver enhancements most valued by our customers, including providing a convenient service experience and driving contractor service improvement. We believe these initiatives will lead to improved retention rates, more word-of-mouth marketing and the opportunity to deliver additional services to satisfied customers. Our customer retention rate has steadily grown from 73 percent in 2007 to 75 percent as of June 30, 2018.

        Continue digital transformation.    We continue to invest in digital transformation to provide customers, contractors and realtors with a fully-integrated experience and increase profitability.

        Customers.    In recent years, we have developed robust customer technology platforms, which make it easy for customers to purchase from us, request service and manage their account. Approximately 40 percent of our DTC sales in 2017 were entered online, and 55 percent of our total service request volume was entered online or through our interactive voice response system. Our customer MyAccount platform had over one million active users at the end of 2017, allowing customers to pay bills, request service, review account information or chat with a representative online without calling our customer care centers.

        Contractors.    Our contractor technology platform makes it easier for contractors to work with us and improves communication between contractors and customers. Our contractor portal had nearly 5,000 active users at the end of 2017, and our platform sent over one million "On-My-Way" notifications to customers, letting them know their contractor was en route to their home.

        Realtors.    Our realtor technology platform makes it easier for realtors to work with us, and therefore recommend our products to their clients. Approximately 55 percent of real estate channel orders were placed online in 2017. Our realtor portal had over 80,000 active users at the end of 2017, allowing realtors to enter, edit and pay for orders; view or print order confirmations, invoices, and contracts for active contracts; request service on behalf of their clients; and view and manage expiring orders.

2. Develop a broader home services offering

        We see an opportunity to expand beyond repair services for home service plan customers by developing a lead generation engine for our contractor network, which we believe will increase customer satisfaction and enhance our contractor value proposition. Repair services make up only approximately 25 percent of the U.S. home services market, and home improvement and maintenance work is highly valued by our contractors. We see an asymmetrical opportunity to generate leads for our contractors at a low cost to them because it strengthens our relationship with our network and therefore benefits our core business.

        We see a large opportunity to develop on-demand services for convenience seekers. Customers' expectations are changing and we intend to develop new services that meet those expectations. Our industry-leading contractor network will allow us to offer services that focus on speed and convenience.

        Develop and expand service offerings.    We intend to continue to leverage our existing sales channels and service platform to deliver additional value-added services to our customers. Our product development teams draw upon the experience of technicians in the field to both create innovative customer solutions for the existing product suite and to identify service and category adjacencies. In the real estate channel, we have recently launched a new nationwide service offering of re-keying locks for recent home buyers with a home service plan, which enhances the value proposition of our service offering and has been well received in the marketplace. We are currently piloting a new offering of central HVAC pre-season check ups, which we expect to launch nationwide in 2019. Additionally, we are testing smart home technology services, which we think will add value to our plans and result in increases in renewals.

        As we seek to further expand our share in the home services market, we are exploring opportunities in on-demand service and property management to leverage our industry-leading repair services platform to provide new services to the nearly 120 million homeowners in the U.S. home services market.

        Pursue selective acquisitions.    We have a track record of sourcing and purchasing targets at attractive prices and successfully integrating them into our business. In 2016, we made two key acquisitions. In June 2016, we acquired OneGuard, and in November 2016, we acquired Landmark, which together resulted in over 100,000 new customers. We anticipate that the highly fragmented nature of the home service plan industry will continue to create opportunities for further consolidation, and, with our scale, we believe we are the acquirer of choice in the industry. In the future, we intend to continue to take advantage of strategic acquisition opportunities, particularly in underserved regions where we can enhance and expand service capabilities. We use acquisitions to cost-effectively grow our home service plan contract count and deepen our customer base in high-growth geographies and may consider strategic acquisitions that will expand our reach into the home services market.

3. Develop a world-class data platform that fuels our growth

        We have the opportunity to become the authoritative source of home information. We are constantly looking to leverage our data, and have identified additional opportunities to use technology to capture valuable home data, make it easier for customers and contractors to interact and ultimately enable us to anticipate repair needs before the customer is aware of them. We believe these investments will both improve the customer experience and reduce our operating expenses. We believe building this data platform will provide additional revenue opportunities as real estate companies, manufacturers and other companies within the U.S. home services market see the benefit of this data. We intend for this platform to be the definitive source of information for homeowners to understand industry quality and service trends to make informed decisions to maintain, improve or repair their home.

Strengths

        We enjoy the benefits of a large and diverse base of talent, assets and service offerings, which have helped us develop into and retain our position as the established segment leader. The following strengths support our business strategies:

        Strong position in large, fragmented, growing segment.    We have the leading position in the U.S. home service plan segment with a 46 percent share in 2016. We have spent decades developing a reputation built on brand reputation, fairness of contract terms, including price, and timely response to service claims. As a result, we enjoy industry-leading brand awareness and a reputation for high-quality customer service, both of which serve as key drivers of our customer acquisition efforts. Our nationwide presence also allows us to effectively serve local residential customers and to capitalize on lead generation sources such as real estate agencies. We believe our size and scale provide us a competitive advantage in contractor selection, purchasing power and marketing and operating efficiencies compared to smaller local and regional competitors. Additionally, we have an opportunity to leverage our contractor network into the broader home services market.

        Diverse revenue stream across geographies.    We are diversified by customer acquisition channel, real estate and DTC, and geography, with operations in all 50 states and the District of Columbia. Our ability to acquire customers through multiple channels mitigates the effect of a downturn in the real estate market, while our nationwide presence limits the risk of poor economic conditions or adverse weather conditions in any particular geography affecting our operations. Therefore, we believe we are better insulated from adverse economic conditions than our smaller regional competitors.

        High-value service offerings resulting in high customer retention and recurring revenue.    We believe our high annual customer retention demonstrates the highly valued nature of our services and the high level of execution and customer service that we provide. As a result of our high retention and renewal rates and long-standing contractor and real estate relationships, we enjoy significant predictability and stability in our business. These factors limit the effect of adverse economic cycles on our revenue.

        Technology-enabled platform drives efficiency, quality of service and customer retention.    We believe our fully-integrated technology-enabled platform is a competitive advantage and differentiates us from our competitors. Our technology-enabled platform allows customers to procure and utilize their home service plan without ever having to use a customer care center if they so choose. Customers can purchase a home service plan, electronically chat with a representative, pay bills and track the progress of their service requests, all from their mobile device or personal computer. Further, for our contractor and real estate broker base, we have created a robust platform that allows them to serve our customers and place home service plans, respectively. We believe our fully-integrated technology-enabled platform provides a better customer experience, drives customer retention, allows for seamless interaction with our contractor and real estate broker base and provides operating efficiencies superior to our competitors.

        Capital-light business model.    Our business model is characterized by strong Adjusted EBITDA margins, negative working capital and limited capital expenditure requirements. Our recurring capital expenditure requirements are typically less than two percent of our annual revenue. We may, from time to time, make more significant investments in capability-expanding technology, including investments to develop a world-class data platform to fuel our growth. Net cash provided from operating activities increased by $10 million to $122 million for the six months ended June 30, 2018 compared to $112 million for the six months ended June 30, 2017. Net cash provided from operating activities in the six months ended June 30, 2018 comprised $92 million in earnings adjusted for non-cash charges and a $41 million decrease in cash required for working capital, offset, in part, by $11 million for cash payments related to restructuring and spin-off charges. Capital expenditures were $17 million and free cash flow was $105 million for the six months ended June 30, 2018.

        Net cash provided from operating activities increased by $39 million to $194 million for the year ended December 31, 2017 compared to $155 million for the year ended December 31, 2016 and $135 million for the year ended December 31, 2015. Net cash provided from operating activities in 2017 comprised $162 million in earnings adjusted for non-cash charges and a $31 million decrease in cash required for working capital. Capital expenditures were $15 million in 2017, $11 million in 2016, and $7 million in 2015. Free Cash Flow was $179 million, $144 million and $127 million for the years ended December 31, 2017, 2016 and 2015, respectively. For a reconciliation of Free Cash Flow to net cash provided from operating activities from continuing operations, which we consider to be the most directly comparable financial measure presented in accordance with generally accepted accounting principles, see "Selected Historical and Unaudited Pro Forma Combined Financial Data."

  Resilient financial model with track record of consistent performance.

        Solid revenue, net income and Adjusted EBITDA growth through business cycles.    Our combined revenue, net income and Adjusted EBITDA CAGR from 2013 through 2017 was 12 percent, 17 percent and 16 percent, respectively. Although we can be impacted by economic and housing downturns, our revenue and earnings remained stable during the last major downturn. We believe that this strong performance is attributable to the essential nature of our services, our strong value proposition and management's focus on driving results through strategic investment and operational execution.

        Solid margins with attractive operating leverage and productivity improvement initiatives.    Our business model enjoys inherent operating leverage stemming from fixed investments in infrastructure and technology, among other factors. We have demonstrated our ability to expand our margins through a variety of initiatives, including metric-driven continuous improvement in our customer care centers and targeted systems investments, which we believe will continue to increase self-service capabilities for our customers, and leveraging our size and scale to deepen and improve our contractor network. We estimate that we enjoy industry-leading gross margins, in many cases significantly outpacing our largest competitors in the U.S.

        Enhance our profitability.    We continue to invest in initiatives designed to maintain or improve our margins and drive profitable growth. We have been able to increase productivity through actions such as continuous process improvement and targeted systems investments which we believe will continue to increase self-service capabilities for our customers, contractors and realtors, resulting in lower customer acquisition and service costs. We also focus on strategically capitalizing on our purchasing power to achieve more favorable pricing and terms on repair parts and home systems and appliances when replacement is necessary. In addition, we have implemented tools and processes to centralize and systematize pricing decisions. These tools and processes enable us to optimize pricing at the geographic market and product level while creating a flexible and scalable pricing architecture that is fully scalable across our business. We intend to leverage these investments and identify further opportunities to enhance profitability.

        Multi-channel marketing approach supported by sophisticated consumer analytic modeling capabilities.    Our multi-channel marketing approach focuses on building the value of our brand and generating revenue by understanding the decisions consumers make at each stage in the purchase of home services. The effectiveness of our marketing efforts is demonstrated by an increase in lead generation and online sales. In the DTC channel, new home service plan lead generation has benefited from increased spending in marketing as well as improved digital marketing. Testing we have performed suggests that customers' intent to purchase increases by approximately two times after being presented with a basic description of how our home service plans work. We also have been deploying increasingly sophisticated consumer analytics models that allow us to more effectively segment our prospective customers and tailor campaigns towards them in order to keep cost-per-sale relatively flat. In addition, we have been successful with innovative ways of reaching and marketing to consumers, including content marketing, online reputation management and social media channels. Our marketing spend in 2017 was composed of digital (38 percent), direct mail (24 percent), broadcast (16 percent) and social & other (22 percent).

        Operational and customer service excellence driven by superior contractor development.    We are constantly focused on improving customer service. The customer experience is at the foundation of our business model, and we believe that each interaction between a customer and one of our independent contractors is an extension of our reputation. We employ rigorous contractor selection practices and continuously analyze ratings from customers to identify potential improvements in service and productivity.

        Experienced management team.    We have assembled a management team of highly experienced leaders who have track records of producing profitable growth in a wide variety of industries and economic conditions. Our management team is highly focused on execution and driving growth and profitability, and, as such, our compensation structure, including incentive compensation, is tied to key performance metrics that are designed to incentivize senior management to drive the long-term success of our business. Further, we believe that we have a deep pool of talent across our organization, including long-tenured individuals with significant expertise and knowledge of our business.

Sales and Marketing

        We market our services to homeowners on a national and local level through various means, including search engine marketing, content marketing, social media, direct mail, television and radio, print advertisements, marketing partnerships and telemarketing. We sell through our customer care centers, mobile-optimized e-commerce platform and national sales teams. Additionally, we partner with various participants in the residential real estate marketplace, such as real estate brokerages and insurance carriers.

        Real Estate channel.    We partner with various participants in the residential real estate marketplace, and we have a national real estate sales team that build relationships with real estate agents and brokers. We have over 150 field-based account executives and sales leaders who focus on a defined geographic area, and educate real estate agents within their territory about the benefits of a home service plan. In addition to our field-based account executives, we have nine account managers who operate out of a customer care center and a team of seven providing sales and marketing support.

        Direct to Consumer channel.    We market our services to homeowners on a national and local level through various means, including search engine marketing, content marketing, social media, direct mail, television and radio and print advertisements. We sell through our customer care centers and our mobile-optimized e-commerce platform.

Customers, Contractors, Suppliers and Geographies

        Customers.    As our customers are predominantly owners of single family residences, we do not have significant customer concentration. We had 2.0 million, 1.9 million and 1.6 million customers on December 31, 2017, 2016 and 2015, respectively.

        Contractors.    We have a network of more than 15,000 high quality, pre-qualified independent home service contracting firms. See "—Our value proposition—Professional contractor value proposition." The qualification process for a contractor includes assessing their online presence and customer reviews, gathering public information about the company, reviewing references from customers and other contractors, and confirming they meet all insurance and licensing standards. In addition, contractors must agree to our service requirements, such as timely appointments and follow-up with all customers, guaranteed work, professionalism, and availability. Our contractors are supported by a designated Contractor Relations Representative who guides them through the process of working with us, from on-boarding, to the first service call to continuous monitoring and training. No contractor accounts for more than five percent of our expenditures.

        Suppliers.    We have three national suppliers of repair parts and home systems and appliances that each account for more than 10 percent of our supplier spend—GE Appliances, Carrier Corporation and Marcone. However, supplier spend makes up only 15 percent of our cost of services rendered in 2017, and, with multiple national supplier agreements in place, the loss of any of our top suppliers would not have a material adverse effect on our business.

        Geographies.    A significant percentage of our revenue is concentrated in the southern and western regions of the U.S. California, Texas, Arizona and Florida collectively accounted for approximately 42 percent of our revenue in 2017. California, Texas, Arizona and Florida accounted for approximately 11 percent, 20 percent, seven percent and five percent, respectively, of our revenue in 2017.

Competition

        We compete in the home service plan industry and the broader U.S. home services market. The principal methods by which we differentiate ourselves from our competitors are quality and speed of service, brand awareness and reputation, customer satisfaction, pricing and promotions, contractor network and referrals. While we compete with a broad range of competitors in each locality and region, we are the only home service plan company providing home service plans in all 50 states and the District of Columbia. Our primary direct competitors are First American Financial Corporation and Old Republic International Corporation. We also compete in the broader home service market with HomeAdvisor (who also recently acquired Angie's List) and HomeServe. We believe our network of over 15,000 pre-qualified professional contractor firms, in combination with our large base of contracted customers, differentiates us from other platforms in the home services market.

Employees

        We expect to employ approximately 2,700 persons as of the distribution date, none of whom is represented by labor unions.

Intellectual Property

        We hold various service marks, trademarks and trade names, such as Frontdoor and American Home Shield, that we deem particularly important to our advertising and marketing activities. All of our key service marks and trademarks are protected by registration in the U.S.

Properties

        Our corporate headquarters is located in downtown Memphis, Tennessee, in a facility that is leased. We operate five customer care centers throughout the U.S. that field inbound claims calls and initiate sales calls. Those customer care centers are located in Carroll, Iowa; LaGrange, Georgia; Memphis, Tennessee; Phoenix, Arizona; and Salt Lake City, Utah. The facilities in Carroll and LaGrange are owned and the facilities in Memphis, Phoenix and Salt Lake City are leased. We believe that these facilities, when considered with our corporate headquarters, are suitable and adequate to support the needs of our business.

Insurance

        ServiceMaster maintains insurance coverage that it believes is appropriate for the American Home Shield business, including workers' compensation, auto liability, general liability, umbrella and property insurance. In advance of the distribution, we intend to secure our own insurance policies, including workers' compensation, auto liability, general liability, umbrella and property insurance that will be effective as of the distribution date.

Regulatory Matters

        We are subject to various federal, state and local laws and regulations, compliance with which increases our operating costs, limits or restricts the services we provide or the methods by which we may offer, sell and fulfill those services or conduct our business, or subjects us to the possibility of regulatory actions or proceedings. Noncompliance with these laws and regulations can subject us to fines, loss of licenses or registrations or various forms of civil or criminal prosecution, any of which could have a material adverse effect on our reputation, business, financial position, results of operations and cash flows.

        These federal, state and local laws and regulations include laws relating to consumer protection, deceptive trade practices, licensing, wage and hour, state contractor laws, real estate settlements, workers' safety, tax, healthcare reforms, labor laws, environmental and employee benefits. We are regulated in certain states by the applicable state insurance regulatory authority and by the Real Estate Commission in Texas.

        We are subject to federal, state and local laws and regulations designed to protect consumers, including laws governing consumer privacy and fraud, the collection and use of consumer data, telemarketing and other forms of solicitation. The telemarketing rules adopted by the Federal Communications Commission pursuant to the Federal Telephone Consumer Protection Act and the Federal Telemarketing Sales Rule issued by the Federal Trade Commission govern our telephone sales practices. In addition, some states and local governing bodies have adopted laws and regulations targeted at direct telephone sales, i.e., "do-not-call" regulations. The implementation of these marketing regulations requires us to rely more extensively on other marketing methods and channels. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in lawsuits, enforcement actions and other claims by third parties or governmental authorities, suffer losses to our reputation and our business or suffer the loss of licenses or registrations or incur penalties that may affect how the business is operated, which, in turn, could have a material adverse effect on our financial position, results of operations and cash flows.

Legal Proceedings

        In the ordinary course of conducting our business activities, we and our subsidiaries become involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class action basis, and other proceedings involving regulatory, employment, general and commercial liability, automobile liability and other matters. We do not expect any of these proceedings to have a material effect on our reputation, business, financial position, results of operations or cash flows; however, we can give no assurance that the results of any such proceedings will not materially affect our reputation, business, financial position, results of operations and cash flows.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following information should be read in conjunction with the combined financial statements and related notes, and the unaudited pro forma combined financial statements and corresponding notes included elsewhere in this information statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this report, particularly in "—Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors."

The Spin-Off

        On July 26, 2017, ServiceMaster announced its intention to spin off the ownership and operations of its American Home Shield business into a stand-alone publicly traded company. To accomplish the separation, ServiceMaster will contribute the assets and liabilities of its American Home Shield business into Frontdoor and distribute shares of Frontdoor common stock to ServiceMaster stockholders. We have received a favorable private letter ruling from the IRS regarding the tax-free treatment of the distribution to our stockholders. See "Material U.S. Federal lncome Tax Consequences." Following the distribution, ServiceMaster stockholders will own shares in both Frontdoor and ServiceMaster.

        Our financial statements include nonrecurring costs incurred to evaluate, plan and execute the spin-off. These costs are primarily related to third-party consulting and other incremental costs directly associated with the spin-off process. Our results for the six months ended June 30, 2018 and the year ended December 31, 2017 include charges of $15 and $13 million, respectively, related to the spin-off. We expect to incur aggregate spin-off charges of $35 million to $45 million in 2018 related to the spin-off. In addition, we expect incremental capital expenditures will be required to effect the spin-off in 2018 and will range from $20 million to $30 million in the aggregate, principally reflecting costs to replicate information technology systems historically shared with ServiceMaster.

        The separation into two independent public companies is expected to result in increased operating costs, which could be material to our results of operations. These increased costs are primarily associated with corporate functions such as finance, legal, information technology and human resources. We are currently evaluating the optimal structure of corporate functions to support the strategic objectives of our business as an independent public entity subsequent to the spin-off and estimate the increased operating costs will be approximately $5 million in 2018. Dis-synergies for the six months ended June 30, 2018 were $1 million. For full-year 2019, we currently project dis-synergies of approximately $6 million.

Basis of Presentation

        Throughout the period covered by the combined financial statements, we did not operate as a separate entity, and stand-alone separate financial statements historically have not been prepared. We are comprised of certain stand-alone legal entities for which discrete financial information is available. The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from ServiceMaster's consolidated financial statements and accounting records, using ServiceMaster's historical basis in our assets and liabilities before the distribution. These combined financial statements reflect our financial position, results of operations and cash flows in conformity with GAAP. Our financial position, results of operations and cash flows may not be indicative of our condition had we been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations and cash flows would have been had we operated as a separate, independent company during the periods presented. The combined financial statements included herein do not reflect any changes that may occur in our financing and operations as a result of the distribution.

        The combined financial statements include all revenues, costs, assets and liabilities directly attributable to us. The combined statements of operations and comprehensive income include allocations of certain costs from ServiceMaster incurred on our behalf. Such corporate-level costs are being allocated to us using methods based on proportionate formulas such as revenue, headcount and others. Such corporate costs include costs pertaining to: accounting and finance, legal, human resources, information technology, insurance, marketing, tax services, procurement services and other costs. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual level of expense that we would have incurred if we had operated as a separate independent, publicly traded company during the periods presented, nor are these costs indicative of what we may incur in the future.

        Current and deferred income taxes and related tax expense have been determined based on our stand-alone results by applying Accounting Standards Codification ("ASC") 740, "Income Taxes," issued by the Financial Accounting Standards Board ("FASB"), as if we were a separate taxpayer, following the separate return methodology (see Note 5). Our portion of current income taxes payable is deemed to have been remitted to ServiceMaster in the period the related tax expense was recorded. Our portion of current income taxes receivable is deemed to have been remitted to us by ServiceMaster in the period to which the receivable applies only to the extent that we could have recognized a refund of such taxes on a stand-alone basis under the law of the relevant taxing jurisdiction.

        Cash and cash equivalents included in the combined statements of financial position reflects cash and cash equivalents that are specifically attributable to us. ServiceMaster's debt and interest thereon has not been allocated to us for any of the periods presented since we are not the legal obligor of the debt.

        ServiceMaster maintains various stock-based compensation and employee benefit plans at a corporate level. Our employees participate in those plans, and a portion of the cost of those plans is included in our combined financial statements. See Note 10 and Note 11 in the audited annual combined financial statements for a further description of the accounting for stock-based compensation and employee benefit plans, respectively.

Overview

        Our core services include providing plans that cover the repair or replacement of major components of up to 21 home systems and appliances, including electrical, plumbing, central HVAC systems, water heaters, refrigerators, dishwashers and ranges/ovens/cooktops under the American Home Shield, HSA, OneGuard and Landmark brands. We serve residential customers, across all 50 states and the District of Columbia. Additionally, we operate and take service calls 24 hours a day, seven days a week. For the six months ended June 30, 2018, our total operating revenue included 66 percent of revenue derived from existing contract renewals, while 22 percent and 12 percent were derived from sales made in conjunction with existing home resale transactions and direct-to-consumer sales, respectively. For the year ended December 31, 2017, our total operating revenue included 66 percent of revenue derived from existing contract renewals, while 22 percent and 12 percent were derived from sales made in conjunction with existing home resale transactions and direct-to-consumer sales, respectively. We present these operations in our combined financial statements in one reportable segment.

U.S. Federal Income Tax Reform

        On December 22, 2017, U.S. Tax Reform was signed into law. The Act includes numerous changes in existing tax law, including a permanent reduction in the federal corporate income tax rate from

35 percent to 21 percent, which will reduce our effective tax rate and cash tax payments, beginning in 2018. The rate reduction took effect on January 1, 2018; however, the Act was signed in 2017 and had an immediate one-time effect of an income tax benefit of $20 million for the year ended December 31, 2017. See Note 5 to the annual combined financial statements for more details.

        Some of the provisions of the Act have the potential to affect us adversely, including but not limited to an expansion to the limitation on the deductibility of certain employee compensation. We do not expect the provisions set forth by the Act to have a significant adverse impact on our effective tax rate. This list is not comprehensive and represents our current views on the potential impacts of the Act; however, these views are subject to change as additional guidance becomes available and further analysis is completed.

Key Business Metrics

        We focus on a variety of indicators and key operating and financial metrics to monitor the financial condition and performance of our business. These metrics include:

  •
  revenue;

  •
  operating expenses;

  •
  net income;

  •
  Adjusted EBITDA;

  •
  organic revenue growth;

  •
  customer retention rates; and

  •
  growth in renewable home service plans.

        To the extent applicable, these measures are evaluated with and without impairment, restructuring and other charges that management believes are not indicative of the earnings capability of our businesses. We also focus on measures designed to monitor cash flow, including net cash provided from operating activities and free cash flow.

        Revenue.    Our revenue is primarily a function of the volume and pricing of the services provided to our customers, as well as the mix of services provided. Our revenue volume is impacted by new unit sales, customer retention and acquisitions. We currently only serve residential customers in the U.S.

        Operating Expenses.    In addition to changes in our revenue, our operating results are affected by, among other things, the level of our operating expenses. A number of our operating expenses are subject to inflationary pressures, such as wages and salaries, employee benefits and health care, contractor costs, home systems, appliances and repair parts, self-insurance costs and other insurance premiums, as well as various regulatory compliance costs.

        Net Income.    Net income is computed by subtracting all operating and non-operating expenses and taxes from our annual total revenue. The presentation of net income provides GAAP measures of performance that are useful for investors, analysts and other interested parties in company-to-company operating performance comparisons.

        Adjusted EBITDA.    We evaluate performance and allocate resources based primarily on Adjusted EBITDA, which is a financial measure not calculated in accordance with GAAP. We define Adjusted EBITDA as net income before: provision for income taxes; interest expense; interest income from affiliate; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; non-cash impairment of software and other related costs; affiliate royalty expense; spin-off charges; (gain) loss on insured home service plan claims; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, spin-off charges, arrangements with affiliates and equity-based, long-term incentive plans.

        Organic Revenue Growth.    We evaluate organic revenue growth to track performance of our business, including the impacts of sales, pricing, new service offerings and other growth initiatives. Organic revenue growth excludes revenue from acquired customers for 12 months following the acquisition date.

        Customer Retention Rates and Growth.    We report our customer retention rates and growth in renewable home service plans in order to track the performance of our business. Renewable home service plans represent our recurring customer base, which includes customers with active contracts for recurring services. Retention rates are calculated as the ratio of ending renewable home service plans to the sum of beginning renewable home service plans, new sales and acquired accounts for the applicable period. These measures are presented on a rolling, 12-month basis in order to avoid seasonal anomalies.

Seasonality

        Our business is subject to seasonal fluctuations, which drives variations in our revenue and Adjusted EBITDA for interim periods. In 2017, approximately 20 percent, 28 percent, 30 percent and 22 percent of our revenue and approximately 12 percent, 32 percent, 37 percent and 20 percent of our Adjusted EBITDA was recognized in the first, second, third and fourth quarters, respectively.

Effect of Weather Conditions

        The demand for our services, and our results of operations, are affected by weather conditions. Extreme temperatures can lead to an increase in service requests related to home systems, particularly central HVAC systems, resulting in higher claim frequency and costs and lower profitability, while mild temperatures in the winters or summers can lead to lower home systems claim frequency. For example, in the second quarter of 2018, we experienced an increase in contract claims cost driven by a higher number of central HVAC work orders driven by higher summer temperatures. Weather conditions that have a potentially favorable impact to our business include mild winters or summers, which can lead to lower home systems claim frequency.

Results of Operations

For the six months ended June 30, 2018 and 2017

	Six Months Ended June 30,		Increase (Decrease)		% of Revenue
(In millions)	2018	2017	2018 vs. 2017		2018	2017
Revenue	$602	$553	9%		100%	100%
Cost of services rendered	330	285	16		55	52
Selling and administrative expenses	169	158	7		28	29
Depreciation expense	5	4	25		1	1
Amortization expense	4	4	—		1	1
Restructuring charges	3	1		*	—	—
Spin-off charges	15	—		*	2	—
Affiliate royalty expense	1	1		*	—	—
Interest income from affiliate	(1)	(1)		*	—	—
Interest and net investment income	(1)	(1)		*	—	—
Other	—	1		*	—	—

Income before Income Taxes	78	100	(22)		13	18

Provision for income taxes	20	37	(48)		3	7

Net Income	$58	$63	(7)%		10%	11%

*
not meaningful

Revenue

        We reported revenue of $602 million and $553 million for the six months ended June 30, 2018 and 2017, respectively, a nine percent increase.

	Six months ended June 30,
(In millions)	2018	2017	Growth
Renewals	$398	$362	$36	10%
Real estate	127	120	7	6
Direct to consumer	75	69	5	8
Other	3	2	1	*

Total revenue	$602	$553	$49	9%

*
not meaningful

        Renewal revenue increased 10 percent reflecting the overall growth in home service plans as well as improved price realization.

        Real estate and direct to consumer revenue increased six percent and eight percent, respectively, reflecting growth in new unit sales.

        The growth in renewable home service plan contract counts and customer retention are presented below.

	As of June 30,
	2018	2017(1)
Growth in Home Service Plans	6%	11%
Customer Retention Rate	75%	75%

(1)
As of June 30, 2017, excluding the impact of acquisitions, the growth in renewable home service plans was six percent and the customer retention rate was 75 percent.

Cost of Services Rendered

        We reported cost of services rendered of $330 million and $285 million for the six months ended June 30, 2018 and 2017, respectively. The following table provides a summary of changes in cost of services rendered:

(In millions)
Six Months Ended June 30, 2017	$285
Impact of change in revenue	17
Contract claims	28
Gain on insured home service plan claims(1)	(2)
Other	1

Six Months Ended June 30, 2018	$330

(1)
Represents gain or loss on arrangement with a captive insurance affiliate whereby certain American Home Shield home service plan claims are insured.

        The increase in contract claims costs includes an adjustment of $6 million related to the adverse development of contract claim costs originally estimated and recorded in the second half of 2017, principally driven by a higher mix of appliance replacement versus repairs driven by parts availability. We estimate the impact of higher appliance replacements increased claims costs by $7 million. The increase in contract claims costs also includes normal inflationary pressure on the underlying costs of repairs totaling $7 million and a higher number of work orders driven by colder winter temperatures in the first quarter and significantly warmer summer temperatures in the second quarter of 2018, which increased claims costs by $8 million.

Selling and Administrative Expenses

        For the six months ended June 30, 2018 and 2017, we reported selling and administrative expenses of $169 million and $158 million, respectively, which comprised general and administrative expenses of $36 million and $35 million, respectively, and selling, marketing and customer service costs of

$133 million and $123 million, respectively. The following table provides a summary of changes in selling and administrative expenses:

(In millions)
Six Months Ended June 30, 2017	$158
Sales and marketing costs	6
Customer service costs	4
Stock-based compensation expense	1
Spin-off dis-synergies	1

Six Months Ended June 30, 2018	$169

        The increase in sales and marketing costs was driven by targeted spending to drive sales growth. The increase in customer service costs was an incremental investment in customer care center costs to deliver a new level of customer service. Incremental ongoing costs related to the spin-off of $1 million were incurred, which primarily related to the separation of information technology systems historically shared with other ServiceMaster business units.

Depreciation Expense

        Depreciation expense was $5 million and $4 million for the six months ended June 30, 2018 and 2017, respectively.

Amortization Expense

        Amortization expense was $4 million for each of the six months ended June 30, 2018 and 2017, respectively.

Restructuring Charges

        We incurred restructuring charges of $3 million and $1 million for the six months ended June 30, 2018 and 2017, respectively. For the six months ended June 30, 2018, these charges include an allocation of $1 million of severance costs related to actions taken to enhance capabilities and reduce costs in ServiceMaster's corporate functions that provide company-wide administrative services to support operations and $2 million of nonpersonnel charges primarily related to the relocation to our corporate headquarters. For the six months ended June 30, 2017, charges primarily represent an allocation of severance costs as part of the severance agreement with ServiceMaster's former CFO.

Spin-off Charges

        We incurred $15 million of charges related to the separation from ServiceMaster for the six months ended June 30, 2018. These charges primarily represent $12 million of professional fees and $3 million of other incremental costs related to the spin-off. We expect to incur aggregate charges of $35 million to $45 million in 2018 related to the spin-off.

Affiliate Royalty Expense

        Represents royalty expense with ServiceMaster for the use of their trade names. We incurred $1 million in each of the six months ended June 30, 2018 and 2017. We do not expect to incur these expenses after the distribution.

Interest Expense

        We incurred less than $1 million for each of the six months ended June 30, 2018 and 2017, respectively. Represents interest expense on seller financed debt that was used to fund a portion of the 2016 acquisitions of OneGuard and Landmark as well as the interest expense on capital lease obligations.

Interest Income from Affiliate

        Interest income from affiliate was $1 million for each of the six months ended June 30, 2018 and 2017, respectively, and represents interest earned on interest-bearing related party notes receivable included within Net parent investment in the combined statements of financial position. We expect to settle these notes concurrently with the distribution.

Interest and Net Investment Income

        Interest and net investment income was $1 million for each of the six months ended June 30, 2018 and 2017, respectively, and was comprised of net investment gains and interest and dividend income realized on our investment portfolio.

Income before Income Taxes

        Income before income taxes was $78 million and $100 million for the six months ended June 30, 2018 and 2017, respectively. The change in income before income taxes primarily reflects the net effect of year-over-year changes in the following items:

(In millions)	Six Months Ended June 30, 2018 vs. 2017
Adjusted EBITDA(1)	$(8)
Depreciation expense(2)	(1)
Restructuring charges(3)	(2)
Spin-off charges(4)	(15)
Gain (loss) on insured home service plan claims(5)	2
Other	1

Decrease in income before income taxes	$(22)

(1)
Represents the net change in Adjusted EBITDA as described below.

(2)
Represents the net change in depreciation expense as described in "—Depreciation Expense."

(3)
Represents the net change in restructuring charges, as described in "—Restructuring Charges."

(4)
Represents the net change in spin-off charges, as described in "—Spin-Off Charges."

(5)
Represents gain or loss on arrangement with a captive insurance affiliate whereby certain of American Home Shield home service plan claims are insured. This is included within Cost of services rendered in the combined statements of operations and comprehensive income.

Provision for Income Taxes

        On December 22, 2017, U.S. Tax Reform was signed into law. The Act includes numerous changes in existing tax law, including a permanent reduction in the federal corporate income tax rate from 35 percent to 21 percent. The rate reduction took effect on January 1, 2018; however, the Act was signed in 2017 and had an immediate one-time effect of an income tax benefit of $20 million for the year ended December 31, 2017. See Note 6 to the condensed combined financial statements for more details.

        Some of the provisions of the Act have the potential to affect us adversely, including but not limited to an expansion to the limitation on the deductibility of certain employee compensation. This list is not comprehensive and represents our current views on the potential impacts of the Act; however, these views are subject to change as additional guidance becomes available and further analysis is completed.

        The effective tax rate on income was 25.1 percent and 37.3 percent for the six months ended June 30, 2018 and 2017, respectively. The year-over-year decrease in the effective tax rate on income for the six months ended June 30, 2018 was primarily driven by the reduction in the U.S. federal corporate income tax rate from 35 percent to 21 percent.

        Our condensed combined financial statements do not reflect any amounts due to ServiceMaster for income tax related matters as it is assumed that all such amounts due to ServiceMaster were settled at the end of each reporting period.

Net Income

        Our net income was $58 million and $63 million for the six months ended June 30, 2018 and 2017, respectively. The $4 million decrease for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 was primarily driven by a $22 million decrease in income before income taxes, offset, in part, by an $18 million decrease in the provision for income taxes as a result of lower pre-tax income and U.S. Tax Reform.

Adjusted EBITDA

        Our Adjusted EBITDA decreased seven percent for the six months ended June 30, 2018 compared to the six months ended June 30, 2017. The following table provides a summary of changes in our Adjusted EBITDA. For a reconciliation of Net Income to Adjusted EBITDA, see "Information Statement Summary—Summary Historical and Unaudited Pro Forma Combined Financial Data."

(In millions)
Six Months Ended June 30, 2017	$113
Impact of change in revenue	31
Contract claims	(28)
Sales and marketing costs	(6)
Customer service costs	(4)
Spin-off dis-synergies	(1)

Six Months Ended June 30, 2018	$105

        The increase in contract claims costs includes an adjustment of $6 million related to the adverse development of contract claim costs originally estimated and recorded in the second half of 2017, principally driven by a higher mix of appliance replacement versus repairs driven by parts availability. We estimate the impact of higher appliance replacements increased claims costs by $7 million. The increase in contract claims costs also includes normal inflationary pressure on the underlying costs of repairs totaling $7 million and a higher number of work orders driven by colder winter temperatures in the first quarter and significantly warmer summer temperatures in the second quarter of 2018, which increased claims costs by $8 million. Extreme temperatures in the future could lead to an increase in service requests related to home systems, resulting in higher claim frequency and costs.

        The increase in sales and marketing costs was driven by targeted spending to drive sales growth. The increase in customer service costs was an incremental investment in customer care center costs to deliver a new level of customer service. Incremental ongoing costs related to the spin-off of $1 million were incurred, which primarily related to the separation of information technology systems historically shared by our business units.

For the years ended December 31, 2017, 2016 and 2015

				Increase (Decrease)
	Year Ended December 31,							% of Revenue
				2017 vs. 2016		2016 vs. 2015
(In millions)	2017	2016	2015					2017	2016	2015
Revenue	$1,157	$1,020	$917	13%		11%		100%	100%	100%
Cost of services rendered	589	526	467	12		13		51	52	51
Selling and administrative expenses	312	286	256	9		12		27	28	28
Depreciation expense	9	8	5	13		60		1	1	1
Amortization expense	8	6	4	33		50		1	1	—
Restructuring charges	20	3	—		*		*	2	—	—
Affiliate royalty expense	2	2	1		*		*	—	—	—
Interest expense	1	—	—		*		*	—	—	—
Interest income from affiliate	(3)	(2)	—	50			*	—	—	—
Interest and net investment income	(2)	(5)	(8)	(60)		(38)		—	—	(1)
Other	—	1	1		*		*	—	—	—

Income before Income Taxes	220	196	189	12		4		19	19	21

Provision for income taxes	60	71	69	(15)		3		5	7	8

Net Income	$160	$124	$120	29%		3%		14%	12%	13%

*
not meaningful

Revenue

        We reported revenue of $1,157 million, $1,020 million and $917 million for the years ended December 31, 2017, 2016 and 2015, respectively, a 13 percent and 11 percent increase, respectively.

	Year Ended December 31,			Growth
(In millions)	2017	2016	2015	2017 vs. 2016		2016 vs. 2015
Renewals	$759	$671	$594	$88	13%	$77	13%
Real estate	249	207	185	42	20	22	12
Direct to consumer	144	142	133	2	1	8	7
Other	5	—	4	5	*	(4)	*

Total revenue	$1,157	$1,020	$917	$137	13%	$103	11%

*
Not meaningful

        The 2017 and 2016 revenue results reflect an increase in new unit sales, improved price realization and approximately $56 million and $22 million, respectively, as a result of the OneGuard and Landmark acquisitions.

        The growth in renewable home service plan contract counts and customer retention are presented below.

	As of December 31,
	2017(1)	2016(1)	2015
Growth in Home Service Plans	6%	15%	7%
Customer Retention Rate	75%	76%	75%

(1)
As of December 31, 2017, and 2016, excluding the impact of acquisitions, the growth in renewable home service plans was six and seven percent, respectively, and the customer retention rate was 76 and 75 percent, respectively.

Cost of Services Rendered

        We reported cost of services rendered of $589 million, $526 million and $467 million for the years ended December 31, 2017, 2016 and 2015, respectively. The following table provides a summary of changes in cost of services rendered:

(In millions)
Year Ended December 31, 2015	$467
Impact of change in revenue(1)	41
Contract claims	17
(Gain) loss on insured home service plan claims(2)	2

Year Ended December 31, 2016	$526
Impact of change in revenue(1)	58
Contract claims	8
(Gain) loss on insured home service plan claims(2)	(3)

Year Ended December 31, 2017	$589

(1)
Includes approximately $24 million and $10 million for the years ended December 31, 2017 and 2016, respectively, as a result of the acquisitions of OneGuard on June 27, 2016 and Landmark on November 30, 2016.

(2)
Represents gain or loss on arrangement with a captive insurance affiliate whereby certain American Home Shield home service plan claims are insured.

        For the year ended December 31, 2017, the increase in contract claims costs is primarily due to normal inflationary pressure on the underlying cost of repairs, offset, in part, by a lower number of work orders driven by cooler summer temperatures in 2017.

        For the year ended December 31, 2016, the increase in contract claims costs was primarily driven by normal inflationary pressure on the underlying costs of repairs.

Selling and Administrative Expenses

        For the years ended December 31, 2017, 2016 and 2015, we reported selling and administrative expenses of $312 million, $286 million and $256 million, respectively, which comprised general and administrative expenses of $67 million, $68 million and $55 million, respectively, and selling, marketing and customer service costs of $245 million, $218 million and $201 million, respectively. The following table provides a summary of changes in selling and administrative expenses:

(In millions)
Year Ended December 31, 2015	$256
Sales and marketing costs	12
Technology costs	7
Incentive compensation	(2)
OneGuard and Landmark selling and administrative expenses	8
Customer service costs	4
Stock-based compensation expense	1

Year Ended December 31, 2016	$286

Sales and marketing costs	5
OneGuard and Landmark selling and administrative expenses	20
Customer service costs	6
Stock-based compensation expense	(1)
Other	(4)

Year Ended December 31, 2017	$312

        For the year ended December 31, 2017, the increase in sales and marketing costs is driven by increased sales commissions and incremental marketing spending to drive growth. We incurred incremental selling and administrative expenses as a result of the OneGuard and Landmark acquisitions. The increase in customer service costs is due to higher labor costs resulting from an acceleration of pre-season hiring and training in preparation for the high-volume summer season and an overall increase in call center staffing levels to improve response times.

        For the year ended December 31, 2016, the increase in sales and marketing costs was primarily driven by the shift in timing of a holiday mail campaign from the fourth quarter of 2015 to the first quarter of 2016 and, to a lesser extent, an increase in sales commissions. The increase in technology costs was primarily due to an acceleration of investments to improve our customers' experiences through technology. Additionally, we incurred incremental selling and administrative expenses as a result of the OneGuard and Landmark acquisitions. The increase in customer service costs was due to higher labor costs resulting from an acceleration of pre-season hiring and training in preparation for the high-volume summer season.

Depreciation Expense

        Depreciation expense was $9 million, $8 million and $5 million in the years ended December 31, 2017, 2016 and 2015, respectively. The increases in 2017 and 2016 were primarily due to additional depreciation expense related to increased property and equipment that resulted from the June 27, 2016 and November 30, 2016 acquisitions of OneGuard and Landmark, respectively.

Amortization Expense

        Amortization expense was $8 million, $6 million and $4 million in the years ended December 31, 2017, 2016 and 2015, respectively. The increases in 2017 and 2016 were primarily due to additional amortization expense related to definite-lived intangible assets that resulted from the June 27, 2016 and November 30, 2016 acquisitions of OneGuard and Landmark, respectively.

Restructuring Charges

        We incurred restructuring charges of $20 million, $3 million and less than $1 million for the years ended December 31, 2017, 2016 and 2015, respectively. Restructuring charges were mainly comprised of the following:

	Year Ended December 31,
(In millions)	2017	2016	2015
Severance cost(1)	$5	$1	$—
Non-personnel charges(2)	1	1	—
Asset write-offs(3)	1	1	—
Spin-off charges(4)	13	—	—

Total restructuring charges	$20	$3	$—

(1)
For the year ended December 31, 2017, these charges primarily represent an allocation of severance costs and stock-based compensation expense as part of the severance agreements with ServiceMaster's former CEO and CFO. For the year ended December 31, 2016, charges include severance and other costs of $1 million related to an initiative to enhance capabilities and reduce costs in ServiceMaster's headquarters functions that provide administrative services for our operations.

(2)
For the year ended December 31, 2017, these charges represent lease termination costs of $1 million related to the relocation to our corporate headquarters. For the year ended December 31, 2016, these charges represent lease termination and other costs of less than $1 million and $1 million, respectively, related to the decision to consolidate the stand-alone operations of Home Security of America, Inc. ("HSA"), which was acquired in February 2014, with those of Frontdoor.

(3)
For the year ended December 31, 2017, these charges represent accelerated depreciation and asset write-off charges of $1 million. For the year ended December 31, 2016, these charges include $1 million related to the disposal of certain HSA property and equipment.

(4)
Represents professional fees and other costs of $13 million related to the spin-off.

Affiliate Royalty Expense

        Represents royalty expense with ServiceMaster for the use of their trade names. We incurred $2 million, $2 million and $1 million for the years ended December 31, 2017, 2016 and 2015, respectively. We do not expect to incur these expenses after the distribution.

Interest Expense

        Represents interest expense on seller financed debt that was used to fund a portion of the acquisitions of OneGuard and Landmark as well as the interest expense on capital lease obligations. We incurred $1 million, less than $1 million and less than $1 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Interest Income from Affiliate

        Interest income from affiliate was $3 million, $2 million and less than $1 million for the years ended December 31, 2017, 2016 and 2015, respectively. Represents interest earned on interest-bearing related party notes receivable included within Net parent investment in the combined statements of financial position. We expect to settle these notes concurrently with the distribution.

Interest and net Investment Income

        Interest and net investment income was $2 million, $5 million and $8 million for the years ended December 31, 2017, 2016 and 2015, respectively, and was comprised of net investment gains and interest and dividend income realized on our investment portfolio. The decrease in 2017 was primarily the result of sales of marketable securities that occurred in 2016.

Income before Income Taxes

        Income before income taxes was $220 million, $196 million and $189 million for the years ended December 31, 2017, 2016 and 2015, respectively. The change in income before income taxes primarily reflects the net effect of year-over-year changes in the following items:

	Year Ended December 31,	Year Ended December 31,
(In millions)	2017 vs. 2016	2016 vs. 2015
Adjusted EBITDA(1)	$41	$14
Depreciation expense(2)	(1)	(3)
Amortization expense(3)	(3)	(2)
Restructuring charges(4)	(17)	(3)
Interest income from affiliate(5)	1	2
Gain (loss) on insured home service plan claims(6)	3	(2)

Increase in income before income taxes	$25	$7

(1)
Represents the net change in Adjusted EBITDA as described below.

(2)
Represents the net change in depreciation expense as described in "—Depreciation Expense."

(3)
Represents the net change in amortization expense as described in "—Amortization Expense."

(4)
Represents the net change in restructuring charges as described in "—Restructuring Charges."

(5)
Represents interest earned on interest-bearing related party receivables as described in "—Interest Income from Affiliate."

(6)
Represents gain or loss on arrangement with a captive insurance affiliate whereby certain American Home Shield home service plan claims are insured. This is included within cost of services rendered on the accompanying combined statements of operations and comprehensive income.

Provision for Income Taxes

        On December 22, 2017, U.S. Tax Reform was signed into law. The Act includes numerous changes in existing tax law, including a permanent reduction in the federal corporate income tax rate from 35 percent to 21 percent. The rate reduction took effect on January 1, 2018; however, the Act was signed in 2017 and had an immediate one-time effect of an income tax benefit of $20 million for the year ended December 31, 2017. See Note 5 to the annual combined financial statements for more details. Some of the provisions of the Act have the potential to affect us adversely, including but not limited to an expansion to the limitation on the deductibility of certain employee compensation. This list is not comprehensive and represents our current views on the potential impacts of the Act; however, these views are subject to change as additional guidance becomes available and further analysis is completed.

        The effective tax rate on income was 27.2 percent, 36.6 percent and 36.4 percent for the years ended December 31, 2017, 2016 and 2015, respectively. The effective tax rate on income for the year ended December 31, 2017 was favorably impacted by the remeasurement of deferred tax assets and liabilities due to the 2018 reduction to the federal tax rate. Additional information on income taxes, including our effective tax rate reconciliation and liabilities for uncertain tax positions, can be found in Note 5 to the annual combined financial statements.

        Our combined financial statements do not reflect any amounts due to ServiceMaster for income tax related matters as it is assumed that all such amounts due to ServiceMaster were settled on December 31st of each year.

Net Income

        Our net income was $160 million, $124 million and $120 million for the years ended December 31, 2017, 2016 and 2015, respectively. The $36 million increase for the year ended December 31, 2017 compared to the year ended December 31, 2016 was primarily driven by a $25 million increase in income before income taxes and a $11 million decrease in the provision for income taxes. The $4 million increase for the year ended December 31, 2016 compared to the year ended December 31, 2015 was primarily driven by a $7 million increase in income before income taxes, offset, in part, by a $3 million increase in the provision for income taxes.

Adjusted EBITDA

        The following table provides a summary of changes in our Adjusted EBITDA. For a reconciliation of Net Income to Adjusted EBITDA, see "Information Statement Summary—Summary Historical and Unaudited Pro Forma Combined Financial Data."

(In millions)
Year Ended December 31, 2015	$205
Impact of change in revenue	62
Contract claims	(17)
Sales and marketing costs	(12)
Technology costs	(7)
OneGuard and Landmark selling and administrative expenses	(8)
Customer services costs	(4)
Incentive compensation	2
Interest and net investment income	(3)

Year Ended December 31, 2016	$218

Impact of change in revenue	79
Contract claims	(8)
Sales and marketing costs	(5)
OneGuard and Landmark selling and administrative expenses	(20)
Customer services costs	(6)
Interest and net investment income	(4)
Other	5

Year Ended December 31, 2017	$259

Liquidity and Capital Resources

        Historically, the primary source of liquidity for our business has been the cash flow provided by operations which has historically been transferred to ServiceMaster to support its overall cash management strategy. Prior to separation, transfers of cash to and from ServiceMaster have been reflected in Net parent investment in the historical combined statement of financial position and combined statements of cash flows. ServiceMaster's cash has not been assigned to us for any of the periods presented in the combined statement of financial position because those cash balances are not directly attributable to Frontdoor. We expect ServiceMaster to continue to fund our cash needs through the date of the separation.

        Following the distribution, our capital structure and sources of liquidity will change significantly from our historical capital structure, as described in "Description of Material Indebtedness." We will no longer participate in cash management with ServiceMaster, but rather our ability to fund our cash needs will depend on our ongoing ability to generate and raise cash in the future. Although we believe that our future cash from operations, together with our access to capital markets, will provide adequate resources to fund our operating and financing needs, our access to, and the availability of, financing on acceptable terms in the future will be affected by many factors, including: (i) our credit rating, (ii) the liquidity of the overall capital markets and (iii) the current state of the economy. Moreover, to preserve the tax-free treatment of the separation, we may not be able to engage in certain strategic or capital-raising transactions following the separation, such as issuing equity securities beyond certain thresholds, which may limit our access to capital markets, ability to raise capital through equity issuances, and ability to make acquisitions using our equity as currency, potentially requiring us to issue more debt than would otherwise be optimal. There can be no assurances that we will continue to have access to capital markets on terms acceptable to us. See "Risk Factors" for a further discussion.

        Cash and short- and long-term marketable securities totaled $341 and $309 million as of June 30, 2018 and December 31, 2017, respectively. Cash and short- and long-term marketable securities include balances associated with regulatory requirements in our business. Our investment portfolio has been invested in a combination of high-quality debt securities and equity securities. We closely monitor the performance of the investments. From time to time, we review the statutory reserve requirements to which our regulated entities are subject and any changes to such requirements. These reviews may result in identifying current reserve levels above or below minimum statutory reserve requirements, in which case we may adjust our reserves. The reviews may also identify opportunities to satisfy certain regulatory reserve requirements through alternate financial vehicles.

        Furthermore, there are third-party restrictions on the ability of certain of our subsidiaries to transfer funds to us. These restrictions are related to regulatory requirements. The payments of ordinary and extraordinary dividends by our home warranty and similar subsidiaries (through which we conduct our business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. As of June 30, 2018 and December 31, 2017, the total net assets subject to these third-party restrictions was $160 and $169 million, respectively. We expect that such limitations will be in effect for the foreseeable future and in connection with the distribution minimum capital and net worth requirements may increase in certain jurisdictions. None of our subsidiaries are obligated to make funds available to us through the payment of dividends.

Cash Flows For the six months ended June 30, 2018 and 2017

	Six Months Ended June 30,
(In millions)	2018	2017
Net cash provided from (used for):
Operating activities	$122	$112
Investing activities	(16)	(13)
Financing activities	(74)	(41)

Cash increase during the period	$32	$58

Operating Activities

        Net cash provided from operating activities increased by $10 million to $122 million for the six months ended June 30, 2018 compared to $112 million for the six months ended June 30, 2017.

        Net cash provided from operating activities during the six months ended June 30, 2018 comprised $92 million in earnings adjusted for non-cash charges and a $41 million decrease in cash required for working capital, offset, in part, by $11 million for cash payments related to restructuring and spin-off charges. The decrease in cash required for working capital was driven by growth in our underlying business as we have historically operated in a negative working capital position.

        Net cash provided from operating activities during the six months ended June 30, 2017 comprised $75 million in earnings adjusted for non-cash charges, $1 million for cash payments related to restructuring charges and a $37 million decrease in cash required for working capital. The decrease in cash required for working capital was driven by growth in our underlying business as we have historically operated in a negative working capital position.

Investing Activities

        Net cash used for investing activities was $16 million for the six months ended June 30, 2018 compared to $13 million for the six months ended June 30, 2017.

        Capital expenditures increased to $17 million during the six months ended June 30, 2018 from $6 million during the six months ended June 30, 2017 and included the headquarters relocation, information technology costs related to the separation and recurring capital needs and information technology projects. We expect incremental capital expenditures will be required to effect the spin-off in 2018 and will range from $20 million to $30 million in the aggregate, principally reflecting costs to replicate information technology systems historically shared with ServiceMaster. We have no additional material capital commitments at this time.

        Cash flows used for purchases of marketable securities during the six months ended June 30, 2018 and 2017 totaled $10 million and $22 million, respectively. Cash flows from sales and maturities of marketable securities for the six months ended June 30, 2018 and 2017 totaled $10 million and $16 million, respectively and were driven by the normal maturity of debt securities.

Financing Activities

        Net cash used for financing activities was $74 million for the six months ended June 30, 2018 compared to $41 million for the six months ended June 30, 2017. Net transfers to Parent included in financing activities were $67 million and $41 million for the six months ended June 30, 2018 and 2017, respectively.

Cash Flows For the years ended December 31, 2017, 2016 and 2015

        Cash flows from operating, investing and financing activities, as reflected in the accompanying combined statements of cash flows, are summarized in the following table.

	Year Ended December 31,
(In millions)	2017	2016	2015
Net cash provided from (used for):
Operating activities	$194	$155	$135
Investing activities	(11)	(55)	19
Financing activities	(68)	(88)	(100)

Cash increase during the period	$114	$12	$54

Operating Activities

        Net cash provided from operating activities increased by $39 million to $194 million for the year ended December 31, 2017 compared to $155 million for the year ended December 31, 2016.

        Net cash provided from operating activities in 2017 comprised $162 million in earnings adjusted for non-cash charges and a $31 million decrease in cash required for working capital. The decrease in cash required for working capital was driven by growth in our underlying business as we have historically operated in a negative working capital position.

        Net cash provided from operating activities in 2016 comprised $142 million in earnings adjusted for non-cash charges and a $13 million decrease in cash required for working capital. The decrease in cash required for working capital was driven by growth in our underlying business as we have historically operated in a negative working capital position.

Investing Activities

        Net cash used for investing activities was $11 million for the year ended December 31, 2017 compared to $55 million used by investing activities for the year ended December 31, 2016.

        Capital expenditures increased to $15 million in 2017 from $11 million for the year ended December 31, 2016 and included the headquarters relocation and recurring capital needs and information technology projects.

        There were no cash payments for acquisitions in 2017, compared with $87 million in 2016. On June 27, 2016, we acquired OneGuard for $61 million, consisting of net cash consideration of $52 million and deferred payments of $9 million. On November 30, 2016, we acquired Landmark for $39 million, consisting of net cash consideration of $35 million and deferred payments of $5 million. We expect to continue to periodically evaluate strategic acquisitions.

        Cash flows provided from purchases, sales and maturities of securities, net, in 2017 and 2016 were $3 million and $43 million, respectively, and were driven by the maturity and sale of marketable securities.

Financing Activities

        Net cash used for financing activities was $68 million for the year ended December 31, 2017 compared to $88 million for the year ended December 31, 2016. Net transfers to Parent included in financing activities were $63 million and $87 million for the years ended December 31, 2017 and 2016, respectively.

Contractual Obligations

        The following table presents our contractual obligations and commitments as of December 31, 2017.

(In millions)	Total	Less than 1 Yr	1 - 3 Yrs	3 - 5 Yrs	More than 5 Yrs
Principal repayments*	$9	$9	$—	$—	$—
Estimated interest payments(1)	—	—	—	—	—
Non-cancelable operating leases(2)	34	4	7	7	16
Purchase obligations	10	10	—	—	—
Home service plan claims*	57	57	—	—	—
Other	4	2	—	—	1

Total amount	$114	$83	$7	$7	$17

*
These items are reported in the combined statements of financial position.

(1)
These amounts represent future interest payments related to existing debt obligations based on interest rates and principal maturities specified in the associated debt agreements. See Note 12 to the annual combined financial statements for the terms and maturities of existing debt obligations.

(2)
These amounts primarily represent future payments relating to real estate operating leases.

        Due to the uncertainty with respect to the timing of future cash flows associated with unrecognized tax benefits at December 31, 2017, we are unable to reasonably estimate the period of cash settlement with the respective taxing authority. Accordingly, $4 million of unrecognized tax benefits have been excluded from the contractual obligations table above. See the discussion of income taxes in Note 5 to the annual combined financial statements.

Financial Position

        The following discussion describes changes in our financial position from December 31, 2017 to June 30, 2018.

        Receivables and deferred revenue decreased from year end 2017 levels, as a result of the adoption of ASC 606, "Revenue from Contracts with Customers." Contracts with customers are generally for a period of one year or less, and are generally renewable. Prior to the adoption of ASC 606 we recorded a receivable and deferred revenue for the entire home service plan contract at the commencement date. Upon adoption of ASC 606 we record the receivable related to revenue recognized once we have an unconditional right to invoice and receive payment in the future related to the services provided.

        Property and equipment increased from prior year levels, reflecting purchases for the relocation of our corporate headquarters, information technology costs related to the separation and recurring capital needs and information technology projects.

        Deferred tax liabilities increased from prior year levels, primarily due to property and equipment, prepaid expense, and accrued liabilities.

        Home service plan liabilities increased $28 million due to an increase in contract claims costs.

        The following discussion describes changes in our financial position from December 31, 2016 to December 31, 2017.

        Receivables increased from prior year levels, primarily related to customer growth.

        Property and equipment increased from prior year levels, reflecting purchases for the relocation of our corporate headquarters, recurring capital needs and information technology projects and the acquisitions of OneGuard and Landmark, offset, in part, by depreciation expense.

        Goodwill increased from prior year levels due to the finalization of the Landmark acquisition purchase price allocation. See Notes 4 and 6 to the annual combined financial statements for more details.

        Deferred revenue increased from prior year levels, primarily reflecting customer growth.

        Deferred tax liabilities decreased from prior year levels, primarily due to the remeasurement of deferred taxes based on the new 2018 federal tax rate set forth by the Act, primarily related to intangible assets. See Note 5 to the combined financial statements for more details.

        Long-term debt decreased due to repayments on the seller financed debt related to the acquisitions of OneGuard and Landmark.

Off-Balance Sheet Arrangements

        As of June 30, 2018, we did not have any significant off-balance sheet arrangements.

        We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Policies and Estimates

        The preparation of the combined financial statements requires management to make certain estimates and assumptions required under GAAP, which may differ from actual results. The following are our most critical accounting policies, which are those that require management's most difficult, subjective and complex judgments, requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. The following discussion is not intended to represent a comprehensive list of our accounting policies. For a detailed description of the application of these and other accounting policies, see Note 3 to the "Notes to Combined Financial Statements" for more details.

Home Service Plan Claims Accruals

        Home service plan contracts are typically one year in duration. We recognize revenue at the agreed upon contractual amount over time using the input method in proportion to the costs expected to be incurred in performing services under the contracts. Those costs bear a direct relationship to the fulfillment of our obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). Home service plan claims costs are expensed as incurred. Accruals for home service plan claims are made based on our claims experience and actuarial projections. Reserves are established based on estimates of the ultimate cost to settle claims. Home service plan claims take about three months to settle, on average, and substantially all claims are settled within six months of incurrence. The amount of time required to settle a claim can vary based on a number of factors, including whether a replacement is ultimately required. Our actuary performs a reserve analysis utilizing generally accepted actuarial methods that incorporate cumulative historical claims experience and information provided by us. We regularly review our estimates of claims costs and adjust the estimates when appropriate. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals. However, the use of any estimation technique in this area is inherently sensitive given the magnitude of claims involved. We believe our recorded obligations for these expenses are consistently measured. Nevertheless, changes in claims costs can materially affect the estimates for these liabilities.

Corporate Expense Allocation

        The combined financial statements include transactions with ServiceMaster for services (such as executive functions, information systems, accounting and finance, human resources, and legal and general corporate expenses) that are provided to us by the centralized ServiceMaster organization. Corporate level items also include personnel related expenses of corporate employees (such as salaries, insurance coverage, stock-based compensation costs, etc.). Throughout the period covered by the financial statements, the costs of such functions, services and items have been directly charged or allocated to us using methods management believes are reasonable. The methods for allocating functions, services, and items to us are based on proportional allocation bases which include revenue, headcount and others. All such costs have been deemed to have been incurred and settled through net parent investment in the period where the costs were recorded.

Income Taxes

        For purposes of these combined financial statements, our taxes are provided for on a "separate return" basis, although our operations have historically been included in the tax returns filed by ServiceMaster. Income taxes as presented herein allocate current and deferred income taxes of the business to us in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, as stated in paragraph 30 of ASC 740, the sum of the amounts allocated to the carve-out tax provisions may not equal the historical consolidated provision for us. Under the separate return method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Valuation allowances are established when management determines that it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The settlement of tax obligations is assumed in the period incurred and included in net parent investment.

        We record a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in tax returns. We recognize potential interest and penalties related to its uncertain tax positions in income tax expense.

Goodwill and Intangible Assets

        In accordance with applicable accounting standards, goodwill and indefinite-lived intangible assets are not amortized and are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. An assessment for impairment is performed on October 1 every year. There were no goodwill or trade name impairment changes recorded during the years ended December 31, 2017, 2016 or 2015.

Contingent Liabilities

        In the ordinary course of conducting our business activities, we and our subsidiaries become involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class action basis, and other proceedings involving regulatory, employment, general and commercial liability automobile liability, wage and hour and other matters. We do not expect any of these proceedings to have a material effect on its reputation, business, financial position, results of operations or cash flows; however, we can give no assurance that the results of any such proceedings will not materially affect our reputation, business, financial position, results of operations and cash flows.

Newly Issued Accounting Standards

        New accounting rules and disclosure requirements can significantly impact our reported results and the comparability of our financial statements. See Note 3 to the unaudited condensed combined financial statements for further information on newly issued accounting standards.

 MANAGEMENT

Executive Officers Following the Distribution

        The following table sets forth the individuals who are expected to serve as our executive officers following the completion of the distribution.

Name	Age	Position
Rexford J. Tibbens	49	President and Chief Executive Officer
Brian K. Turcotte	60	Senior Vice President and Chief Financial Officer
Jeffrey A. Fiarman	50	Senior Vice President, General Counsel and Corporate Secretary

        Set forth below is biographical information as well as background information relating to each executive officer's business experience and qualifications.

  Rexford J. Tibbens

        Mr. Tibbens has served as the President and Chief Executive Officer of Frontdoor since May 2018. From April 2015 until February 2018, he was chief operating officer of Lyft, an on-demand transportation company based in San Francisco, California. While at Lyft, Mr. Tibbens worked to expand the service to every state and launched crucial strategic initiatives, including Lyft's Nashville support center and Express Drive, a program that allowed potential Lyft drivers to rent vehicles so they could provide service in select cities. From August 2011 until March 2015, Mr. Tibbens served as a vice president at Amazon, where he led the technical and product development of Prime Now, Amazon's one-hour delivery service. Before Amazon, he spent 12 years at Dell Inc., serving in a variety of operations and logistics roles, including executive director of Global Services.

  Brian K. Turcotte

        Mr. Turcotte has been promoted to the position of Senior Vice President and Chief Financial Officer of Frontdoor effective July 2018. Mr. Turcotte joined ServiceMaster in March 2013 and has served in a variety of leadership roles, most recently serving as Treasurer and Vice President of Investor Relations. He previously served as Vice President of finance for American Home Shield and Franchise Services Group, and Vice President of finance for the consolidated marketing group. Prior to joining ServiceMaster, Mr. Turcotte spent six years at Office Depot, where he served as vice president, finance and investor relations, leading the shareholder communications effort, as well as having financial reporting responsibility for the company's operations in Asia and Latin America. His career also includes time with Xylem Global Partners, a New York-based asset management firm, where he was vice president and equity analyst. Prior to that, he spent more than 25 years with International Paper holding a variety of leadership positions in investor relations, sales and marketing, global product development, and other functions at locations across the U.S.

  Jeffrey A. Fiarman

        Mr. Fiarman has accepted an offer of employment as Senior Vice President, General Counsel and Corporate Secretary of Frontdoor and is expected to join Frontdoor on August 27, 2018. Prior to joining Frontdoor, Mr. Fiarman served from July 2017 to August 2018 as general counsel for Wedgewood Pharmacy, the leading provider in the United States of customized medications for the veterinary market. Prior to joining Wedgewood Pharmacy, from September 2014 to July 2017, he advised startup companies and new business ventures, and pursued an entrepreneurial venture focused on consumer technology. From May 2013 until September 2014, Mr. Fiarman served as executive vice president, general counsel and secretary of NASDAQ-traded IDEXX Laboratories, a leader in pet healthcare innovation and the world's leading animal diagnostics healthcare provider. While at IDEXX, he oversaw the company's global legal, compliance, business development, regulatory and quality assurance functions. Prior to IDEXX, from June 2000 until April 2013, Mr. Fiarman served in several leadership roles with NYSE-listed Weight Watchers International, or WWI, the world's leading provider of weight management services, including seven years as executive vice president, general counsel and secretary of WWI where he provided oversight for a broad range of legal, regulatory, intellectual property and risk management functions. While at WWI, Mr. Fiarman also served as the first general counsel and a founding member of the WeightWatchers.com management team, the global cloud-based leader in consumer weight management services and products. Mr. Fiarman began his career as an attorney with Gibson, Dunn & Crutcher in Washington, D.C., specializing in corporate and tax law.

 BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Structure and Directors Following the Distribution

        The below table sets forth information as of August 1, 2018, regarding those individuals who are expected to serve on our board of directors following the completion of the distribution. All of the nominees will be presented to ServiceMaster Global Holdings, Inc. as our Company's sole stockholder for election prior to the separation. We expect that, at the time of the distribution, the chair of the board of directors will be a different person than our chief executive officer and, to the extent the chair is not an "independent" director, that the board of directors will have a lead director empowered with robust authority and duties to facilitate the board's exercise of independent oversight.

        Following the completion of the distribution, we expect our board of directors to be composed of a majority of independent directors. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. We currently have two directors in Class I, two directors in Class II and two directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The terms of directors in Classes I, II and III end at the annual meetings in 2019, 2020 and 2021, as indicated below.

Director	Class
Peter L. Cella	Class I—Expiring 2019 Annual Meeting
Liane J. Pelletier	Class I—Expiring 2019 Annual Meeting
Richard P. Fox	Class II—Expiring 2020 Annual Meeting
Rexford J. Tibbens	Class II—Expiring 2020 Annual Meeting
Anna C. Catalano	Class III—Expiring 2021 Annual Meeting
William C. Cobb	Class III—Expiring 2021 Annual Meeting

        Following the completion of the distribution, at the first annual meeting of stockholders, the successors of Class I directors will be elected to serve for a term of three years each. Commencing with the second annual meeting of stockholders following the separation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter each director will serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Consequently, by 2022, all of our directors will stand for election each year for one-year terms, and our board will therefore no longer be divided into three classes. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

        The number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

        Set forth below is biographical information as well as background information relating to each director's business experience, qualifications, attributes and skills and why we believe each individual is a valuable member of the board of directors.

  Class I—Directors Whose Term Expires in 2019

Name	Age	Principal Occupation and Other Information
Peter L. Cella	60	Mr. Cella is expected to serve on our board of directors as the Chairman of the Board following the completion of the distribution. He previously served as one of the directors of ServiceMaster since February 2017. He has been a private investor since August 2017. From 2011 to August 2017, Mr. Cella served as president and chief executive officer of Chevron Phillips Chemical Company LLC, a global petrochemical company. Previously, he served in various executive positions at BASF Corp., INEOS Nitriles, Innovene, LLC and BP p.l.c. Mr. Cella serves on the board of directors of Saudi Aramco, the state-owned oil company of the Kingdom of Saudi Arabia and a global petroleum and chemical enterprise; and Inter Pipeline Ltd., a petroleum transportation, natural gas liquids processing and bulk liquid storage business. Mr. Cella's experience in executive leadership and running varied businesses, history of building strong leadership teams, experience on other company boards and knowledge of environmental and safety practices qualify him to serve on our board of directors.
Liane J. Pelletier	60

Ms. Pelletier is expected to serve on our board of directors following the completion of the distribution. Since 2011, Ms. Pelletier has served as an independent director and been a private investor and board advisor. From 2003 through 2011, Ms. Pelletier was the Chairwoman, Chief Executive Officer and President of Alaska Communications Systems, an Alaska-based telecommunications and information technology services provider. Prior to this, Ms. Pelletier held a number of executive positions at Sprint Corporation, a telecommunications company. Ms. Pelletier currently serves on the board of directors of Expeditors International of Washington, Inc., a global logistics company, and ATN International, Inc., a holding company with investments in telecommunication companies and renewable energy companies. From 2011 through 2015 she served on the board of directors of Washington Federal, Inc., a bank holding company. In 2017, she earned a professional certificate in cyber security from Carnegie Mellon's Software Engineering Institute. Ms. Pelletier's experience in executive and boardroom leadership, particularly in highly regulated industries, and expertise in cyber security oversight, business model transformation and shareholder engagement qualify her to serve on our board of directors.

  Class II—Directors Whose Term Expires in 2020

Name	Age	Principal Occupation and Other Information
Richard P. Fox	70	Mr. Fox is expected to serve on our board of directors following the completion of the distribution. He previously served as one of the directors of ServiceMaster Global Holdings, Inc. since March 2014. Since 2001, Mr. Fox has been an independent consultant. From 2000 to 2001, he was president and chief operating officer of CyberSafe Corporation, a global security software provider. Mr. Fox spent 28 years at Ernst & Young LLP, a global accounting firm, last serving as managing partner at the firm's Seattle office. He currently serves on the board of directors of Acxiom Corporation, a marketing technology and services company; Pinnacle West Capital Corporation, a vertically integrated electrical utility serving the State of Arizona; and Univar Inc., an international chemical distributor. Previously, he served on the boards of Pendrell Corporation, an intellectual property investment and advisory firm until 2014; Flow International Corporation, a machine tool manufacturer until 2014; Orbitz Worldwide, Inc. until 2011; and PopCap Games until it was acquired by Electronic Arts Inc. in 2011. He is a certified public accountant in the State of Washington. As a result of his extensive accounting and financial management experience, Mr. Fox has a deep understanding of financial reporting processes, internal accounting and financial controls, independent auditor engagements and other audit committee and board functions. Mr. Fox's financial, accounting and management expertise, along with his experience on other public company boards, qualify him to serve on our board of directors.
Rexford J. Tibbens	49

Mr. Tibbens is expected to serve on our board of directors following the completion of the distribution. Mr. Tibbens has served as the President and Chief Executive Officer for the American Home Shield business since May 2018. He was previously the chief operating officer of Lyft, an on-demand transportation company based in San Francisco, California. While at Lyft, Mr. Tibbens worked to expand the service to every state and launched crucial strategic initiatives, including Lyft's Nashville support center and Express Drive, a program that allowed potential Lyft drivers to rent vehicles so they could provide service in select cities. Prior to that, Mr. Tibbens served as a vice president at Amazon, where he led the technical and product development of Prime Now, Amazon's one-hour delivery service. Before Amazon, he spent twelve years at Dell, serving in a variety of operations and logistics roles, including executive director of Global Services. Mr. Tibbens' versatile experience in executive leadership, including a history of building strong cultures, repeated success in innovating and growing businesses and proven track record of delivering stockholder value, qualifies him to serve on our board of directors.

  Class III—Directors Whose Term Expires in 2021

Name	Age	Principal Occupation and Other Information
Anna C. Catalano	58	Ms. Catalano is expected to serve on our board of directors following the completion of the distribution. From 1979 until her retirement in 2003, Ms. Catalano served in various leadership roles at BP p.l.c., and its predecessor Amoco Corporation. Most recently, from 2000 to 2003, she served as Group Vice President, Global Marketing, for BP p.l.c. She has significant international business experience, having served as President of Amoco Orient Oil Company, including two years during which she lived in Beijing. Ms. Catalano has served on the boards of directors of Kraton Corporation since 2011. Willis Towers Watson p.l.c. since 2016 (having previously served on the board of directors of Willis Group from 2006 until the merger of Willis Group and Towers Watson & Co.) and HollyFrontier Corporation since November 2017. Ms. Catalano's senior leadership experience and extensive knowledge in marketing and communications, combined with her broad public company board experience and expertise in corporate governance, executive compensation and board function, qualify her to serve on our board of directors.
William C. Cobb	61

Mr. Cobb is expected to serve on our board of directors following the completion of the distribution. He previously served as one of the directors of ServiceMaster Global Holdings, Inc. since April 2018. From May 2011 through July 2017, Mr. Cobb served as President and Chief Executive Officer of H&R Block, Inc. Prior to that, Mr. Cobb served in various leadership roles at eBay, Inc. from November 2000 to March 2008, including as President of eBay Marketplaces North America for four years and other senior management positions, including Senior Vice President and General Manager of eBay International and Senior Vice President of Global Marketing. Prior to joining eBay, Inc., he held various marketing and executive positions, including Chief Marketing Officer for International, at YUM! Brands (formerly Pepsico/Tricon) where he worked from 1987 until 2000. Mr. Cobb's wide array of executive leadership roles, wealth of knowledge in technology and online-focused businesses, experience at a newly spun-off company and history of service on public company boards qualify him to serve on our board of directors.

Director Independence

        A majority of our board of directors will be composed of directors who are "independent" as defined by the rules of the NASDAQ and the Corporate Governance Guidelines to be adopted by our board of directors. We will seek to have all of our nonmanagement directors qualify as "independent" under these standards. Our board of directors is expected to establish categorical standards to assist it in making its determination of director independence. We expect these standards will provide that no director qualifies as "independent" unless the board of directors affirmatively determines that the director has no material relationship with our Company or our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company or any of our subsidiaries). In making this determination, our board of directors will consider all relevant facts and circumstances, including adopting standards that the following categories of relationships between a director and our Company are not material:

  •
  employment of a director or a director's immediate family member by, a director's position as a director with, or direct or indirect ownership by a director or a director's immediate family member of a 10 percent or greater equity interest in, another company or organization that made payments to, or received payments from, our Company or any of our subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or two percent of such other company's consolidated gross revenues; and

  •
  a relationship of a director or a director's immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which our Company or any of our subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or two percent of such charitable organization's consolidated gross revenues.

        Our board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, will make a determination as to which members are independent. References to "Frontdoor" or the "Company" above include any subsidiary in a consolidated group with Frontdoor. The terms "immediate family member" and "executive officer" above are expected to have the same meanings specified for such terms in the NASDAQ listing standards.

Committees of the Board of Directors

        Effective upon the completion of the distribution, our board of directors will have the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

        Audit Committee.    Following the completion of the distribution, our Audit Committee will be responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee will review and assess the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Following the completion of the distribution, the charter of our Audit Committee will be available without charge on our website at [            ].

        Following the completion of the distribution, the members of the Audit Committee are expected to be Richard P. Fox (Chairman), William C. Cobb and Liane J. Pelletier. Our board of directors is expected to designate Richard P. Fox, William C. Cobb and Liane J. Pelletier as "audit committee financial experts" and to determine that each member is "financially literate" under the NASDAQ rules. Our board of directors is also expected to determine that each member of the Audit Committee is "independent" as defined under the NASDAQ rules and Exchange Act rules and regulations. The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than three public companies (including the Company), unless the board of directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

        Compensation Committee.    Following the completion of the distribution, our Compensation Committee will be responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our Company and its subsidiaries (including the CEO), establishing the general compensation policies of our Company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our Company and its subsidiaries. Our Compensation Committee will also periodically review management development and succession plans. The charter of our Compensation Committee will be available without charge on our website at [            ].

        Following the completion of the distribution, the members of the Compensation Committee are expected to be William C. Cobb (Chairman), Anna C. Catalano and Peter L. Cella. Our board of directors is expected to determine that each member of the Compensation Committee is "independent" as defined under the NASDAQ listing standards. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers.

        Nominating and Corporate Governance Committee.    Following the completion of the distribution, our Nominating and Corporate Governance Committee will be responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us and overseeing board of directors evaluations. The charter of our Nominating and Corporate Governance Committee will be available without charge on our website at [            ].

        Following the completion of the distribution, the members of the Nominating and Corporate Governance Committee are expected to be Peter L. Cella (Chairman), Anna C. Catalano and Liane J. Pelletier. Our board of directors is expected to determine that each member of the Nominating and Corporate Governance Committee is "independent" as defined under the NASDAQ listing standards.

        Our board of directors is expected to adopt a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. These charters will be posted on our investor relations website in connection with the distribution.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee will be established in 2018 in connection with the proposed distribution. During our fiscal year ended December 31, 2017, we were not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as our executive officers were made by ServiceMaster, as described in the section of this information statement captioned "Executive Compensation." During 2017, no member of the Compensation Committee was at any time an officer or employee of ServiceMaster or any of our subsidiaries nor was any such person a former officer of ServiceMaster or any one of our subsidiaries. During 2017, there were no related party or conflicts of interest transactions between the Company and any of our Compensation Committee members that require disclosure under SEC rules.

Corporate Governance

  Board Leadership Structure

        Following the completion of the distribution, our board of directors will be led by our Chairman, Peter L. Cella. As stated in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company at a given point in time. The board believes this governance structure currently promotes a balance between the board's independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs.

  Executive Sessions

        Following the completion of the distribution, our board of directors will hold regular and special meetings throughout each calendar year. In conjunction with those meetings, executive sessions, which are meetings of the independent directors, will be regularly scheduled throughout the year. Our non-executive Chairman will preside over the executive sessions of the board. The committees of the board, as described more fully below, will also be expected to meet regularly in executive sessions.

  Selection of Nominees for Election to the Board

        All of our current directors and those who will be elected to the board prior to the distribution will have been elected by the ServiceMaster board. Following the completion of the distribution, our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will identify and select, or recommend that the board select, board candidates who the Nominating and Corporate Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The Nominating and Corporate Governance Committee will consider the board's current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considers the general qualifications of the potential nominees, such as: integrity and honesty; the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with healthcare, operations, finance or marketing or other fields that will complement the talents of the other board members; willingness and capability to take the time to actively participate in board and committee meetings and related activities; ability to work professionally and effectively with other board members and the Company's management; availability to remain on the board long enough to make an effective contribution; satisfaction of applicable independence standards; and absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

        In identifying candidates for election to the board of directors, the Nominating and Corporate Governance Committee will consider nominees recommended by directors, stockholders and other sources. The Nominating and Corporate Governance Committee will review each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee will recommend the candidate for consideration by the full board of directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

        Following the completion of the distribution, the Nominating and Corporate Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Following the completion of the distribution, any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: c/o Secretary, frontdoor, inc., 150 Peabody Place, Memphis TN 38103. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our bylaws set forth the requirements for direct nomination by a stockholder of persons for election to the board of directors.

  Corporate Governance Guidelines

        Our board of directors is expected to adopt Corporate Governance Guidelines to address significant corporate governance issues. Following the completion of the distribution, a copy of these guidelines will be available on our website at [            ]. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines.

  Stockholder Engagement

        We expect all of our directors to attend our annual meetings of stockholders and be available to answer questions from stockholders at the meetings. Between meetings, we expect Rexford J. Tibbens, our President and Chief Executive Officer, and/or Brian K. Turcotte, our Senior Vice President and Chief Financial Officer, to engage with stockholders on a regular basis at industry and financial conferences, road shows, and one-on-one meetings. We will also make Peter L. Cella, our non-executive Chairman, available to meet with stockholders on matters that we believe are better addressed by an independent director.

  Communicating with the Board of Directors

        Following the completion of the distribution, any stockholder or interested party who wishes to communicate with our board of directors as a whole, the independent directors, or any individual member of the board or any committee of the board may write to or email the Company at: [            ] or Board_of_Directors@[            ].com.

        Our board of directors has designated the Company's Assistant Secretary as its agent to receive and review written communications addressed to the board, any of its committees, or any board member or group of members. The Assistant Secretary may communicate with the sender for any clarification. In addition, the Assistant Secretary will promptly forward to the chair of the Audit Committee and the Company's General Counsel any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Assistant Secretary to be potentially material to the Company. As an initial matter, the Assistant Secretary will determine whether the communication is a proper communication for the board. The Assistant Secretary will not forward to the board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Assistant Secretary to be immaterial to the Company.

        Separately, our board of directors has established a whistleblower policy for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.

  Director Qualification Standards

        The Nominating and Corporate Governance Committee charter will set forth certain criteria for the committee to consider in evaluating potential director nominees. In addition to evaluating a potential director's independence, the committee will consider whether director candidates have relevant experience in business and industry, government, education and other areas, and will monitor the mix of skills and experience of directors in order to assure that our board of directors will have the necessary breadth and depth to perform its oversight function effectively. The committee may reevaluate the relevant criteria for board membership from time to time in response to changing business factors or regulatory requirements. Our full board of directors will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

  Risk Oversight

        Our board of directors as a whole will have responsibility for overseeing our risk management. The board of directors will exercise this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees will be informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors will have primary responsibility for evaluating strategic and operational risk management, and succession planning. Following the completion of the distribution, our Audit Committee will have the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, including oversight on compliance related to legal and regulatory exposure, and meets regularly with our chief legal and compliance officers. Following the completion of the distribution, our Compensation Committee will evaluate risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and Compensation Committee will provide reports to the full board of directors regarding these and other matters.

  Code of Conduct and Financial Code of Ethics

        Our board of directors is expected to adopt a Financial Code of Ethics that applies to the CEO, CFO and Controller, or persons performing similar functions, and other designated officers and associates, including the primary financial officer of each of our business units and the Treasurer. Our board of directors is also expected to adopt a Code of Conduct that applies to all of our directors, officers and associates. The Financial Code of Ethics and Code of Conduct will each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. Following the completion of the distribution, the Financial Code of Ethics and the Code of Conduct will be available without charge on our website at [        ].

        We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, by posting such information on our website at [        ].

  Stock Ownership Guidelines

        Our board of directors is expected to adopt stock ownership guidelines for members of the board of directors and for executive officers of the Company. The board believes that setting these ownership guidelines will enhance directors' and executive officers' alignment with other stockholders. The Frontdoor Compensation Committee will review director and executive officer stock ownership levels on an annual basis.

  Board of Directors

        Following the completion of the distribution, members of the board of directors are expected to hold stock valued at five times the annual cash retainer. Directors will have a period of five years from the distribution or their appointment to the board, whichever is later, to meet the ownership guidelines.

  Executive Officers

        Following the completion of the distribution the guidelines for executive officers are based on a multiple of annual base salary with the CEO expected to own stock valued at six times his annual salary and other executive officers expected to own stock valued at three times their respective annual salaries. Until an executive officer meets these stock ownership guidelines, each executive officer is required to retain 50 percent of the shares obtained, net of the strike price and taxes, upon the exercise of stock options and upon the vesting of other equity awards that are granted after the spin-off. Shares included in the ownership guideline calculation include shares owned by the executive, unvested RSUs and 25 percent of the in-the-money value of vested options.

  Certain Securities Transactions

  Short Selling

        Our board of directors is expected to adopt a policy that prohibits our directors and executive officers from short sales and transactions in puts and calls of our securities. Short sales of our securities evidence an expectation on the part of the seller that such securities will decline in value and signal to the market an absence of confidence in our short-term prospects. Short sales may also reduce the seller's incentive to improve our performance.

  Pledges and Hedges

        In addition, the policy to be adopted will strongly discourage any of our directors and executive officers from engaging in hedging transactions in our securities. Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential appreciation in the stock. These transactions allow the person to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as our other stockholders.

  Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

        In accordance with the Sarbanes-Oxley Act, we expect that the Frontdoor Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

        As discussed above, we are currently part of ServiceMaster and not an independent company, and our Compensation Committee has not yet been formed. This Compensation Discussion and Analysis describes the historical compensation practices of ServiceMaster and outlines certain aspects of our anticipated compensation structure for its executive officers following separation. The compensation policies and practices discussed in this document remain subject to review and approval by the Frontdoor Compensation Committee.

        This section describes the material elements of ServiceMaster's 2017 executive compensation program and the principles underlying our expected executive compensation policies and decisions. Our executive officers, who will serve in the capacity as principal executive officer (CEO) or principal financial officer (CFO) and our other most highly compensated executive officer (other than the CEO and CFO), collectively referred to as our Named Executive Officers, or "NEOs" are listed below.

Management Structure

        Rexford J. Tibbens was hired to serve as our President and CEO, effective May 15, 2018.

        Brian K. Turcotte was promoted to the position of Senior Vice President and Chief Financial Officer, effective July 25, 2018.

        Jeffrey A. Fiarman has accepted an offer of employment as Senior Vice President, General Counsel and Corporate Secretary and is expected to start employment on August 27, 2018.

Objectives of Our Compensation Program

        Our compensation plans for executive officers (including the NEOs) are designed to:

  •
  Attract, motivate and retain highly qualified executives;

  •
  Reward successful performance by the executives and us by linking a significant portion of compensation to financial and business results;

  •
  Align our executives' long-term interests with those of our stockholders through meaningful share ownership; and

  •
  Appropriately balance long-term and short-term incentive compensation so that short-term performance is not emphasized at the expense of long-term value creation.

Elements of Executive Compensation, including for NEOs

        To meet these objectives, our executive compensation program consists of the following:

  •
  Base salary, which is intended to attract and retain highly qualified executives and to recognize individual performance by the executive;

  •
  Annual cash incentive, which is intended to motivate each executive to achieve short-term Company (and, where applicable, business unit) performance goals while contributing to the attainment of long-term business objectives;

  •
  Special bonus awards for retention or promotions from time to time;

  •
  Annual equity grants to motivate executives to achieve long-term performance goals and to provide equity ownership of Frontdoor common stock to our executives to ensure goal alignment with our stockholders.

  •
  Periodic retention, recognition or promotion awards are typically granted in the form of RSUs or performance RSUs. In general, the RSUs and stock options granted are time-vested equity awards; and

  •
  Employee benefits, including retirement benefits, health and welfare benefits, perquisites, new hire bonus and relocation benefits, which are intended to attract and retain qualified executives by ensuring that our benefit programs are competitive.

        The ServiceMaster Compensation Committee determined a target mix of compensation delivered through the three core elements of base salary, annual cash incentive and long-term incentive awards described above based on competitive market data and internal equity, ensuring that the total compensation is heavily weighted to performance-based elements. The target mix of compensation elements for Mr. Tibbens, the CEO, and an average mix for other NEOs are pictured below. We expect that the Frontdoor Compensation Committee will compensate executives in a similar manner following the separation.

        Each of these elements, discussed in more detail below, plays an integral role in our balancing of executive rewards over short- and long-term periods and our ability to attract and retain key executives. We believe the design of our executive compensation program creates alignment between performance achieved and compensation awarded and motivates achievement of both annual goals and sustainable long-term performance.

Determination of Executive Compensation

Pay Decision Process

        The role of our Compensation Committee is to assist our board of directors in the discharge of its responsibilities relating to our executive compensation program. The Frontdoor Compensation Committee will be responsible for establishing, administering and monitoring our policies governing the compensation for our executive officers, including determining base salaries and short-term and long-term incentive ("LTI") awards.

        The Frontdoor Compensation Committee will determine the CEO's compensation and report and discuss the approved compensation with our board of directors. Historically, in determining the CEO's compensation, the ServiceMaster Compensation Committee has considered the following factors: (1) operating and financial performance, (2) the competitive market data provided by Semler Brossy Consulting Group, LLC ("Semler Brossy"), ServiceMaster's external compensation consultant, as presented to the ServiceMaster Compensation Committee by its Senior Vice President, Human Resources in collaboration with Semler Brossy, (3) the assessment by the ServiceMaster Compensation Committee of the CEO's individual performance with subsequent discussion with the full board of directors and (4) prevailing economic conditions. The ServiceMaster CEO has historically recommended to the ServiceMaster Compensation Committee compensation for the other executive officers based on his assessment of each executive officer's area of responsibility, individual and business unit performance, overall contribution, the competitive market data provided by Semler Brossy and prevailing economic conditions. We expect that the Frontdoor Compensation Committee and our CEO will follow the same approach after the distribution. The Frontdoor Compensation Committee will provide all functions described in this Compensation Discussion and Analysis as provided in its charter.

        We believe that our executive compensation program must be attractive to compete in the market for executive talent and must support our growth strategy. As a result of this focus, we rely on competitive pay practices and individual and business performance in determining the compensation of our executives. In making these compensation determinations, we also consider historical individual compensation levels and historical company payout levels for annual cash incentives. The executive compensation program and underlying philosophy are reviewed at least annually to determine what, if any, modifications should be considered.

Compensation Risk Assessment

        Following the completion of the distribution, the Compensation Committee will assess our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Prior to the distribution, the ServiceMaster Compensation Committee made this assessment and they concluded that ServiceMaster's compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on us. Our compensation policies and practices are substantially similar to those of ServiceMaster's and we believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.

Clawback Policy

        The ServiceMaster board of directors approved and implemented a clawback policy in February 2016 that provides the ServiceMaster Compensation Committee with the discretion to claw back performance-based compensation in the event of a restatement of Company financial statements or misconduct. We expect that the Frontdoor Compensation Committee will adopt a similar clawback policy.

Peer Group

        The peer group was determined through inputs from members of the ServiceMaster Board of Directors, the Frontdoor CEO and outside compensation consultants and reflects a group of companies with similar or adjacent business models and who source talent from the same labor pools as

Frontdoor. In determining the peer group, the size and performance of the companies were taken into consideration, with revenues generally ranging from .3 to 2.5 times the revenue of Frontdoor.

ANGI Homeservices	Pandora Media, Inc.
Chemed Corporation	Redfin Corp.
Etsy, Inc.	Shutterfly, Inc.
FirstService Corporation	Weight Watchers International, Inc.
GrubHub, Inc.	Yelp Inc.
H&R Block, Inc.	Zillow Group, Inc.
HomeServe Plc.

Base Salary

        We expect the Frontdoor Compensation Committee to annually review the base salaries of Frontdoor executive officers. The Frontdoor Compensation Committee may take into account numerous factors when making its determination, including the NEO's experience relative to industry peers, competitive market data, time in his or her position, individual performance, future potential and leadership qualities.

        The following table sets forth information regarding the base salaries for our NEOs.

Salary Table

Named Executive Officer	Base Salary as of August 1, 2018
Rexford J. Tibbens, President and Chief Executive Officer	$800,000
Brian K. Turcotte, Senior Vice President and Chief Financial Officer	$430,000
Jeffrey A. Fiarman, Senior Vice President, General Counsel and Corporate Secretary	$430,000

Annual Bonus Plan

        Similar to ServiceMaster, the Company is expected to administer the Annual Incentive Plan ("AIP"), an annual cash incentive program, which is designed to reward the achievement of specific pre-set financial results measured over one fiscal year (or, as applicable, a portion of a fiscal year). Each participant will be assigned an annual incentive target expressed as a percentage of base salary. For the NEOs, these targets range from 60% percent of base salary to 100% percent of base salary. The specific target bonus for each NEO is listed in the table below:

Named Executive Officer	Target Bonus as of Percent of Salary
Rexford J. Tibbens,(1) President and Chief Executive Officer	100%
Brian K. Turcotte, Senior Vice President and Chief Financial Officer	60%
Jeffrey A. Fiarman,(2) Senior Vice President, General Counsel and Corporate Secretary	60%

(1)
For 2018 Mr. Tibbens' bonus will be no less than his target bonus, prorated for service during fiscal year.

(2)
For 2018 Mr. Fiarman's bonus will be no less than his target bonus, prorated for service during fiscal year.

        To encourage our executive officers to focus on short-term Company goals and financial performance, incentives under the AIP are expected to be based on our performance with respect to the following measures and an individual performance evaluation, as determined by the Frontdoor Compensation Committee:

  •
  Adjusted EBITDA;

  •
  Revenue; and

  •
  Customer Count, as measured by the change in the number of customers from the beginning to the end of the year.

        Adjusted EBITDA and revenue are included in the financial statements in this information statement.

        The performance measures above were selected as the most appropriate measures upon which to determine annual bonuses because they are the primary metrics that management believes build value in the Company. Additionally, these measures were selected to incentivize profitable growth and fund investments for future growth. All of the opportunity for payment under the AIP to our NEOs is based on these performance measures.

        Performance targets are expected to be established by the Frontdoor Compensation Committee in the first quarter of each year and will be based on expected performance in accordance with our approved business plan for the year. In the event we achieve the performance targets, payout under the AIP would be 100 percent of a specified percentage of the executive's base salary. Performance below the target goal but equal to or above the threshold amount would result in below target payouts and performance above target goals would pay above target. The components and weightings of the performance measures will be reviewed and determined annually by the Frontdoor Compensation Committee to reflect Company strategy. The Frontdoor Compensation Committee may also consider an evaluation of the individual performance for each executive officer and may adjust the formulaic bonus calculation based on its evaluation. The performance goals and relative weightings reflect the Frontdoor Compensation Committee's objective of ensuring that a substantial amount of each NEO's total compensation is tied to applicable overall performance.

Long-Term Equity Incentive Plans

        Our long-term equity incentive plan will be designed to retain key executives and to align the interests of our executives with the achievement of sustainable long-term growth and performance. For 2017, the ServiceMaster Compensation Committee approved LTI awards comprised of a mix of stock options and performance share units with equal grant date value (at a 50/50 mix) to provide a long-term incentive component to the pay mix of executive officers. The Frontdoor Compensation Committee is expected to approve any Frontdoor awards to be granted following separation.

        Stock options awarded are nonqualified stock options with vesting in equal installments on the first four anniversaries of the grant date. The exercise price of the stock options was the fair market value of the Company's common stock as defined in the Omnibus Incentive Plan.

Omnibus Incentive Plan

        In connection with the spin-off of Frontdoor, the ServiceMaster board of directors, as sole stockholder of Frontdoor, will adopt and approve the Omnibus Incentive Plan. Our directors, officers, associates and consultants are eligible to receive awards under the Omnibus Incentive Plan. Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; RSUs; performance shares; PSUs; stock appreciation rights ("SARs"); dividend equivalents; deferred share units; and other stock-based awards.

        We expect the Frontdoor Compensation Committee to periodically review the equity holdings of executive officers of the Company to ensure there are appropriate levels of ownership and incentive and retention value. The Frontdoor Compensation Committee will also review competitive market practice regarding the awarding of LTI awards and, following its assessment of our executives' stock holdings and future long-term incentive opportunity, the Frontdoor Compensation Committee is expected to approve a LTI strategy and subsequently approve awards for the NEOs following separation. After giving effect to the distribution, a total of [            ] shares of Frontdoor common stock will be available for issuance under the Omnibus Incentive Plan as of [            ]. This figure represents approximately [            ] percent of the shares of Frontdoor common stock that will be outstanding as of [            ]. Under the Omnibus Incentive Plan: (1) the maximum number of stock options, SARs or other awards based solely on the increase in the value of common stock that a participant may receive in any year is [            ]; (2) a participant may receive a maximum of [            ] performance shares, shares of performance-based restricted stock and performance-based RSUs in any year; (3) the maximum value of performance units granted to a participant during any year may not exceed $[            ]; and (4) the maximum number of shares that may be granted to a non-employee member of the board of directors of the Company during any year is [            ], but in no event will such shares have a grant date value of more than $[          ] for any one year.

        We will continue to consider the award of long-term incentives under the Omnibus Incentive Plan on an ongoing basis to certain key associates, including our NEOs, in order to recognize outstanding performance, enhance retention, assumption of additional responsibilities or otherwise as the Frontdoor Compensation Committee may determine is in our best interest.

Retirement Benefits

        Associates, including the NEOs, will be generally eligible to participate in the Frontdoor Profit Sharing and Retirement Plan, as it may be amended from time to time (the "PSRP"). The PSRP will be a tax qualified 401(k) defined contribution plan under which we may make discretionary matching contributions. Similar to ServiceMaster's approach, we expect to provide for a matching contribution in the PSRP where associates receive a dollar-for-dollar match on the first one percent of their contributions, and then a $0.50 per dollar match on the next two percent to six percent contributed.

Employee Benefits and Executive Perquisites

        We expect to offer a variety of health and welfare programs to all eligible associates, including the NEOs. The NEOs will be eligible for the same health and welfare benefit programs on the same basis as the rest of our associates, including medical and dental care coverage, life insurance coverage and short and long-term disability.

        We expect to limit the use of perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our compensation goal of enabling us to attract and retain superior executives for key positions.

Post Termination Compensation

Severance Benefits for NEOs

        Unless modified by separate agreement, and except as described below, upon a termination of employment for any reason, we have no obligation to pay any prospective amounts or provide any benefits to our NEOs. Our obligations will consist of those obligations accrued at the date of termination, including payment of earned salary, vacation, reimbursement of expenses and obligations that may otherwise be payable in the event of death or disability.

        For the purpose of the following discussion, "cause" means a material breach by the executive of the duties and responsibilities of the executive (other than as a result of incapacity due to physical or mental illness) that is demonstrably willful and deliberate on the executive's part, committed in bad faith or without reasonable belief that such breach is in our best interests and not remedied in a reasonable period of time after receipt of written notice from us specifying such breach; or the commission by the executive of a felony or misdemeanor involving any act of fraud, embezzlement or dishonesty or any other intentional misconduct by the executive that materially and adversely affects our business affairs or reputation. In our CEO's agreement described below, the definition of "cause" also includes any failure by the executive to cooperate with any investigation or inquiry into the executive's business practices, whether internal or external, including, but not limited to, the executive's refusal to be deposed or to provide testimony at trial or inquiry.

        Upon each executive's death or disability, we will pay to the executive (or his or her executors or legal representatives, to the extent applicable) the annual bonus earned for the fiscal year immediately preceding the date of termination to the extent not previously paid; plus if the date of termination is after June 30 of a fiscal year, a prorated bonus through his or her date of termination (determined based on the target bonus, in the event of retirement or death, or actual accomplishment, in the event of disability).

Severance Arrangements

        We have not historically offered severance agreements or change in control agreements to executive officers; however, the Frontdoor Compensation Committee will periodically assess the need to offer these types of arrangements as part of maintaining competitive executive compensation packages. Similar to ServiceMaster's approach, we expect our NEOs to be covered under our standard severance practices and guidelines. An officer who reports directly to our CEO is eligible to receive severance if terminated without cause (as defined above). Under our practice for executive officers, in the event of such termination, an amount equal to one times base salary plus target bonus for the year of termination will be paid out, generally in monthly installments over a period of 12 months, and, if termination occurs after June 30 of a year, a prorated portion of the bonus earned under the AIP would be payable to the terminated executive at the same time as annual bonuses are paid to other executives for the applicable year, subject to execution of a general release and observing covenants not to compete, solicit, nor disclose confidential information. In the event of a change in control, the severance for executive officers other than the CEO will generally be two times the non-change in control severance amounts for base salary and target bonus.

Omnibus Incentive Plan

        If an executive's employment is terminated by us for "cause" (as defined in the Omnibus Incentive Plan) all options (vested and unvested) and unvested RSUs will be immediately cancelled.

        If an executive's employment is terminated by us without "cause" or if the executive voluntarily terminates his or her employment for any reason, all unvested options and RSUs immediately terminate. Upon such a termination, the executive may exercise vested options before the first to occur of (1) the three-month anniversary of the executive's termination of employment, (2) the expiration of the options' normal term, after which date such options are cancelled or (3) the cancellation of the options in the event of a change in control in exchange for a cash payment.

        If an executive's employment terminates by reason of death or disability, all unvested options will vest, and all options will remain exercisable until the first to occur of (1) the one-year anniversary of the executive's date of termination, (2) the expiration of the options' normal term, after which date such options are cancelled or (3) the cancellation of the options in the event of a change in control in exchange for a cash payment. RSUs will vest as to the number of RSUs that would have vested on the next anniversary of the grant date (assuming the executive's employment had continued through such anniversary) multiplied by a fraction, the numerator of which is the number of days elapsed since (x) the grant date, if the termination due to death or disability occurs on or prior to the first anniversary of the grant date, or (y) the most recent prior anniversary of the grant date, if the termination due to death or disability occurs after the first anniversary of the grant date, and the denominator of which was 365.

        Under the Omnibus Incentive Plan, upon a "change in control" (as defined in the Omnibus Incentive Plan), unless otherwise determined by the Administrator, no cancellation, acceleration of vesting or other payment shall occur with respect to any RSU in connection with a change in control occurring prior to the third anniversary of the grant date, if the administrator reasonably determines prior to the change in control that the executive shall receive an "alternative award" meeting the requirements of the plan; provided, however, that if within two years following a change in control, the executive's employment is involuntarily terminated (other than for cause) or the executive resigns with good reason (see the description under "Mr. Tibbens' Employment Agreement" section below), at a time when any portion of the alternative award is unvested, the unvested portion of such alternative award shall immediately vest in full and such executive shall be provided with either cash or marketable stock equal to the fair market value of the stock subject to the alternative award on the date of termination. Notwithstanding the plan terms, certain legacy RSU grant agreements provide for accelerated vesting on a change in control occurring prior to vesting.

        The Frontdoor Compensation Committee will also have the discretion to accelerate the vesting of options and RSUs at any time.

2018 Long-Term Incentive Awards

        In 2018 the ServiceMaster Compensation Committee approved the grant of the equity awards set forth in the table below to our NEOs.

Named Executive Officer	Number of Stock Options	Number of RSUs
Rexford J. Tibbens, President and CEO	94,478	28,475
Brian K. Turcotte, Senior Vice President and CFO	7,449	6,754

        Mr. Tibbens' equity awards are discussed below. Upon promotion as Frontdoor's CFO, Mr. Turcotte was granted 4,333 RSUs, which vest ratably over three years, subject to his continued employment. Mr. Fiarman's offer letter provides for the award of $250,000 in grant date value of RSUs, which will vest ratably over three years, subject to his continued employment.

Mr. Tibbens' Employment Agreement

        Rexford J. Tibbens was hired to serve as our CEO pursuant to an employment agreement with us, effective May 15, 2018. Mr. Tibbens' agreement is initially for a term of four years subject to automatic one year renewals thereafter, absent termination notice by either party (the "Term"). Mr. Tibbens will be appointed to the Company's board of directors upon the separation and will serve on the Company's board during the Term, without additional compensation. Under his employment agreement, Mr. Tibbens receives an initial base salary of $800,000 and a target annual incentive bonus opportunity of 100 percent of his base salary. For 2018, Mr. Tibbens' annual bonus will be no less than his target bonus, prorated for his service during the fiscal year. Beginning in 2019, Mr. Tibbens will be eligible for annual equity grants having a target total grant date value equal to 250 percent of his annual base salary. Mr. Tibbens will also receive corporate housing through the first anniversary of his hire date, the reimbursement of reasonable weekly commuting expenses between Seattle, Washington, and Memphis, Tennessee through the first anniversary of his hire date and the reimbursement of COBRA premiums for the first three months of his employment.

        The ServiceMaster Compensation Committee approved an initial stock option award of Parent stock options with a grant date fair value of $1,625,000 (94,478 options), an initial RSU award of Parent RSUs with a grant date fair value of $625,000 (10,952 RSUs) and a sign-on RSU award of Parent RSU with a grant date fair value of $1,000,000 (17,523 RSUs) for Mr. Tibbens as part of his employment agreement.

These awards were approved with a grant date of May 15, 2018. The stock options awarded to Mr. Tibbens are scheduled to vest and become exercisable in equal annual installments on the first four anniversaries of the grant date (or for certain of the stock options awarded, on the first four anniversaries of February 18, 2018), subject to his continued employment with the Company. The stock options awarded on May 15, 2018 have an exercise price of $57.07. The RSUs awarded to Mr. Tibbens are scheduled to vest and become exercisable in equal annual installments on the first three anniversaries of the grant date and the sign-on RSUs, on the first three anniversaries of February 18, 2018, subject in each case, to his continued employment with the Company. As of the separation, all the then outstanding equity awards held by Mr. Tibbens will be converted into RSUs and stock options, respectively, covering solely Company stock.

        Mr. Tibbens employment agreement provides that if we were to terminate Mr. Tibbens' employment without cause, or if he terminates his employment for good reason (a "Qualifying Termination"), he would receive: (1) continued payment of his monthly base salary for 12 months following the date of termination (24 months if a Qualifying Termination occurs prior to January 1, 2020); (2) a lump sum payment equal to 100 percent of his target bonus; (3) reimbursement of COBRA premiums paid by him for 12 months following the date of termination (18 months plus payment of an amount equal to the COBRA premium for up to an additional six months if a Qualifying Termination occurs prior to January 1, 2020); and (4) a prorated bonus through his date of termination. The sign-on RSUs will vest upon a Qualifying Termination. Mr. Tibbens' stock option awards (granted in connection with his employment agreement and any other stock options granted to Mr. Tibbens under the Omnibus Incentive Plan) will also vest if he is terminated without cause or resigns for good reason, within 24 months following the signing of a definitive agreement, which if consummated, would result in a change in control. The treatment of Mr. Tibbens' other equity awards is described under the "Omnibus Incentive Plan" section.

        Upon Mr. Tibbens' death or disability, we shall pay to Mr. Tibbens (or his executors or legal representatives) the annual bonus earned for the fiscal year immediately preceding the date of termination to the extent not previously paid, plus a prorated bonus through his date of termination.

        Payments of Mr. Tibbens' severance benefits are subject to him signing a general release of claims. Mr. Tibbens is also subject to covenants not to compete or solicit for one year following termination and an indefinite covenant not to disclose confidential information. Payments and benefits are reduced in connection with a change in control (within the meaning of Section 280G of the Internal Revenue Code) to the highest amount that may be paid to Mr. Tibbens without subjecting any payment to the excise tax, so long as he would retain a greater net after-tax payment if the payments are reduced.

Mr. Turcotte's Retention Agreement

        In connection with spin-off of Frontdoor, in 2017 Mr. Turcotte was granted a cash retention award of $154,000, of which 50 percent will pay out on the spin-off of Frontdoor and the other 50 percent will pay out on the six month anniversary of the spin-off, subject to his continued employment. Upon a termination of his employment by the Company without cause or due to his death or disability, he will receive a prorated portion of the retention awards. The retention award will be forfeited if not earned prior to March 31, 2019.

Mr. Turcotte's Offer Letter

        Brian Turcotte was offered the position of Senior Vice President and Chief Financial Officer pursuant to an offer letter dated July 17, 2018. Under his offer letter, Mr. Turcotte is entitled to a base salary of $430,000 and a target annual incentive bonus opportunity of 60 percent of his base salary. For 2018, Mr. Turcotte's annual bonus will be no less than his target bonus, prorated for his service during the fiscal year. Beginning in 2019, Mr. Turcotte will be eligible for annual equity grants having a target total grant date value equal to 125 percent of his annual base salary. Pursuant to his offer letter, the

ServiceMaster Compensation Committee approved a grant to Mr. Turcotte of 4,333 RSUs, which vest ratably over three years, subject to his continued employment.

Mr. Fiarman's Offer Letter

        Jeffrey Fiarman was offered the position of Senior Vice President, General Counsel and Corporate Secretary pursuant to an offer letter dated July 5, 2018 and is expected to commence employment on August 27, 2018. Under his offer letter, Mr. Fiarman will receive an initial base salary of $430,000 and a target annual incentive bonus opportunity of 60 percent of his base salary. For 2018, Mr. Fiarman's annual bonus will be no less than his target bonus, prorated for his service during the fiscal year. Beginning in 2019, Mr. Fiarman will be eligible for annual equity grants having a target total grant date value equal to 100 percent of his annual base salary.

        Mr. Fiarman' offer letter provides for a cash sign-on bonus of $200,000 and for the award of Parent RSUs with a grant date value of $250,000, which will vest ratably over three years, subject to his continued employment.

Executive Compensation Tables

        As none of our executive officers were previously serving as executive officers of ServiceMaster in 2017, there are no executive compensation tables provided.

 DIRECTOR COMPENSATION

        Following the completion of the distribution, members of the board of directors who are not employed by us will be entitled to receive an annual retainer of $200,000, of which $80,000 will be payable in cash in quarterly installments and the other $120,000 will be payable in shares of common stock. Each director may elect to defer the receipt of the shares of common stock as deferred stock equivalents to a point in the future. In addition to the amounts described above, the non-executive Chairman will receive an additional annual cash retainer of $50,000 and an extra $100,000 award of stock. The chairpersons of the Audit Committee and the Compensation Committee will each receive an additional annual cash retainer of $20,000 and the chairperson of the Nominating and Corporate Governance Committee will receive an additional annual cash retainer of $10,000. All of our directors will be reimbursed for reasonable expenses incurred in connection with attending board of directors meetings and committee meetings.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with ServiceMaster

        Following the separation and distribution, we and ServiceMaster will operate separately, each as an independent public company. ServiceMaster will retain a passive ownership interest in up to 19.9 percent of the Frontdoor common stock at the time of the distribution. ServiceMaster currently intends to responsibly dispose of all of the Frontdoor common stock that it retains after the distribution through one or more subsequent exchanges for debt by June 14, 2019 in accordance with the terms of the private letter ruling.

        Prior to the distribution, we will enter into a separation and distribution agreement with ServiceMaster, which is referred to in this information statement as the "separation agreement" or the "separation and distribution agreement." We will also enter into various other agreements to provide a framework for our relationship with ServiceMaster after the separation and distribution, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a stockholder and registration rights agreement. These agreements will provide for the allocation between Frontdoor and ServiceMaster of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) associated with the American Home Shield business and will govern certain relationships between Frontdoor and ServiceMaster after the separation and distribution. The agreements listed above will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

        In addition to the above agreements, ServiceMaster and Frontdoor will enter into two sublease agreements prior to the distribution, pursuant to which Frontdoor will lease from ServiceMaster a portion of ServiceMaster's current headquarters and a portion of ServiceMaster's Memphis customer care center. These sublease agreements, individually and in the aggregate, are not material to Frontdoor's business.

        The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, "distribution date" refers to the date on which ServiceMaster distributes shares of Frontdoor common stock to the holders of shares of ServiceMaster common stock.

Separation Agreement

  Transfer of Assets and Assumption of Liabilities

        The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of Frontdoor and ServiceMaster as part of the separation, and provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement will provide, among other things, which:

  •
  assets (whether tangible or intangible) primarily related to, or included on the balance sheet of, the American Home Shield business, which are referred to as the "Frontdoor Assets," will be transferred to us, generally including:

  •
  equity interests in certain ServiceMaster subsidiaries that hold assets primarily related to the American Home Shield business;

  •
  customer, distribution, supply and vendor contracts (or portions thereof) to the extent they relate to the American Home Shield business;

  •
  certain third-party vendor contracts for services primarily related to the American Home Shield business;

    •
    rights to technology, software and intellectual property primarily related to the American Home Shield business;

    •
    exclusive rights to information exclusively related to our business and nonexclusive rights to information related to the American Home Shield business;

    •
    rights and assets expressly allocated to us pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation;

    •
    permits used in our business; and

    •
    other assets that are included in our pro forma balance sheet;

  •
  liabilities primarily related to, or included on the balance sheet of, the American Home Shield business, which are referred to as the "Frontdoor Liabilities," will be retained by or transferred to us; and

  •
  all of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the Frontdoor Assets and Frontdoor Liabilities (such assets and liabilities, other that the Frontdoor Assets and the Frontdoor Liabilities, referred to as the "ServiceMaster Assets" and "ServiceMaster Liabilities," respectively) will be retained by or transferred to ServiceMaster.

        Except as expressly set forth in the separation agreement or any ancillary agreement, neither we nor ServiceMaster will make any representation or warranty as to (1) the assets, business or liabilities transferred or assumed as part of the separation, (2) any approvals or notifications required in connection with the transfers, (3) the value of or the freedom from any security interests of any of the assets transferred, (4) the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either us or ServiceMaster, or (5) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an "as is," "where is" basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

        Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to us or ServiceMaster, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, we or ServiceMaster, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse us or ServiceMaster, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

  The Distribution

        The separation agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, ServiceMaster will distribute to its stockholders that hold shares of ServiceMaster common stock as of the record date for the distribution of at least 80.1 percent of the issued and outstanding shares of Frontdoor common stock on a pro rata basis. Stockholders will receive cash in lieu of any fractional shares.

  Conditions to the Distribution

        The separation agreement will provide that the distribution is subject to satisfaction (or waiver by ServiceMaster) of certain conditions. These conditions are described under "The Separation and Distribution—Conditions to the Distribution." ServiceMaster has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

  Financing

        In connection with the separation and distribution, we anticipate that we will raise long-term debt consisting of approximately $350 million of senior unsecured notes and term loans in an aggregate principal amount of up to $650 million. We also anticipate entering into a revolving credit facility in aggregate principal amount of up to $250 million. We expect that approximately $350 million aggregate principal amount of notes will be issued to, and approximately $650 million aggregate principal amount of term loans will be incurred in favor of, ServiceMaster's wholly owned subsidiary, The ServiceMaster Company, as partial consideration for the contribution of the American Home Shield business assets to us. We expect that The ServiceMaster Company will exchange these notes and term loans for outstanding debt of The ServiceMaster Company.

  Claims

        In general, each party to the separation agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

  Releases

        The separation agreement will provide that we and our affiliates will release and discharge ServiceMaster and its affiliates from all liabilities assumed by us as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to our business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. ServiceMaster and its affiliates will release and discharge us and our affiliates from all liabilities retained by ServiceMaster and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement.

        These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, and certain other agreements, including the transfer documents in connection with the separation.

  Indemnification

        In the separation agreement, we will agree to indemnify, defend and hold harmless ServiceMaster, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the Frontdoor Liabilities;

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  the failure of us or any other person to pay, perform or otherwise promptly discharge any of the Frontdoor Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

  •
  except to the extent relating to a ServiceMaster Liability, any guarantee, indemnification or contribution obligation for our benefit by ServiceMaster that survives the distribution;

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  any breach by us of the separation agreement or any of the ancillary agreements; and

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  any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this information statement forms a part, or in this information statement (as amended or supplemented), other than any such statements or omissions directly relating to information regarding ServiceMaster, provided to us by ServiceMaster, for inclusion therein.

        In the separation agreement, ServiceMaster will agree to indemnify, defend and hold harmless us, each of our affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

  •
  the ServiceMaster Liabilities;

  •
  the failure of ServiceMaster or any other person to pay, perform, or otherwise promptly discharge any of the ServiceMaster Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution;

  •
  except to the extent relating to an Frontdoor Liability, any guarantee, indemnification or contribution obligation for the benefit of ServiceMaster by us that survives the distribution;

  •
  any breach by ServiceMaster of the separation agreement or any of the ancillary agreements; and

  •
  any untrue statement or alleged untrue statement or omission or alleged omission of a material fact directly relating to information regarding ServiceMaster, provided to us by ServiceMaster, for inclusion in the registration statement of which this information statement forms a part, or in this information statement (as amended or supplemented).

        The separation agreement will also establish procedures with respect to claims subject to indemnification and related matters.

  Insurance

        The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution date and sets forth procedures for the administration of insured claims and addresses certain other insurance matters.

  Further Assurances

        In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both we and ServiceMaster will agree in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

  Dispute Resolution

        The separation agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between ServiceMaster and us related to the separation or distribution. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of ServiceMaster and us. If such efforts are not successful, either we or ServiceMaster may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.

  Expenses

        Except as expressly set forth in the separation agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, will be paid by the party incurring such cost and expense.

  Other Matters

        Other matters governed by the separation agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

  Termination

        The separation agreement will provide that it may be terminated, and the separation and distribution may be modified or abandoned, at any time prior to the distribution date in the sole discretion of ServiceMaster without the approval of any person, including our stockholders or ServiceMaster stockholders. In the event of a termination of the separation agreement, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the separation agreement may not be terminated, except by an agreement in writing signed by both ServiceMaster and us.

Transition Services Agreement

        We and ServiceMaster will enter into a transition services agreement prior to the distribution pursuant to which we and ServiceMaster will provide certain services to one another, on an interim, transitional basis. The services to be provided will include certain information technology services, finance and accounting services and human resource and employee benefits services. The agreed-upon charges for such services are generally intended to allow the providing company to recover all costs and expenses of providing such services.

        The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be no later than December 31, 2019.

        Subject to certain exceptions in the case of willful misconduct or fraud, the liability of ServiceMaster and Frontdoor under the transition services agreement for the services they provide will be limited to a specified maximum amount. The transition services agreement also provides that neither company shall be liable to the other for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages.

Tax Matters Agreement

        We and ServiceMaster will enter into a tax matters agreement prior to the distribution that will govern the parties' respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

        The tax matters agreement will also impose certain restrictions on us and our subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on ServiceMaster or us that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party's respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. However, if such failure was the result of any acquisition of our shares or assets, or of any of our representations, statements or undertakings being incorrect, incomplete or breached, we generally will be responsible for all taxes imposed as a result of such acquisition or breach.

        As discussed below under the heading "Material U.S. Federal Income Tax Consequences," notwithstanding receipt by ServiceMaster of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could assert that the distribution or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, we, ServiceMaster, and ServiceMaster stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of ServiceMaster or us could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, we may be required to indemnify ServiceMaster for taxes and certain related amounts resulting from the distribution and certain related transactions not qualifying as tax-free.

Employee Matters Agreement

        We and ServiceMaster will enter into an employee matters agreement prior to the distribution to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

        The employee matters agreement will provide that, unless otherwise specified, ServiceMaster will be responsible for liabilities associated with employees who will be employed by ServiceMaster following the separation, former employees whose last employment was with the ServiceMaster businesses, and we will be responsible for liabilities associated with employees who will be employed by us following the separation and former employees whose last employment was with our businesses.

        The employee matters agreement will provide for the conversion of the outstanding awards granted under ServiceMaster's equity compensation programs into adjusted awards relating to shares of ServiceMaster and/or Frontdoor common stock, as described above under the heading "The Separation and Distribution—Treatment of Equity Based Compensation." The adjusted awards generally will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original ServiceMaster award immediately before the separation.

Stockholder and Registration Rights Agreement

        We will enter into a stockholder and registration rights agreement with ServiceMaster pursuant to which we will agree that, upon the request of ServiceMaster, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Frontdoor common stock retained by ServiceMaster. In addition, ServiceMaster will agree to vote any shares of Frontdoor common stock that it retains immediately after the separation in proportion to the votes cast by our other stockholders. In connection with such agreement, ServiceMaster will grant us a proxy to vote its shares of Frontdoor common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from ServiceMaster to a person other than ServiceMaster, and neither the voting agreement nor proxy will limit or prohibit any such sale or transfer.

Sublease Agreements

        Frontdoor and ServiceMaster will enter into sublease agreements prior to the distribution, pursuant to which Frontdoor will sublease office and call center facilities from ServiceMaster. Frontdoor will sublease from ServiceMaster approximately 62,000 square feet, plus common area space, for its headquarters, and a portion of ServiceMaster's Memphis customer care center. Frontdoor's sublease for a portion of ServiceMaster's Peabody Place headquarters is expected to have a term of approximately 16 years, and Frontdoor's sublease for a portion of ServiceMaster's Memphis customer care center is expected to have a term of six years.

        Frontdoor's rent payments to ServiceMaster will generally be adjusted each year of the subleases to reflect increases or decreases in operating and maintenance expenses and other factors. ServiceMaster may terminate the subleases in the event of a material uncured default by Frontdoor.

Procedures for Approval of Related Person Transactions

        Our board of directors is expected to adopt a written policy on related person transactions. The policy will cover transactions involving us in excess of $120,000 in any year in which any director, director nominee, executive officer or greater than five percent beneficial owner of Frontdoor, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less than 10 percent owner, of an entity involved in the transaction. This policy will be posted to the corporate governance section of our investor relations website (www.[                ].com) as of the distribution date.

        Under this policy, the general counsel must advise the Audit Committee of any related person transaction of which he or she becomes aware. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee will consider all relevant information available to it and, as appropriate, take into consideration the size of the transaction and the amount payable to the related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; the purpose, and the potential benefits to us, of the transaction; whether the transaction was undertaken in the ordinary course of business; and whether the transaction involved the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of material U.S. federal income tax consequences of the distribution of Frontdoor common stock to "U.S. holders" (as defined below) of ServiceMaster common stock. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion applies only to U.S. holders of shares of ServiceMaster common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

        It is a condition to the distribution that the private letter ruling from the IRS regarding certain U.S. federal income tax matters relating to the separation and distribution received by ServiceMaster remain valid and be satisfactory to the ServiceMaster board of directors and that the ServiceMaster board of directors receive one or more opinions from its tax advisors, in each case, satisfactory to the ServiceMaster board of directors, regarding certain U.S. federal income tax matters relating to the separation and the distribution, including, with respect to the opinion(s).

        This discussion assumes that the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and the other separation-related agreements that ServiceMaster and we will enter into prior to the distribution and as described in this information statement, and that the IRS takes no position inconsistent with the opinion(s) described above. This discussion is not a complete description of all U.S. federal income tax consequences of the separation and the distribution, nor does it address the effects of any state, local or non-U.S. tax laws or U.S. federal tax laws other than those relating to income taxes. The distribution may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold ServiceMaster or Frontdoor common stock, pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, holders who hold ServiceMaster or Frontdoor common stock as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who receive Frontdoor common stock upon the exercise of employee stock options or otherwise as compensation, holders who are liable for alternative minimum tax or any holders who actually or constructively own more than five percent of ServiceMaster common stock). This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds ServiceMaster common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the distribution.

        For purposes of this discussion, a "U.S. holder" is any beneficial owner of ServiceMaster common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions; or (ii) it has a valid election in place under applicable U.S. Treasury Regulations to be treated as a United States person.

        THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR STOCKHOLDER. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX LAWS, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

        The IRS private letter ruling is, and the opinion(s) of tax advisors will be, based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Frontdoor and ServiceMaster (including those relating to the past and future conduct of Frontdoor and ServiceMaster). If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if we or ServiceMaster breach any of their respective representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the IRS private letter ruling and/or the opinion(s) of tax advisors, such IRS private letter ruling and/or the opinion(s) of tax advisors may be invalid and the conclusions reached therein could be jeopardized.

        Notwithstanding receipt by ServiceMaster of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings upon which the IRS private letter ruling or the opinion(s) of tax advisors were based are false or have been violated. In addition, neither the IRS private letter ruling nor the opinion(s) of tax advisors address or will address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes. An opinion of a tax advisor represents the judgment of such tax advisor and is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion(s) of tax advisors. Accordingly, notwithstanding receipt by ServiceMaster of the IRS private letter ruling and the opinion(s) of tax advisors, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail in such challenge, ServiceMaster, Frontdoor and ServiceMaster stockholders could be subject to significant U.S. federal income tax liability. Please refer to "Material U.S. Federal Income Tax Consequences if the Distribution is Taxable" below.

        It is expected that, for U.S. federal income tax purposes:

  •
  subject to the discussion below regarding Section 355(e) of the Code, neither we nor ServiceMaster will recognize any gain or loss upon the separation and the distribution of Frontdoor common stock, and no amount will be includable in the income of ServiceMaster or Frontdoor as a result of the separation and the distribution other than taxable income or gain possibly arising out of internal reorganizations undertaken in connection with the separation and distribution and with respect to any items required to be taken into account under U.S. Treasury Regulations relating to consolidated federal income tax returns;

  •
  no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of ServiceMaster common stock upon the receipt of Frontdoor common stock in the distribution, except with respect to any cash received in lieu of fractional shares of Frontdoor common stock (as described below);

  •
  the aggregate tax basis of the ServiceMaster common stock and Frontdoor common stock received in the distribution (including any fractional share interest in Frontdoor common stock for which cash is received) in the hands of each U.S. holder of ServiceMaster common stock immediately after the distribution will equal the aggregate tax basis of ServiceMaster common stock held by the U.S. holder immediately before the distribution, allocated between the ServiceMaster common stock and Frontdoor common stock (including any fractional share interest in Frontdoor common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and

  •
  the holding period of Frontdoor common stock received by each U.S. holder of ServiceMaster common stock in the distribution (including any fractional share interest in Frontdoor common stock for which cash is received) will generally include the holding period at the time of the distribution for the ServiceMaster common stock with respect to which the distribution is made.

        A U.S. holder who receives cash in lieu of a fractional share of Frontdoor common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder's adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for its ServiceMaster common stock exceeds one year at the time of distribution.

        If a U.S. holder of ServiceMaster common stock holds different blocks of ServiceMaster common stock (generally shares of ServiceMaster common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Frontdoor common stock received in the distribution in respect of particular blocks of ServiceMaster common stock.

        U.S. Treasury Regulations require certain U.S. holders who receive shares of Frontdoor common stock in the distribution to attach to such U.S. holder's federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable.

        As discussed above, notwithstanding receipt by ServiceMaster of the IRS private letter ruling and the opinion(s) of tax advisors, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply and ServiceMaster, Frontdoor and ServiceMaster stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of ServiceMaster or us could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, we may be required to indemnify ServiceMaster for taxes (and certain related amounts) resulting from the distribution and certain related transactions not qualifying as tax-free.

        If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, ServiceMaster would recognize taxable gain as if it had sold Frontdoor common stock in a taxable sale for its fair market value (unless ServiceMaster and we jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (i) the

ServiceMaster group would recognize taxable gain as if we had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of Frontdoor common stock and the assumption of all of our liabilities and (ii) we would obtain a related step-up in the basis of its assets) and ServiceMaster stockholders who receive Frontdoor common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock.

        Even if the distribution were to otherwise qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to ServiceMaster under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in ServiceMaster or us. For this purpose, any acquisitions of ServiceMaster's or our shares within the period beginning two years before the separation and ending two years after the separation are presumed to be part of such a plan, although we or ServiceMaster may be able to rebut that presumption.

        In connection with the distribution, we and ServiceMaster will enter into a tax matters agreement pursuant to which we will be responsible for certain liabilities and obligations following the distribution. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on ServiceMaster or us that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code (including as a result of Section 355(e) of the Code), to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party's respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. However, if such failure was the result of any acquisition of our shares or assets, or of any of our representations, statements or undertakings being incorrect, incomplete or breached, we generally will be responsible for all taxes imposed as a result of such acquisition or breach. Our indemnification obligations to ServiceMaster under the tax matters agreement are not expected to be limited in amount or subject to any cap. If we are required to pay any taxes or indemnify ServiceMaster and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities.

Backup Withholding and Information Reporting.

        Payments of cash to U.S. holders of ServiceMaster common stock in lieu of fractional shares of Frontdoor common stock may be subject to information reporting and backup withholding (currently, at a rate of 24 percent), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder's correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

 DESCRIPTION OF MATERIAL INDEBTEDNESS

        In connection with the separation and distribution, we anticipate that we will raise long-term debt consisting of approximately $350 million of senior unsecured notes and term loans in an aggregate principal amount of up to $650 million. We also anticipate entering into a revolving credit facility in aggregate principal amount of up to $250 million. We expect that approximately $350 million aggregate principal amount of notes will be issued to, and approximately $[            ] aggregate principal amount of term loans will be incurred in favor of, ServiceMaster's wholly owned subsidiary, The ServiceMaster Company, as partial consideration for the contribution of the American Home Shield business assets to us. We expect that The ServiceMaster Company will exchange these notes and term loans for outstanding debt of The ServiceMaster Company.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the distribution, all of the outstanding shares of Frontdoor common stock will be owned beneficially and of record by ServiceMaster. Following the distribution, we expect to have outstanding an aggregate of approximately [            ] million shares of common stock based upon approximately [            ] million shares of ServiceMaster common stock outstanding on [            ], excluding treasury shares and assuming no exercise of ServiceMaster options, and applying the distribution ratio. ServiceMaster will continue to own up to 19.9 percent of the shares of Frontdoor common stock following the distribution.

Security Ownership of Certain Beneficial Owners

        As of the date hereof, all of the issued and outstanding shares of Frontdoor common stock are owned indirectly by ServiceMaster. After the separation and distribution, ServiceMaster will own up to 19.9 percent of the shares of Frontdoor common stock. The following table reports the number of shares of Frontdoor common stock that we expect will be beneficially owned, immediately following the completion of the distribution by each person who will beneficially own more than five percent of Frontdoor common stock. The table is based upon information available as of [            ] as to those persons who beneficially own more than five percent of ServiceMaster common stock and an assumption that, for each share of ServiceMaster common stock held by such persons, they will receive [            ] share of Frontdoor common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
ServiceMaster	[ ]	[ %]

Share Ownership of Executive Officers and Directors

        The following table sets forth information, immediately following the completion of the distribution, calculated as of [            ], based upon the distribution of [            ] share of Frontdoor common stock for each share of ServiceMaster common stock, regarding (1) each of our expected directors and executive officers and (2) all of our expected directors and executive officers as a group. The address of each director, director nominee and executive officer shown in the table below is c/o frontdoor, inc., 150 Peabody Place, Memphis, Tennessee 38103, Attention: Secretary.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class
[ ]	[ ]	[ %]

*
Less than one percent.

 DESCRIPTION OF OUR CAPITAL STOCK

        Our certificate of incorporation and bylaws will be amended and restated prior to the completion of the distribution. The following is a summary of the material terms of our capital stock that will be contained in the amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws to be in effect at the time of the distribution, which you must read for complete information on our capital stock as of the time of the distribution. We have not yet finalized the terms of its certificate of incorporation and bylaws and will include descriptions thereof in an amendment to this information statement. The certificate of incorporation and bylaws, each in a form expected to be in effect at the time of the distribution, have been included as exhibits to our registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the DGCL.

General

        Our authorized capital stock consists of [            ] shares of common stock, par value $0.01 per share, and 200 million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, we expect that approximately [            ] million shares of Frontdoor common stock will be issued and outstanding, based on approximately [            ] million shares of ServiceMaster common stock issued and outstanding on [                    ], and that no shares of preferred stock will be issued and outstanding.

Common Stock

        Each holder of shares of Frontdoor common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of shares of Frontdoor common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of our Company, holders of its common stock would be entitled to a ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

        Holders of Frontdoor common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of Frontdoor common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Frontdoor common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Under the terms of our amended and restated certificate of incorporation, its board of directors will be authorized, subject to limitations prescribed by the DGCL, and by its certificate of incorporation, to issue up to 200 million shares of preferred stock in one or more series without further action by the holders of its common stock. Our board of directors will have the discretion, subject to the limitations proscribed by the DGCL and by our certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Corporate Governance

        We will institute stockholder-friendly corporate governance practices, as described below and elsewhere in this information statement. Responsible and appropriate corporate governance will ensure that our management always keeps stockholder interests in mind when crafting value-creating strategies at all levels of the organization.

        Single Class Capital Structure.    We will have a single class share capital structure with all stockholders entitled to vote for director nominees and each holder of common stock entitled to one vote per share.

        Director Elections.    Upon completion of the separation, the Company's board of directors will initially be divided into three classes, with Class I composed of two directors, Class II composed of two directors and Class III composed of two directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which the Company expects to hold in 2019. The directors designated as Class II directors will have terms expiring at the following year's annual meeting of stockholders, which the Company expects to hold in 2020, and the directors designated as Class III directors will have terms expiring at the following year's annual meeting of stockholders, which the Company expects to hold in 2021. At the first annual meeting of stockholders following the distribution, the successors of Class I directors will be elected to serve for a term of three years each. Commencing with the second annual meeting of stockholders following the separation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter each director will serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Consequently, by 2022, all of our directors will stand for election each year for one year terms, and our board will therefore no longer be divided into three classes.

        At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Before the board is declassified, it would take at least two elections of directors for any individual or group to gain control of the Company's board of directors. Accordingly, while the classified board is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

        Special Stockholder Meetings.    Our amended and restated certificate of incorporation and/or bylaws will provide that the chairman of the board of directors or the board of directors pursuant to a resolution adopted by a majority of the entire board of directors may call special meetings of our stockholders. Stockholders may not call special meetings of stockholders.

        Majority Vote for Mergers and Other Business Combinations.    Mergers and other business combinations involving the Company will generally be required to be approved by a majority vote where such stockholder approval is required.

        Other Expected Corporate Governance Features.    Governance features related to our board of directors are set forth in the section of this information statement captioned "Directors." In addition to the foregoing, it is expected that we will implement stock ownership guidelines for directors and senior executive officers, annual board performance evaluations, clawback and anti-hedging policies, prohibitions on option repricing in equity plans without stockholder approval, risk oversight procedures and other practices and protocols.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

        Provisions of the DGCL and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire our Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below and in the "Special Stockholder Meetings" section described above, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Delaware Anti-Takeover Statute.    We will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

        Size of Board and Vacancies.    Our amended and restated certificate of incorporation and bylaws will provide that the number of directors on its board of directors will be fixed exclusively by its board of directors. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors will be appointed for a term expiring at the next annual meeting of stockholders, and until his or her successor has been elected and qualified.

        Director Removal.    Our amended and restated certificate of incorporation and/or bylaws will provide that (i) prior to the board being fully declassified as discussed above stockholders will be permitted to remove a director only for cause, consistent with the DGCL requirements for classified boards; and (ii) after the board has been fully declassified, stockholders may remove the Company's directors with or without cause. Removal will require the affirmative vote of at least two thirds of the Company's voting stock.

        Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation will expressly eliminate the right of its stockholders to act by written consent. Stockholder action may only take place at an annual or a special meeting of our stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors.

        No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors, unless the company's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

        Undesignated Preferred Stock.    The authority that our board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of our Company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and bylaws will also provide that we must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated certificate of incorporation will expressly authorize us to carry directors' and officers' insurance to protect our Company and our directors, officers and certain employees against some liabilities.

        The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit our Company and its stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

        Our amended and restated certificate of incorporation will provide that, unless the board of directors otherwise determines, the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of our Company, any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our Company or our stockholders, creditors or other constituents, any action asserting a claim against our Company or any of our directors or officers arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or any action asserting a claim against our Company or any of our directors or officers governed by the internal affairs doctrine.

        We have included this exclusive forum provision in our amended and restated certificate of incorporation because such provision, in our view, is in the best interests of our Company and our stockholders for the following reasons: (1) the exclusive forum provision provides that certain intra-corporate disputes will be litigated in Delaware, the state in which our Company is incorporated and whose law governs such disputes; (2) the Delaware Chancery Court has developed extensive expertise in dealing with corporate law issues, as well as a substantial and influential body of case law interpreting Delaware's corporate law; (3) the exclusive forum provision will help us avoid multiple lawsuits in numerous jurisdictions relating to the same dispute, thus preventing corporate resources from being unnecessarily diverted to address duplicative, costly and wasteful multi-forum litigation; (4) the exclusive forum provision will provide value to our Company and our stockholders by facilitating consistency and predictability in litigation outcomes and reducing the risk that the outcome of cases in multiple jurisdictions could be inconsistent, even though each jurisdiction purports to follow Delaware law; (5) the exclusive forum provision does not materially change the substantive legal claims or remedies available to our stockholders, but rather only regulates the forum in which stockholders may file claims relating to certain specified intra-corporate disputes; and (6) our board of directors has the ability to consent to an alternative forum in appropriate circumstances where the board determines that the interests of our Company and our stockholders are best served by permitting a particular dispute to proceed in a forum other than Delaware.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

Listing

        We have applied to list our shares of common stock on the NASDAQ under the symbol "FTDR."

Sale of Unregistered Securities

        On [                    ], we issued [            ] shares of Frontdoor common stock to ServiceMaster pursuant to Section 4(2) of the Securities Act. We did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

        After the distribution, the transfer agent and registrar for shares of Frontdoor common stock will be Computershare Trust Company, N.A.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form 10 with the SEC with respect to the shares of Frontdoor common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our Company and Frontdoor common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

        As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC. We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ServiceMaster Global Holdings, Inc.
Memphis, Tennessee

Opinion on the Financial Statements

        We have audited the accompanying combined statements of financial position of the American Home Shield business of ServiceMaster Global Holdings, Inc. (the "Company" or "American Home Shield") as of December 31, 2017 and 2016 and the related combined statements of operations and comprehensive income, changes in parent's equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "combined financial statements"). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

        As discussed in Note 2 to the combined financial statements, the accompanying combined financial statements have been prepared from separate records maintained by ServiceMaster Global Holdings, Inc., and may not necessarily be indicative of the financial condition, or results of operations and cash flows that would have existed had the Company been operated as a stand-alone company during the periods presented.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
March 30, 2018

We have served as the Company's auditor since 2017.

American Home Shield

Combined Statements of Operations and Comprehensive Income

(In millions)

	Year Ended December 31,
	2017	2016	2015
Revenue	$1,157	$1,020	$917
Cost of services rendered	589	526	467
Selling and administrative expenses	312	286	256
Depreciation expense	9	8	5
Amortization expense	8	6	4
Restructuring charges	20	3	—
Affiliate royalty expense	2	2	1
Interest expense	1	—	—
Interest income from affiliate	(3)	(2)	—
Net investment income	(2)	(5)	(8)
Other	—	1	1

Income before Income Taxes	220	196	189

Provision for income taxes	60	71	69

Net Income	$160	$124	$120

Other Comprehensive Loss, Net of Income Taxes:
Net unrealized losses on securities	—	(2)	(5)

Other Comprehensive Loss, Net of Income Taxes	—	(2)	(5)

Total Comprehensive Income	$160	$123	$116

See accompanying Notes to the combined financial statements.

American Home Shield

Combined Statement of Financial Position

(In millions)

	As of December 31, 2017	As of December 31, 2016
Assets:
Current Assets:
Cash and cash equivalents	$282	$168
Marketable securities	25	25
Receivables, less allowance of $1 and $2, respectively	406	372
Prepaid expenses and other assets	10	11
Deferred customer acquisition costs	18	18

Total Current Assets	741	594
Other Assets:
Property and equipment, net	31	24
Goodwill	476	471
Intangible assets, net	165	177
Long-term marketable securities	2	5
Other assets	1	4

Total Assets	$1,416	$1,276

Liabilities and Parent's Equity:
Current Liabilities:
Accounts payable	$33	$28
Accrued liabilities:
Payroll and related expenses	15	12
Home service plan claims	57	54
Other	19	16
Deferred revenue	573	528
Current portion of long-term debt	9	4

Total Current Liabilities	705	641

Long-Term Debt	—	10
Other Long-Term Liabilities:
Deferred taxes	38	56
Other long-term obligations	11	9

Total Other Long-Term Liabilities	49	65

Commitments and Contingencies (Note 8)
Parent's Equity:
Net Parent Investment	661	560
Accumulated other comprehensive income	—	—

Total Parent's Equity	661	560

Total Liabilities and Parent's Equity	$1,416	$1,276

See accompanying Notes to the combined financial statements.

American Home Shield

Combined Statement of Changes in Parent's Equity

(In millions)

	Net Parent Investment	Accumulated Other Comprehensive Income	Total Parent's Equity
Balance December 31, 2014	$491	$6	$498

Net income	120	—	120
Stock-based compensation expense	4	—	4
Net transfers to Parent	(99)	—	(99)
Other comprehensive loss, net of tax	—	(5)	(5)

Balance December 31, 2015	$516	$2	$518

Net income	124	—	124
Stock-based compensation expense	4	—	4
Net transfers to Parent	(84)	—	(84)
Other comprehensive loss, net of tax	—	(2)	(2)

Balance December 31, 2016	$560	$—	$560

Net income	160	—	160
Stock-based compensation expense	4	—	4
Net transfers to Parent	(63)	—	(63)
Other comprehensive loss, net of tax	—	—	—

Balance December 31, 2017	$661	$—	$661

See accompanying Notes to the combined financial statements.

American Home Shield

Combined Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2017	2016	2015
Cash and Cash Equivalents at Beginning of Period	$168	$156	$103
Cash Flows from Operating Activities
Net Income	160	124	120
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation expense	9	8	5
Amortization expense	8	6	4
Deferred income tax provision	(19)	1	3
Stock-based compensation expense	4	4	4
Gain on sale of marketable securities	—	(3)	(6)
Other	—	2	1
Change in working capital, net of acquisitions:
Receivables	(33)	(40)	(35)
Other current assets	3	6	1
Accounts payable	5	—	—
Deferred revenue	44	43	36
Accrued liabilities	12	3	2

Net Cash Provided from Operating Activities	194	155	135

Cash Flows from Investing Activities
Purchases of property and equipment	(15)	(11)	(7)
Business acquisitions, net of cash acquired	—	(87)	—
Purchases of available-for-sale securities	(44)	(6)	(6)
Sales and maturities of available-for-sale securities	48	49	32

Net Cash (Used for) Provided from Investing Activities	(11)	(55)	19

Cash Flows from Financing Activities
Payments on seller financed debt and capital lease obligations	(5)	(1)	(1)
Net transfers to Parent	(63)	(87)	(99)

Net Cash Used for Financing Activities	(68)	(88)	(100)

Cash Increase During the Period	114	12	54

Cash and Cash Equivalents at End of Period	$282	$168	$156

Supplementary Cash Flow Information:
Interest and dividend income received	$—	$2	$3

See accompanying Notes to the combined financial statements.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Description of Business

        On July 26, 2017, ServiceMaster Global Holdings, Inc. ("ServiceMaster" or the "Parent"), announced its intention to spin off the ownership and operations of its American Home Shield business into a stand-alone publicly traded company. The accompanying combined financial statements represent, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the American Home Shield business. To accomplish the separation, ServiceMaster will contribute assets and liabilities of its American Home Shield business into AHS Holding Company, Inc. ("AHS," "we," "us," "our" or the "Company") and distribute at least 80.1 percent of the outstanding shares of AHS common stock to ServiceMaster's stockholders. The distribution is expected to qualify as a tax-free transaction. Following the distribution, ServiceMaster stockholders will own shares in both us and ServiceMaster. AHS Holding Company, Inc. was incorporated in the State of Delaware on January 2, 2018.

        Our core services include providing home service plans that cover the repair or replacement of major components of up to 21 household systems and appliances, including electrical, plumbing, HVAC systems, water heaters, refrigerators, dishwashers and ovens/cooktops under the American Home Shield brand name. We serve residential customers, across all 50 states and the District of Columbia. Additionally, we operate and take service calls 24 hours a day, seven days a week. For the year ended December 31, 2017, our total operating revenue included 66 percent of revenue derived from existing contract renewals, while 22 percent and 12 percent were derived from sales made in conjunction with existing home resale transactions and direct to consumer sales, respectively.

Note 2. Basis of Presentation

        Throughout the period covered by the combined financial statements, we did not operate as a separate entity and stand-alone separate financial statements historically have not been prepared. We are comprised of certain stand-alone legal entities for which discrete financial information is available. The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from ServiceMaster's consolidated financial statements and accounting records, using ServiceMaster's historical basis in our assets and liabilities before the distribution. These combined financial statements reflect our financial position, results of operations and cash flows in conformity with generally accepted accounting principles ("GAAP"). Our financial position, results of operations and cash flows may not be indicative of our condition had we been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations and cash flows had we operated as a separate, independent company during the periods presented. The combined financial statements included herein do not reflect any changes that may occur in our financing and operations as a result of the distribution.

        The combined financial statements include all revenues, costs, assets and liabilities directly attributable to us. The combined statements of operations and comprehensive income include allocations of certain costs from ServiceMaster incurred on our behalf. Such corporate-level costs are being allocated to us using methods based on proportionate formulas such as revenue, headcount, and others. Such corporate costs include costs pertaining to: accounting and finance, legal, human resources, information technology, insurance, marketing, tax services, procurement services and other costs. We consider the expense allocation methodology and results are considered to be reasonable for all periods presented. However, these allocations may not be indicative of the actual level of expense that we would have incurred if we had operated as a separate independent, publicly traded company during the periods presented nor are these costs indicative of what we may incur in the future.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 2. Basis of Presentation (Continued)

        Current and deferred income taxes and related tax expense have been determined based on our stand-alone results by applying Accounting Standards Codification 740, Income Taxes ("ASC 740"), issued by the Financial Accounting Standards Board ("FASB"), as if we were a separate taxpayer, following the separate return methodology (see Note 5). Our portion of current income taxes payable is deemed to have been remitted to ServiceMaster in the period the related tax expense was recorded. Our portion of current income taxes receivable is deemed to have been remitted to us by ServiceMaster in the period to which the receivable applies only to the extent that we could have recognized a refund of such taxes on a stand-alone basis under the law of the relevant taxing jurisdiction.

        Cash and cash equivalents included in the combined statement of financial position reflects cash and cash equivalents that are specifically attributable to us. ServiceMaster's debt has not been allocated to us for any of the periods presented since we are not the legal obligor of the debt.

        ServiceMaster maintains various stock-based compensation and employee benefit plans at a corporate level. Our employees participate in those plans and a portion of the cost of those plans is included in our combined financial statements. See Note 10 and Note 11 for a further description of the accounting for stock-based compensation and employee benefit plans, respectively.

Note 3. Significant Accounting Policies

        The significant accounting policies described below, together with the other notes that follow, are an integral part of the combined financial statements.

Basis of Combination

        The combined historical results of our operations, financial position and cash flows have been prepared in accordance with GAAP. All significant transactions with ServiceMaster have been included in the combined statement of financial position within net parent investment, on the combined statement of financial position and all intra-company accounts, profits and transactions among the combined entities have been eliminated.

Use of Estimates

        The preparation of the combined financial statements requires management to make certain estimates and assumptions required under GAAP that may differ from actual results. The more significant areas requiring the use of management estimates relate to revenue recognition; the allowance for uncollectible receivables; accruals for home service plans; the possible outcome of outstanding legal matters; accruals for income tax liabilities as well as deferred tax accounts; the deferral and amortization of customer acquisition costs; stock-based compensation; useful lives for depreciation and amortization expense; the valuation of marketable securities; and the valuation of tangible and intangible assets.

Revenue

        Home service plan contracts are typically one year in duration. Home service plan claims costs are expensed as incurred. We recognize revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of our obligations under

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Significant Accounting Policies (Continued)

the contracts and are representative of the relative value provided to the customer (proportional performance method). We regularly review our estimates of claims costs and adjust the estimates when appropriate.

        We had $573 million and $528 million of deferred revenue as of December 31, 2017 and 2016, respectively. When a customer elects to pay for their home service plan contract on a monthly basis, accounts receivable and deferred revenue are recorded based on the total amount due from the customer. The accounts receivable balance is reduced as amounts are paid, and the deferred revenue is amortized over the life of the contract in proportion to the expected direct costs. Payments received for home service plan contracts are deferred and recognized in revenue over the life of the contract in proportion to the expected direct costs.

Allowance for Uncollectible Receivables

        The allowance for uncollectible receivables is developed based on several factors, including overall customer credit quality, historical write-off experience and specific account analyses that project the ultimate collectability of the outstanding balances. As such, these factors may change over time causing the reserve level to vary.

Deferred Customer Acquisition Costs

        Customer acquisition costs, which are incremental and direct costs of obtaining a customer, are deferred and amortized over the life of the related contract in proportion to revenue recognized. These costs include sales commissions and direct selling costs which can be shown to have resulted in a successful sale. Deferred customer acquisition costs amounted to $18 million and $18 million as of December 31, 2017 and 2016, respectively.

Advertising

        Advertising costs are expensed when the advertising occurs. Advertising expense is included in Selling and administrative expenses on the combined statement of comprehensive income. Advertising expense for the years ended December 31, 2017, 2016 and 2015 was $51 million, $44 million and $38 million respectively.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Significant Accounting Policies (Continued)

Property and Equipment, Intangible Assets and Goodwill

        Property and equipment consist of the following:

	As of December 31,
			Estimated Useful Lives
(In millions)	2017	2016
			(Years)
Buildings and improvements	$19	$12	5 – 37
Technology and communications	51	46	3 – 7
Office equipment, furniture and fixtures	6	6	5 – 7

	77	65
Less accumulated depreciation	(46)	(40)

Net property and equipment	$31	$24

        Depreciation expense of property and equipment, including depreciation of assets held under capital leases; was $9 million, $8 million, and $5 million for the years ended December 31, 2017, 2016, and 2015 respectively.

        As of December 31, 2017, goodwill was $476 million and intangible assets consisted primarily of indefinite-lived trade names in the amount of $140 million and other definite-lived intangible assets, net in the amount of $25 million.

        As of December 31, 2016, goodwill was $471 million and intangible assets consisted primarily of indefinite-lived trade names in the amount of $140 million and other definite-lived intangible assets, net in the amount of $37 million.

        Fixed assets and intangible assets with finite lives are depreciated and amortized on a straight-line basis over their estimated useful lives. These lives are based on our previous experience for similar assets, potential market obsolescence and other industry and business data. As required by accounting standards for the impairment or disposal of long-lived assets, our fixed assets and finite-lived intangible assets are tested for recoverability whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, an impairment loss would be recognized equal to the difference between the carrying amount and the fair value of the asset. Changes in the estimated useful lives or in the asset values could cause us to adjust its book value or future expense accordingly.

        As required under accounting standards for goodwill and other intangibles, goodwill is not subject to amortization, and intangible assets with indefinite useful lives are not amortized until their useful lives are determined to no longer be indefinite. Goodwill and intangible assets that are not subject to amortization are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. Goodwill and indefinite-lived intangible assets, primarily our trade names, are assessed annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. The 2017 annual impairment analysis, which was performed as of October 1, did not result in any goodwill or trade name impairments.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Significant Accounting Policies (Continued)

Restricted Net Assets

        There are third-party restrictions on the ability of certain of our subsidiaries to transfer funds to us. These restrictions are related to our regulatory requirements. The payments of ordinary and extraordinary dividends by our subsidiaries are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can make to us. As of December 31, 2017, the total net assets subject to these third-party restrictions was $169 million.

Financial Instruments and Credit Risk

        Financial instruments, which potentially subject us to financial and credit risk, consist principally of marketable securities and receivables. Marketable securities consist primarily of publicly traded debt, certificates of deposit and common equity securities. We periodically review our portfolio of marketable securities to determine whether there has been an other than temporary decline in the value of the marketable securities from factors such as deterioration in the financial condition of the issuer or the market(s) in which the issuer competes. The majority of our receivables have little concentration of credit risk due to the large number of customers with relatively small balances and their dispersion across geographical areas. We maintain an allowance for losses based upon the expected collectability of receivables. See Note 15 to the combined financial statements for information relating to the fair value of financial instruments.

Stock-Based Compensation

        Our employees have historically participated in ServiceMaster's stock-based compensation plans. Stock-based compensation expense has been allocated to us based on the awards and terms previously granted to our employees as well as an allocation of ServiceMaster's corporate and shared functional employee expenses. Stock-based compensation expense for stock options is estimated at the grant date based on an award's fair value as calculated by the Black-Scholes option-pricing model and is recognized as expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions, including expected volatility and option life. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense for future grants may differ materially from that recorded in the current period related to options granted to date. In addition, ServiceMaster estimates the expected forfeiture rate and only recognizes expense for those shares expected to vest. ServiceMaster estimates the forfeiture rate based on historical experience. To the extent the actual forfeiture rate is different from the estimate, stock-based compensation expense is adjusted accordingly.

Income Taxes

        For purposes of these combined financial statements, our taxes are provided for on a "separate return" basis, although the company's operations have historically been included in the tax returns filed by ServiceMaster. Income taxes as presented herein allocate current and deferred income taxes of the business to us in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, as stated in paragraph 30 of ASC 740, the sum of the

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Significant Accounting Policies (Continued)

amounts allocated to the carve-out tax provisions may not equal the historical consolidated provision for us. Under the separate return method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Valuation allowances are established when management determines that it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The settlement of tax obligations is assumed in the period incurred and included in net parent investment.

        We record a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in tax returns. We recognize potential interest and penalties related to its uncertain tax positions in income tax expense.

Net Parent Investment

        Our equity on the combined statement of financial position represents ServiceMaster's net investment in us and is presented as Net parent investment in lieu of stockholders' equity. Net parent investment includes net cash transfers and other property transfers to and from ServiceMaster and us. All transactions reflected in Net parent investment in the accompanying combined statement of financial position have been considered cash receipts and payments for purposes of the combined statements of cash flows and are reflected in financing activities in the accompanying combined statements of cash flows.

Segment reporting

        A public company is required to report annual and interim financial and descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Aggregation of similar operating segments into a single reportable operating segment is permitted if the businesses have similar economic characteristics and meet the criteria established by GAAP.

        Our operations are conducted as one reportable segment. We derive all of our revenue from customers in the United States.

Newly Issued Accounting Standards

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers" to provide a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This model supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that "an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services." Entities have the option of using either a full retrospective or modified approach to adopt the

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Significant Accounting Policies (Continued)

guidance. The Company will adopt the new revenue guidance effective January 1, 2018 using the modified retrospective transition method.

        The Company has completed its evaluation of the impact of ASU 2014-09. The most significant impact relates to the reclassification of approximately $390 million of accounts receivable to contract assets that will be presented net of approximately $390 million of contract liabilities currently recorded as deferred revenue. Currently, when a customer elects to pay for their home service plan contract on a monthly basis, accounts receivable and deferred revenue are recorded based on the total amount due from the customer. The accounts receivable balance is reduced as amounts are paid, and the deferred revenue is amortized over the life of the contract. Under the new revenue guidance, only the portion of the contract that is due in the current month will be recorded within accounts receivable. The remaining portion of the contract will be separately recorded as a contract asset.

        The adoption will not have a significant impact on revenue or net income. The amount of customer acquisition costs deferred and the amortization period for such costs will change under ASU 2014-09. Costs of obtaining a contract that would have been incurred regardless of whether the contract was obtained, such as direct mail and digital advertising, will be expensed as incurred. Incremental direct costs, such as commissions, will be amortized over the expected life of the contract, including anticipated renewals. We expect the adjustment to our opening balance of accumulated deficit to be approximately $3 million, net of tax, upon adoption. We have implemented necessary changes to our business processes, systems and controls to support recognition and disclosure of this ASU upon adoption on January 1, 2018.

        In January 2016, the FASB issued ASU 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities" to change how entities measure certain equity investments, to require the disclosure of changes in the fair value of financial liabilities measured under the fair value option that are attributable to a company's own credit, and to change certain other disclosure requirements. The changes in ASU 2016-01 specifically require that the changes in fair value of all investments in equity securities be recognized in net income. Net investment income and other comprehensive income within the statement of operations and comprehensive income will be impacted as unrealized gains or losses on the Company's available-for-sale securities are currently recognized in other comprehensive income. The amendments in ASU 2016-01 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and will be adopted prospectively.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)," which is the final standard on accounting for leases. While both lessees and lessors are affected by the new guidance, the effects on lessees are much more significant. The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases. Entities are required to use a modified retrospective approach to adopt the guidance. The amendments in ASU 2016-02 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on the Company's combined financial statements and currently expects that most of the operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon adoption of ASU 2016-02, which will increase the amount of total assets and total liabilities that is reported relative to such amounts prior to adoption.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Significant Accounting Policies (Continued)

        In February 2018, the FASB issued ASU 2018-02, "Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income," allowing a reclassification from Accumulated Other Comprehensive Income ("AOCI") to Retained Earnings for stranded tax effects resulting from the corporate income tax rate change in U.S. Tax Reform. It is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. The Company currently expects to early adopt this guidance in the first quarter of 2018, and will reclassify less than $1 million of unrealized losses from AOCI to Retained Earnings.

Subsequent Events

        We have evaluated events subsequent to December 31, 2017 through March 30, 2018, which is the date these combined financial statements were available to be issued.

Note 4. Goodwill and Intangible Assets

        In accordance with applicable accounting standards, goodwill and indefinite-lived intangible assets are not amortized and are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. An assessment for impairment is performed on October 1 every year. There were no goodwill or trade name impairment charges recorded during the years ended December 31, 2017 and 2016. There were no accumulated impairment losses recorded as of December 31, 2017 and 2016.

        The table below summarizes the changes in our goodwill balance for the years ended December 31, 2017 and 2016:

(In millions)	Total
Balance as of December 31, 2015	$381
Acquisitions	90

Balance as of December 31, 2016	471
Acquisitions(1)	4

Balance as of December 31, 2017	$476

(1)
During the year ended December 31, 2017, we finalized our assessment of the fair value of the assets acquired and liabilities assumed as a result of the acquisition of Landmark. We updated our preliminary allocation and reclassified approximately $9 million from customer relationships, $5 million to other and $4 million to goodwill.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 4. Goodwill and Intangible Assets (Continued)

        The table below summarizes the other intangible asset balances:

	As of December 31, 2017			As of December 31, 2016
(In millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Trade names(1)	$140	$—	$140	$140	$—	$140
Customer relationships	172	(160)	12	180	(155)	26
Other	32	(19)	13	27	(16)	11

Total	$344	$(179)	$165	$348	$(170)	$177

(1)
Not subject to amortization.

        Amortization expense of $8 million and $6 million was recorded in the years ended December 31, 2017 and 2016, respectively. For the existing intangible assets, we anticipate amortization expense of $8 million, $6 million, $5 million, $4 million and $1 million in 2018, 2019, 2020, 2021 and 2022 respectively.

Note 5. Income Taxes

        On December 22, 2017, the Tax Cuts and Jobs Act, the tax reform bill (the "Act" or "U.S. Tax Reform") was signed into law. The Act includes numerous changes in existing tax law, including a permanent reduction in the federal corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. The adjustments to deferred tax assets and liabilities are provisional amounts estimated based on information available as of December 31, 2017. As described below, we have made reasonable estimates. These amounts are subject to change as we obtain information necessary to complete the calculations. We will recognize any changes to the provisional amounts as we refine our estimates of our deferred tax assets and liabilities and our interpretations of the application of the Act. We expect to complete our analysis of the provisional items during the second half of 2018. The effects of other provisions of the Act are not expected to have a material impact on our combined financial statements.

Corporate Tax Rate Change

        The Company is subject to the provisions of the Financial Accounting Standards Board ASC 740-10, Income Taxes, which requires that the effect on deferred tax assets and liabilities of a change in tax rates be recognized in the period the tax rate change was enacted. The Company remeasured deferred tax assets and liabilities based on the new U.S. tax rates at which they are expected to reverse in the future, which is generally 21 percent. The provisional amount recorded relating to the remeasurement of these deferred tax balances was a net reduction of total deferred tax liabilities of $20 million. We are still analyzing certain aspects of the Act and refining our calculations, which could potentially affect these deferred tax balances or potentially give rise to changes in existing deferred tax amounts.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 5. Income Taxes (Continued)

Deferred Tax Analysis

        The Act changes the treatment of certain income and expense items for which the Company records deferred tax assets and liabilities. The Company has assessed its valuation of deferred tax assets and liabilities at December 31, 2017, as well as valuation allowance analyses affected by various aspects of the Act. The Company has recorded no provisional amounts related to valuation allowances and revaluation of deferred tax assets affected by various aspects of the Act. However, we are still analyzing certain aspects of the Act and refining our calculations, which could potentially affect the valuation of these balances.

        As previously discussed in Note 3, although we were historically included in consolidated income tax returns of ServiceMaster, our income taxes are computed and reported herein under the "separate return method." Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, e.g., net operating loss carryforwards, which were actually reflected in ServiceMaster's consolidated financial statements may or may not exist at the stand-alone AHS level.

        As of December 31, 2017 we had $4 million of tax benefits primarily reflected in federal and state tax returns that have not been recognized for financial reporting purposes ("unrecognized tax benefits"). As of December 31, 2016, we had $2 million of unrecognized tax benefits primarily reflected in state tax returns. At December 31, 2017 and 2016 we had $2 million and $1 million, respectively, of unrecognized tax benefits would impact the effective tax rate if recognized. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	Year Ended December 31,
(In millions)	2017	2016
Gross unrecognized tax benefits at beginning of period	$2	$1
Increases in tax positions for prior years	—	—
Increases in tax positions for current year	2	1

Gross unrecognized tax benefits at end of period	$4	$2

        Our policy is to recognize potential interest and penalties related to our tax positions within the tax provision. Total interest and penalties included in the combined statements of operations are immaterial.

        We are subject to taxation in the United States and various states. We are no longer subject to federal examination by the Internal Revenue Service for the years before 2014. We are no longer subject to state and local income tax examinations by tax authorities for the years before 2008.

        All of our income before income taxes for the years ended December 31, 2017, 2016 and 2015 was generated in the United States.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 5. Income Taxes (Continued)

        The reconciliation of income tax computed at the U.S. federal statutory tax rate to our effective income tax rate is as follows:

	Year Ended December 31,
	2017	2016	2015
Tax at U.S. federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal benefit	1.5	2.1	1.8
Tax credits	—	—	—
Other permanent items	2.1	0.6	1.0
Excess tax benefits from stock-based compensation	(2.5)	(1.1)	(1.4)
U.S. Tax Reform rate change(1)	(8.9)	—	—

Effective rate	27.2%	36.6%	36.4%

(1)
Deferred income taxes in the Company's balance sheet at December 31, 2017, were remeasured for the change in the U.S. income tax rate through income tax expense (see discussion on U.S. Tax Reform). This one-time beneficial rate change adjustment for $20 million includes $1 million in state income tax expense.

        Income tax expense is as follows:

	Year Ended December 31,
(In millions)	2017	2016	2015
Current:
U.S. federal	$71	$63	$60
State and local	7	7	6

	78	70	66
Deferred:
U.S. federal	(20)	1	3
State and local	1	—	—

	(19)	1	3

Provision for income taxes	$60	$71	$69

        Deferred income tax expense results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. Deferred income tax balances reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The deferred tax asset primarily reflects the impact of future tax deductions related to our accruals and other long-term obligations, including stock options and restricted stock units. The deferred tax liability is primarily attributable to the basis differences related to intangible assets.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 5. Income Taxes (Continued)

        Significant components of our deferred tax balances are as follows:

	As of December 31,
(In millions)	2017	2016
Long-term deferred tax assets (liabilities):
Intangible assets(1)	$(37)	$(54)
Property and equipment	(2)	(3)
Prepaid expenses and deferred customer acquisition costs	(5)	(8)
Receivables allowances	—	1
Claims and related expenses	1	1
Accrued liabilities	2	2
Other long-term obligations	3	4
Net operating loss and tax credit carryforwards	1	1
Less valuation allowance	—	—

Net Long-term deferred tax liability	$(38)	$(56)

(1)
The deferred tax liability relates primarily to the difference in the tax versus book basis of intangible assets. We had $37 million and $54 million of deferred tax liability included in this net deferred tax liability as of December 31, 2017, and 2016, respectively, that will not actually be paid unless the Company is sold.

        As of December 31, 2017, we had deferred tax assets of less than $1 million for state credit carryforwards, which expire at various dates up to 2026.

Note 6. Acquisitions

2017

        No acquisitions occurred during 2017.

Prior Years

        Acquisitions have been accounted for using the acquisition method and, accordingly, the results of operations of the acquired businesses have been included in the combined financial statements since their dates of acquisition. The assets and liabilities of these businesses were recorded in the financial statements at their estimated fair values as of the acquisition dates.

        On June 27, 2016, we acquired OneGuard for a total purchase price of $61 million. We recorded goodwill of $57 million and other intangibles, primarily customer relationships, of $15 million related to this acquisition.

        On November 30, 2016, we acquired Landmark for a total purchase price of $39 million. We recorded goodwill of $33 million and other intangibles, primarily customer relationships, of $17 million related to this acquisition. During the year ended December 31, 2017, we finalized our assessment of the fair value of the assets acquired and liabilities assumed as a result of the acquisition of Landmark. We updated our preliminary allocation and reclassified approximately $9 million from customer relationships, $5 million to other and $4 million to goodwill.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 6. Acquisitions (Continued)

        The weighted-average useful life for each class of definite-lived intangible asset recorded for both the OneGuard and Landmark acquisitions was five years.

        Supplemental cash flow information regarding our acquisitions is as follows:

(In millions)	Year Ended December 31, 2016
Assets acquired	$140
Liabilities assumed	(40)

Net assets acquired	$101

Net cash paid	$87
Seller financed debt	14

Purchase price	$101

Note 7. Restructuring Charges

        We incurred restructuring charges of $20 million ($13 million, net of tax), $3 million ($2 million, net of tax) and less than $1 million for the years ended December 31, 2017, 2016 and 2015, respectively. Of these restructuring charges $5 million and $1 million were allocated corporate charges incurred by ServiceMaster for the years ended December 31, 2017 and 2016, respectively. For the year ended December 31, 2017, these charges included costs related to the spin-off of $13 million, severance costs of $5 million, nonpersonnel charges of $1 million and asset write-off charges of $1 million. Spin-off costs primarily consist of legal and professional fees. Nonpersonnel charges primarily consist of lease termination costs related to the relocation to our Global Service Center. For the year ended December 31, 2016, these charges included severance costs of $1 million and nonpersonnel charges and asset write-offs of $2 million. Nonpersonnel charges primarily consist of lease and contract termination costs.

        The pretax charges discussed above are reported in restructuring charges in the combined statements of operations and comprehensive income.

        A reconciliation of the beginning and ending balances of accrued restructuring charges, which are included in "Accrued liabilities—other" on the combined statement of financial position, is presented as follows:

(In millions)	Accrued Restructuring Charges
Balance as of December 31, 2015	$—
Costs incurred	3
Costs paid or otherwise settled	(3)

Balance as of December 31, 2016	—
Costs incurred	20
Costs paid or otherwise settled	(16)

Balance as of December 31, 2017	$4

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 8. Commitments and Contingencies

        We lease certain property and equipment under various operating lease arrangements. Most of the property leases provide that we pay taxes, insurance and maintenance applicable to the leased premises. As leases for existing locations expire, we expect to renew the leases or substitute another location and lease.

        Rental expense, including allocated corporate rent for the years ended December 31, 2017, 2016 and 2015, was $5 million, $4 million and $3 million, respectively. Based on leases in place as of December 31, 2017, future long-term noncancelable operating lease payments will be approximately $4 million in 2018, $4 million in 2019, $3 million in 2020, $4 million in 2021, $3 million in 2022 and $16 million in 2023 and thereafter.

        Accruals for home service plan claims are made based on claims experience and actuarial projections. We have certain liabilities with respect to existing or potential claims, lawsuits and other proceedings. We accrue for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period the adjustments are identified.

        In the ordinary course of conducting business activities, we and our subsidiaries become involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class action basis, or other proceedings involving regulatory, employment, general and commercial liability, automobile liability, wage and hour and other matters. We do not expect any of these proceedings to have a material effect on our reputation, business, financial position, results of operations or cash flows; however, we can give no assurance that the results of any such proceedings will not materially affect our reputation, business, financial position, results of operations and cash flows.

Note 9. Related Party Transactions

        We have historically been managed and operated in the normal course of business by ServiceMaster along with other businesses. Accordingly, certain shared costs have been allocated to us and reflected as expenses in these combined financial statements. Our management and the management of ServiceMaster consider the expenses included and the allocation methodologies used to be reasonable and appropriate reflections of the historical ServiceMaster expenses attributable to us for purposes of the stand-alone financial statements; however, the expenses reflected in the stand-alone financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of related expenses that we could incur in the future.

  (a)
  Corporate expenses

    The combined financial statements include transactions with ServiceMaster for services (such as executive functions, information systems, accounting and finance, human resources, and legal and general corporate expenses) that are provided to us by the centralized ServiceMaster organization. Corporate level items also include personnel related expenses of Corporate employees (such as salaries, insurance coverage, stock-based compensation costs, etc.). Throughout the period covered by the financial statements, the costs of such functions,

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 9. Related Party Transactions (Continued)

    services and items have been directly charged or allocated to us using methods management believes are reasonable. The methods for allocating functions, services, and items to us are based on proportional allocation bases which include revenue, headcount, and others. All such costs have been deemed to have been incurred and settled through net parent investment in the period where the costs were recorded.

    Directly charged corporate expenses are included in selling and administrative expenses in the combined statements of operations and comprehensive income in the amounts of $13 million, $12 million and $13 million for the years ended December 31, 2017, 2016 and 2015, respectively. Allocated corporate expenses are also included in selling and administrative expense and in the combined statements of operations and comprehensive income in the amounts of $47 million, $45 million and $32 million for the years ended December 31, 2017, 2016 and 2015, respectively.

  (b)
  ServiceMaster trade and service marks

    We have a trademark license agreement with ServiceMaster in which we are charged a royalty fee for the usage of ServiceMaster owned trade and service marks. The royalty fee is 0.175 percent of AHS's customer revenues for the period. The royalty fee is included within affiliate royalty expense in the combined statements of operations and comprehensive income in the amounts of $2 million, $2 million and $1 million for the years ended December 31, 2017, 2016 and 2015, respectively.

  (c)
  Health insurance coverage

    ServiceMaster administers a self-insured health insurance program for its employees, including our employees. We pay premiums to ServiceMaster for this coverage, which are based on the number of our employees in the medical plan. These premiums are reflected in our combined statements of operations and comprehensive income in the amounts of $8 million, $6 million and $6 million for the years ended December 31, 2017, 2016 and 2015, respectively. In addition to these costs, a portion of medical insurance costs for corporate employees have been allocated to us through the corporate expense allocation discussed in (a) Corporate expenses above.

  (d)
  Risk management

    Insurance coverage—ServiceMaster carries insurance policies on insurable risks at levels which it believes to be appropriate. ServiceMaster purchases insurance policies from third-party insurance carriers, which typically incorporate significant deductibles or self-insured retentions. AHS pays a premium to ServiceMaster in exchange for the coverage provided. Expenses related to coverage provided by ServiceMaster and changes in ultimate losses relating to self-insured programs, are reflected in the combined statements of operations and comprehensive income in the amounts of $3 million, $4 million and $2 million for the years ended December 31, 2017, 2016 and 2015, respectively.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 10. Stock-Based Compensation

        Certain of our employees participate in stock-based compensation plans sponsored by ServiceMaster. ServiceMaster's stock-based compensation plans include incentive compensation plans. All awards granted under the plans are based on ServiceMaster's common shares and, as such, are reflected in ServiceMaster's consolidated statements of stockholders' equity and not in our combined statements of stockholders' equity. Stock-based compensation expense includes expense attributable to us based on the awards and terms previously granted to our employees and an allocation of ServiceMaster's corporate and shared functional employee expenses.

        Stock-based compensation expense was $4 million ($3 million, net of tax), $4 million ($3 million net of tax), and $4 million ($2 million, net of tax) for the years ended December 31, 2017, 2016 and 2015, respectively. These charges were recorded within selling and administrative expenses. Stock-based compensation expense includes an allocation of ServiceMaster's corporate and shared functional employees expense of $2 million, $3 million and $2 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Stock Options

        The executives, officers and employees of ServiceMaster, including AHS, were granted options to purchase 747,761 684,329 and 411,506 shares of ServiceMaster common stock in 2017, 2016 and 2015, respectively, at a weighted-average exercise price of $39.27 per share for options issued in 2017, $39.54 per share for options issued in 2016 and $32.70 per share for options issued in 2015. These options are subject to and governed by the terms of the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (the "ServiceMaster Omnibus Incentive Plan"). The per share purchase price and exercise price was based on the determination by the ServiceMaster's Compensation Committee of the fair market value of the ServiceMaster common stock as of the purchase/grant dates. All options granted to date will vest in four equal annual installments, subject to an employee's continued employment. The four-year vesting period is the requisite service period over which compensation cost will be recognized on a straight-line basis for all grants. All options issued are accounted for as equity-classified awards.

        The value of each option award was estimated on the grant date using the Black-Scholes option valuation model that incorporates the assumptions noted in the following table. For options granted in 2017, 2016 and 2015, the expected volatility was based on historical and implied volatilities of ServiceMaster's publicly traded stock. The expected life represents the period of time that options granted are expected to be outstanding and was calculated using the simplified method as outlined by the SEC in Staff Accounting Bulletins Nos. 107 and 110 as ServiceMaster does not have sufficient historical experience to provide a reasonable basis upon which to estimate expected life due to the limited period of time ServiceMaster's equity shares have been publicly traded. The risk-free interest rates were based on the U.S. Treasury securities with terms similar to the expected lives of the options as of the grant dates.

	Year Ended December 31,
Assumption	2017	2016	2015
Expected volatility	27.7%	32.3%	34.1%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life (in years)	6.3	6.3	6.3
Risk-free interest rate	1.83% – 2.29%	1.25% – 1.46%	1.50% – 1.83%

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 10. Stock-Based Compensation (Continued)

        The weighted-average grant-date fair value of the options granted during 2017, 2016 and 2015 was $12.45, $13.58 and $11.91 per option, respectively. During the year ended December 31, 2017, ServiceMaster applied a forfeiture assumption of 18.34 percent per annum in the recognition of the expense related to these options, with the exception of the options held by the Parent's CEO for which ServiceMaster has applied a forfeiture rate of zero. The total intrinsic value of stock options exercised during the years ended December 31, 2017, 2016 and 2015 was $60 million, $20 million and $25 million, respectively. The total fair value of stock options vested during the years ended December 31, 2017, 2016 and 2015 was $6 million, $6 million and $5 million, respectively.

        A summary of consolidated ServiceMaster option activity under the ServiceMaster Omnibus Incentive Plan as of December 31, 2017 and changes during the year then ended is presented below:

	Stock Options	Weighted Avg. Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted Avg. Remaining Contractual Term (in years)
Total outstanding, December 31, 2016	3,155,344	$18.96	$60	6.97
Granted to employees	747,761	$39.27
Exercised	(2,050,978)	$13.61
Forfeited	(726,965)	$30.38
Expired	—	$—

Total outstanding, December 31, 2017	1,125,162	$34.84	$18	8.15

Total exercisable, December 31, 2017	214,369	$25.97	$5	6.44

RSUs

        The executives, officers and employees of ServiceMaster, including AHS, were granted 416,604, 267,739 and 304,680 RSUs in 2017, 2016 and 2015, respectively, with weighted-average grant date fair values of $40.51 per unit for 2017 $39.15 per unit for 2016 and $32.55 per unit for 2015, which was equivalent to the then current fair value of the ServiceMaster common stock at the grant date. All RSUs outstanding as of December 31, 2017 will vest in three equal annual installments, subject to an employee's continued employment. Upon vesting, each RSU will be converted into one share ServiceMaster's common stock. The three-year vesting period is the requisite service period over which compensation cost will be recognized on a straight-line basis for all grants. The total fair value of RSUs vested during the years ended December 31, 2017, 2016 and 2015 was $7 million, $10 million and $7 million, respectively.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 10. Stock-Based Compensation (Continued)

        A summary of consolidated ServiceMaster RSU activity under the ServiceMaster Omnibus Incentive Plan as of December 31, 2017 and changes during the year then ended is presented below:

	RSUs	Weighted Avg. Grant Date Fair Value
Total outstanding, December 31, 2016	439,134	$35.63
Granted to employees	416,604	$40.51
Vested	(184,151)	$33.71
Forfeited	(99,663)	$38.77

Total outstanding, December 31, 2017	571,924	$39.26

        Included within the summary of RSU activity above are 162,172 grants of performance RSUs to certain executives who are key to the American Home Shield spin-off transaction, subject to the employee's continued employment. All RSUs are contingent upon the successful completion of the spin-off transaction. For certain grants, all RSUs vest on the date of the spin-off. For the remainder of these grants, the RSUs vest one-half on the date of the spin-off and one-half one year subsequent to the date of the spin-off. As vesting of these grants is contingent on the closing of the spin-off compensation cost will be recognized on the date of the spin-off and straight-line over the one-year period thereafter, as applicable.

Performance Shares

        The executives of ServiceMaster, including AHS, were granted 120,778 performance shares in 2017 with a weighted-average grant date fair value of $38.98 per share and 131,352 performance shares in 2016 with a weighted-average grant date fair value of $39.59 per share, which were equivalent to the then current fair value of the Company's common stock at the grant date. The performance shares vest at the end of a three-year period based on the achievement of a cumulative adjusted EPS target established at the grant date and subject to an executive's continued employment. As the performance shares contain a performance condition, stock-based compensation expense, net of estimated forfeitures, is recorded over the requisite service period based on the number of awards expected to vest. No performance shares were granted in 2015.

        A summary of consolidated ServiceMaster performance share activity under the ServiceMaster Omnibus Incentive Plan as of December 31, 2017 and changes during the year then ended is presented below:

	Performance Shares	Weighted Avg. Grant Date Fair Value
Total outstanding, December 31, 2016	109,881	$39.59
Granted to executives	120,778	$38.98
Forfeited	(136,731)	$39.55

Total outstanding, December 31, 2017	93,928	$38.86

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 11. Employee Benefit Plans

        Our employees participate in ServiceMaster's Profit Sharing and Retirement Plan ("ServiceMaster PSRP"), which is a tax-qualified 401(k) defined contribution plan. ServiceMaster's discretionary contributions to the ServiceMaster PSRP for our employees were $2 million, $2 million and $2 million for the years ended December 31, 2017, 2016 and 2015, respectively. In addition to these costs, a portion of ServiceMaster's discretionary contributions to the ServiceMaster PSRP for corporate employees have been allocated to us through the allocation of corporate expenses. These charges were recorded within selling and administrative expenses.

        Our employees also participate in ServiceMaster's Deferred Compensation Plan ("DCP"), which is a nonqualified deferred compensation program. The DCP is not funded by ServiceMaster and all plan assets are held in a trust by ServiceMaster. The fair value of the investment securities held in the trust was $1 million and $1 million as of December 31, 2017 and 2016, respectively.

Note 12. Long-Term Debt

        In connection with the 2016 acquisitions of OneGuard and Landmark, we have used seller financed debt to fund a portion of its acquisitions. The seller financed debt consists of future payments owed to sellers, with no stated interest rate. We have estimated the fair value of the notes at closing based on ServiceMaster's weighted-average cost of capital, which was five percent during 2016. We accrete the discount on seller financed debt and recognize interest expense through the end of the payment period using the effective interest rate.

        The future scheduled long-term payments are $9 million and less than $1 million for the years ended December 31, 2018, and 2019, respectively. Interest expense on the seller financed debt was $1 million for the year ended December 31, 2017, compared to less than $1 million for each of the years ended December 31, 2016 and 2015.

Note 13. Cash and Marketable Securities

        Cash, money market funds and certificates of deposits with maturities of three months or less when purchased are included in Cash and cash equivalents on the combined statement of financial position. As of December 31, 2017 and 2016, marketable securities consisted primarily of treasury bills ("Debt securities") and common equity securities ("Equity securities"). The amortized cost, fair value

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 13. Cash and Marketable Securities (Continued)

and gross unrealized gains and losses of our short- and long-term investments in Debt and Equity securities are as follows:

(In millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities, December 31, 2017:
Debt securities	$25	$—	$—	$25
Equity securities	2	—	—	2

Total securities	$27	$—	$—	$27

Available-for-sale securities, December 31, 2016:
Debt securities	$27	$—	$—	$27
Equity securities	4	—	—	4

Total securities	$31	$—	$—	$31

        There were no unrealized losses that had been in a loss position for more than one year as of December 31, 2017 and 2016.

        Gains and losses on sales of investments, as determined on a specific identification basis, are included in investment income in the period they are realized. We periodically review its portfolio of investments to determine whether there has been any other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which the issuer competes. The table below summarizes proceeds, gross realized gains and gross realized losses resulting from sales of available-for-sale securities. There were no impairment charges due to other than temporary declines in the value of certain investments for the years ended December 31, 2017, 2016 and 2015.

	Year Ended December 31,
(In millions)	2017	2016	2015
Proceeds from sale of securities	$12	$42	$22
Maturities of securities	36	7	10
Gross realized gains, pre-tax	—	4	7
Gross realized gains, net of tax	—	2	4
Gross realized losses, pre-tax	—	—	—
Gross realized losses, net of tax	—	—	—

Note 14. Comprehensive Income

        Comprehensive income, which primarily includes net income and unrealized gain (loss) on marketable securities is disclosed in the combined statements of operations and comprehensive income and the combined statement of changes in Parent's equity.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 14. Comprehensive Income (Continued)

        The following tables summarize the activity in accumulated other comprehensive income, net of the related tax effects:

(In millions)	Unrealized Gains on Available-for- Sale Securities
Balance as of December 31, 2015	$2

Other comprehensive income before reclassifications:
Pre-tax amount	1
Tax provision	—

After-tax amount	—
Amounts reclassified from accumulated other comprehensive income(1)	(2)

Net current period other comprehensive income	(2)
Balance as of December 31, 2016	—

Other comprehensive income before reclassifications:
Pre-tax amount	—
Tax provision	—

After-tax amount	—
Amounts reclassified from accumulated other comprehensive income(1)	—

Net current period other comprehensive income

Balance as of December 31, 2017	$—

(1)
Amounts are net of tax. See reclassifications out of accumulated other comprehensive income below for further details.

        Reclassifications out of accumulated other comprehensive income included the following components for the periods indicated.

	Amounts Reclassified from Accumulated Other Comprehensive Income As of December 31,
(In millions)	2017	2016
Gains on available-for-sale securities	$—	$3
Impact of income taxes	—	(1)

Total reclassifications related to securities	$—	$2

Total reclassifications for the period	$—	$2

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 15. Fair Value Measurements

        AHS estimates fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. The valuation techniques require inputs that the Business categorizes using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) unadjusted quoted prices for identical assets or liabilities in active markets ("Level 1"), (2) direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets ("Level 2") and (3) unobservable inputs that require significant judgment for which there is little or no market data ("Level 3"). When multiple input levels are required for a valuation, AHS categorizes the entire fair value measurement according to the lowest level of input that is significant to the measurement, even though AHS may have also utilized significant inputs that are more readily observable.

        The period-end carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The period-end carrying amounts of long-term notes receivable approximate fair value as the effective interest rates for these instruments are comparable to period-end market rates. The period-end carrying amounts of short- and long-term marketable securities also approximate fair value, with unrealized gains and losses reported net of tax as a component of accumulated other comprehensive income on the combined statements of financial position, or, for certain unrealized losses, reported in interest and net investment income in the combined statements of operations and comprehensive income if the decline in value is other than temporary. The carrying amount and the estimated fair value of total debt was $9 million as of December 31, 2017. The fair value of our debt is estimated based on available market prices for the same or similar instruments that are considered significant other observable inputs (Level 2) within the fair value hierarchy. The fair values presented reflect the amounts that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value estimates presented in this report are based on information available to us as of December 31, 2017.

AMERICAN HOME SHIELD

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 15. Fair Value Measurements (Continued)

        The carrying amount and estimated fair value of our financial instruments that are recorded at fair value on a recurring basis for the periods presented are as follows:

			Estimated Fair Value Measurements
(In millions)	Statement of Financial Position Location	Carrying Value	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2017:
Financial Assets:
Deferred compensation trust assets	Long-term marketable securities	$1	$1	$—	$—
Investments in marketable securities	Marketable securities and Long-term marketable securities	26	25	1	—

Total financial assets		$27	$26	$1	$—

As of December 31, 2016:
Financial Assets:
Deferred compensation trust assets	Long-term marketable securities	$1	$1	$—	$—
Investments in marketable securities	Marketable securities and Long-term marketable securities	29	26	3	—

Total financial assets		$31	$27	$3	$—

 American Home Shield

Condensed Combined Statements of Operations and Comprehensive Income (Unaudited)

(In millions)

	Six Months Ended June 30,
	2018	2017
Revenue	$602	$553
Cost of services rendered	330	285
Selling and administrative expenses	169	158
Depreciation expense	5	4
Amortization expense	4	4
Restructuring charges	3	1
Spin-off charges	15	—
Affiliate royalty expense	1	1
Interest income from affiliate	(1)	(1)
Interest and net investment income	(1)	(1)
Other	—	1

Income before Income Taxes	78	100
Provision for income taxes	20	37

Net Income	$58	$63

Total Comprehensive Income	$58	$63

See accompanying Notes to the unaudited condensed combined financial statements.

 American Home Shield

Condensed Combined Statements of Financial Position (Unaudited)

(In millions)

	As of June 30, 2018	As of December 31, 2017
Assets:
Current Assets:
Cash and cash equivalents	$314	$282
Marketable securities	25	25
Receivables, less allowance of $1 and $2, respectively	17	406
Prepaid expenses and other assets	9	10
Deferred customer acquisition costs	—	18

Total Current Assets	366	741
Other Assets:
Property and equipment, net	43	31
Goodwill	476	476
Intangible assets, net	161	165
Long-term marketable securities	2	2
Deferred customer acquisition costs	21	—
Other assets	1	1

Total Assets	$1,069	$1,416

Liabilities and Parent's Equity:
Current Liabilities:
Accounts payable	$47	$33
Accrued liabilities:
Payroll and related expenses	12	15
Home service plan claims	85	57
Other	21	19
Deferred revenue	188	573
Current portion of long-term debt	2	9

Total Current Liabilities	356	705

Long-Term Debt	—	—
Other Long-Term Liabilities:
Deferred taxes	42	38
Other long-term obligations	13	11

Total Other Long-Term Liabilities	55	49

Commitments and Contingencies (Note 9)
Parent's Equity:
Net Parent Investment	657	661
Accumulated other comprehensive income	—	—

Total Parent's Equity	657	661

Total Liabilities and Parent's Equity	$1,069	$1,416

See accompanying Notes to the unaudited condensed combined financial statements.

 American Home Shield

Condensed Combined Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended June 30,
	2018	2017
Cash and Cash Equivalents at Beginning of Period	$282	$168
Cash Flows from Operating Activities
Net Income	58	63
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation expense	5	4
Amortization expense	4	4
Deferred income tax provision	4	—
Stock-based compensation expense	2	3
Restructuring charges	3	1
Payments for restructuring charges	(4)	(1)
Spin-off charges	15	—
Payments for spin-off charges	(7)	—
Change in working capital, net of acquisitions:
Receivables	(2)	(19)
Other current assets	(1)	(0)
Accounts payable	12	9
Deferred revenue	5	24
Accrued liabilities	26	23

Net Cash Provided from Operating Activities	122	112

Cash Flows from Investing Activities
Purchases of property and equipment	(17)	(6)
Purchases of available-for-sale securities	(10)	(22)
Sales and maturities of available-for-sale securities	10	16

Net Cash Used for Investing Activities	(16)	(13)

Cash Flows from Financing Activities
Payments on seller financed debt and capital lease obligations	(6)	—
Net transfers to Parent	(67)	(41)

Net Cash Used for Financing Activities	(74)	(41)

Cash Increase During the Period	32	58

Cash and Cash Equivalents at End of Period	$314	$226

Supplementary Cash Flow Information:
Interest and dividend income received	$—	$—
Cash paid for interest	$1	$—

See accompanying Notes to the unaudited condensed combined financial statements.

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Description of Business

        On July 26, 2017, ServiceMaster Global Holdings, Inc. ("ServiceMaster" or the "Parent"), announced its intention to spin off the ownership and operations of its American Home Shield business into a stand-alone publicly traded company. The accompanying condensed combined financial statements represent, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the American Home Shield business. To accomplish the separation, ServiceMaster will contribute assets and liabilities of its American Home Shield business into AHS Holding Company, Inc. ("AHS," "we," "us," "our" or the "Company") and distribute at least 80.1 percent of the outstanding shares of AHS common stock to ServiceMaster's stockholders. On June 1, 2018, the Internal Revenue Service provided a Private Letter Ruling confirming that the proposed transaction qualifies as a tax-free distribution to our stockholders for U.S. federal income tax purposes. Following the distribution, ServiceMaster stockholders will own shares in both us and ServiceMaster. AHS Holding Company, Inc. was incorporated in the State of Delaware on January 2, 2018.

        Our core services include providing home service plans that cover the repair or replacement of major components of up to 21 home systems and appliances, including electrical, plumbing, central HVAC systems, water heaters, refrigerators, dishwashers and ovens/cooktops under the American Home Shield, HSA, OneGuard and Landmark brands. We serve residential customers across all 50 states and the District of Columbia. Additionally, we operate and take service calls 24 hours a day, seven days a week. For the six months ended June 30, 2018, our total operating revenue included 66 percent of revenue derived from existing contract renewals, while 22 percent and 12 percent were derived from sales made in conjunction with existing home resale transactions and direct to consumer sales, respectively.

Note 2. Basis of Presentation

        The unaudited condensed combined financial statements of AHS as of June 30, 2018 and December 31, 2017 and for the six-month periods ended June 30, 2018 and June 30, 2017 have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company recommends that the quarterly unaudited condensed combined financial statements be read in conjunction with the audited combined financial statements and the notes thereto as of December 31, 2017 and 2016 and for the three years ended December 31, 2017, 2016 and 2015 included elsewhere in this Information Statement. The unaudited condensed combined financial statements reflect all adjustments that are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for any interim period are not indicative of the results that might be achieved for a full year.

        Throughout the period covered by the condensed combined financial statements, we did not operate as a separate entity, and stand-alone separate financial statements historically have not been prepared. We are comprised of certain stand-alone legal entities for which discrete financial information is available. The accompanying condensed combined financial statements have been prepared on a stand-alone basis and are derived from ServiceMaster's consolidated financial statements and accounting records, using ServiceMaster's historical basis in our assets and liabilities before the distribution. These condensed combined financial statements reflect our financial position, results of operations and cash flows in conformity with U.S. GAAP. Our financial position, results of operations

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Basis of Presentation (Continued)

and cash flows may not be indicative of our condition had we been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations and cash flows would have been had we operated as a separate, independent company during the periods presented. The condensed combined financial statements included herein do not reflect any changes that may occur in our financing and operations as a result of the distribution.

        The condensed combined financial statements include all revenues, costs, assets and liabilities directly attributable to us. The condensed combined statements of operations and comprehensive income include allocations of certain costs from ServiceMaster incurred on our behalf. Such corporate-level costs are being allocated to us using methods based on proportionate formulas such as revenue, headcount and others. Such corporate costs include costs pertaining to: accounting and finance, legal, human resources, information technology, insurance, marketing, tax services, procurement services and other costs. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual level of expense that we would have incurred if we had operated as a separate independent, publicly traded company during the periods presented, nor are these costs indicative of what we may incur in the future.

        Current and deferred income taxes and related tax expense have been determined based on our stand-alone results by applying Accounting Standards Codification ("ASC") 740, "Income Taxes," issued by the Financial Accounting Standards Board ("FASB"), as if we were a separate taxpayer, following the separate return methodology (see Note 6). Our portion of current income taxes payable is deemed to have been remitted to ServiceMaster in the period the related tax expense was recorded. Our portion of current income taxes receivable is deemed to have been remitted to us by ServiceMaster in the period to which the receivable applies only to the extent that we could have recognized a refund of such taxes on a stand-alone basis under the law of the relevant taxing jurisdiction.

        Cash and cash equivalents included in the condensed combined statements of financial position reflects cash and cash equivalents that are specifically attributable to us. ServiceMaster's debt has not been allocated to us for any of the periods presented since we are not the legal obligor of the debt.

        ServiceMaster maintains various stock-based compensation and employee benefit plans at a corporate level. Our employees participate in those plans, and a portion of the cost of those plans is included in our condensed combined financial statements.

Note 3. Significant Accounting Policies

        The significant accounting policies are described in Note 3 to the annual combined financial statements included elsewhere in this Information Statement. There have been no other material changes to the significant accounting policies for the six months ended June 30, 2018 other than those described below.

Adoption of New Accounting Standards

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers," to provide a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. On January 1, 2018, the Company adopted ASC 606 using the modified retrospective method to those

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3. Significant Accounting Policies (Continued)

contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Company's historic accounting under ASC 605 "Revenue Recognition." The Company implemented internal controls and system functionality where necessary to enable the preparation of financial information on adoption. See Note 4 to the condensed combined financial statements for more details.

        In January 2016, the FASB issued Accounting Standards Update ("ASU") 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities," to change how entities measure certain equity investments, to require the disclosure of changes in the fair value of financial liabilities measured under the fair value option that are attributable to a company's own credit, and to change certain other disclosure requirements. The changes in ASU 2016-01 specifically require that the changes in fair value of all investments in equity securities be recognized in net income. In March 2018, the FASB issued an amendment to this standard (ASU No. 2018-03), which provides further clarification regarding this standard. The Company adopted this ASU on January 1, 2018. There was an insignificant impact to the condensed combined financial statements as a result of the Company's adoption of this standard.

        In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business." The ASU clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses by providing a screen to determine when an integrated set of assets or activities is not a business. The Company adopted this ASU on January 1, 2018. There was no impact to the condensed combined financial statements as a result of the Company's adoption of this standard. The condensed combined financial statements may be impacted if an acquisition does not qualify as a business combination under the ASU. Such acquisitions would be accounted for as asset purchases.

        In May 2017, the FASB issued ASU 2017-09, "Stock Compensation—Scope of Modification Accounting." The ASU clarifies the scope of modification accounting for share-based payment arrangements. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions and classification of the awards are the same immediately before and after the modification. The Company adopted this ASU on January 1, 2018 with no impact to the condensed combined financial statements as a result of the Company's adoption of this standard and will apply the guidance prospectively to awards modified on or after the adoption date.

        In February 2018, the FASB issued ASU 2018-02, "Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income," allowing a reclassification from Accumulated Other Comprehensive Income ("AOCI") to Retained Earnings for stranded tax effects resulting from the corporate income tax rate change in U.S. Tax Reform. It is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. As allowed by the ASU, the Company elected to early adopt the amendments of this ASU in the first quarter of 2018, and there was an insignificant impact to the condensed combined financial statements as a result of the Company's adoption of this standard.

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3. Significant Accounting Policies (Continued)

Accounting Standards Issued But Not Yet Effective

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)," which is the final standard on accounting for leases. While both lessees and lessors are affected by the new guidance, the effects on lessees are much more significant. The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases. Entities are required to use a modified retrospective approach to adopt the guidance. The amendments in ASU 2016-02 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on the Company's condensed combined financial statements and currently expects that most of the operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon adoption of ASU 2016-02, which will increase the amount of total assets and total liabilities that is reported relative to such amounts prior to adoption.

        To date, the Company has performed the following: A transition team has been established to implement the required changes; the Company has substantially completed its inventory of all leases; an initial assessment of the Company's leases and embedded leases is underway; and the Company has begun the process of implementing new controls to assist in the measurement of right-of-use assets and lease liabilities and related disclosures. The Company plans to adopt the new lease standard in the first quarter of 2019. The Company expects the adoption will increase the amount of total assets and total liabilities that is reported relative to such amounts prior to adoption and is currently evaluating the impact of adoption on its condensed combined statements of operations and comprehensive income.

        In July 2018, the FASB issued ASU 2018-09, "Codification Improvements." This ASU does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB Accounting Standards Codification areas based on comments and suggestions made by various stakeholders. Certain updates are applicable immediately while others provide for a transition period to adopt as part of the next fiscal year beginning after December 15, 2018. The Company is currently evaluating this guidance to determine the impact it may have on its condensed combined financial statements.

        The Company has reviewed all other recently issued, but not yet effective, accounting pronouncements and does not expect the future adoption of any such pronouncements will have a material impact on its financial condition or the results of its operations.

Subsequent Events

        We have evaluated events subsequent to June 30, 2018 through August 1, 2018, which is the date these condensed combined financial statements were available to be issued.

Note 4. Revenue

        The following table presents the Company's revenues, disaggregated by revenue source. The Company disaggregates revenue from contracts with customers into major customer acquisition channels. We determined that disaggregating revenue into these categories achieves the disclosure

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4. Revenue (Continued)

objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

	Six months ended June 30,
(In millions)	2018	2017
Major customer acquisition channels
Renewals	$398	$362
Real estate	127	120
Direct to consumer	75	69
Other	3	2

Total	$602	$553

        At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or a bundle of goods and services) that is distinct. To identify the performance obligation, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

Renewals

        Revenue from all customer renewals, whether initiated via the real estate or direct to consumer channel, are classified as renewals above. Customer payments for renewals are received either at the commencement of the renewal period or in installments over the contract period, which generates a contract liability.

Real estate

        Real estate home service plan contracts are sold through annual renewable contracts in connection with a real estate sale, and payments are typically paid in full at closing, which generates a contract liability.

Direct to consumer

        Direct to consumer home service plan contracts are sold through annual renewable contracts when customers request a service plan in response to marketing efforts or when third party resellers make a sale. Customer payments are received either at the commencement of the contract or in installments over the contract period, which generates a contract liability.

        The Company recognizes revenue related to each type of contract at the agreed-upon contractual amount over time using the input method in proportion to the costs expected to be incurred in performing services under the contracts. As the costs to fulfill the obligations of the service plan contracts are incurred on an other than straight-line basis, the Company utilizes historical evidence to estimate the expected claims expense and related timing of such costs. This adjustment to the straight-line revenue creates a contract asset or contract liability. The Company regularly reviews its estimates of claims costs and adjusts the estimates when appropriate.

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4. Revenue (Continued)

Costs to obtain a contract with a customer

        The Company capitalizes the incremental costs of obtaining a contract with a customer, primarily commissions, and recognizes the expense on a straight-line basis, as adjusted to match the timing of revenue recognition, over the expected customer relationship period. As of January 1, 2018, the date the Company adopted ASC 606, we capitalized a total of $21 million in deferred customer acquisition costs related to contracts that were not completed. As of June 30, 2018, the Company had capitalized a total of $21 million in deferred customer acquisition costs related to contracts that were not completed. In the six months ended June 30, 2018, the amount of amortization was $11 million, and there was no impairment loss in relation to costs capitalized.

Contract balances

        Timing of revenue recognition may differ from the timing of invoicing to customers. Contracts with customers are generally for a period of one year or less, and are generally renewable. The Company records a receivable related to revenue recognized on services once the Company has an unconditional right to invoice and receive payment in the future related to the services provided. All accounts receivables are recorded within Receivables, less allowance, in the condensed combined statements of financial position.

        Deferred revenue represents a contract liability and is recognized when cash payments are received in advance of the performance of services, including when the amounts are refundable. Amounts are recognized as revenue in proportion to the costs expected to be incurred in performing services under the Company's contracts.

        Deferred revenue was $188 million and $573 million as of June 30, 2018 and December 31, 2017, respectively, and includes a net contract liability of $8 million as of June 30, 2018 related to the recognition of monthly pay-customer revenue on an other than straight-line basis to match the timing of cost recognition.

        Changes in deferred revenue for the six months ended June 30, 2018, including after adoption of ASC 606, were as follows (in millions):

(In millions)	Deferred revenue
Balance, January 1, 2018	$183
Deferral of revenue	207
Recognition of deferred revenue	(201)

Balance, June 30, 2018	$188

        Revenue of $142 million was recognized in the six months ended June 30, 2018 that was included in the deferred revenue balance as of January 1, 2018.

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4. Revenue (Continued)

Arrangements with Multiple Performance Obligations

        The Company's contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenue to each performance obligation based on its relative stand-alone selling price. Any discounts given are allocated to the services to which the discounts relate.

Practical Expedients and Exemptions

        The Company offers certain interest-free contracts to customers where payments are received over a period not exceeding one year. Additionally, customers have the option to pay for an annual home service plan in advance. The Company does not adjust the promised amount of consideration for the effects of these financing components. At contract inception, the period of time between the performance of services and the customer payment is one year or less.

        Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to taxing authorities.

        We do not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

        Certain non-commission related incremental costs to obtain a contract with a customer are expensed as incurred because the amortization period would have been one year or less. These costs are included in Selling and administrative expenses in the condensed combined statements of operations and comprehensive income.

        We utilize the portfolio approach to recognize revenue in situations where a portfolio of contracts have similar characteristics. The revenue recognized under the portfolio approach is not materially different than if every individual contract in the portfolio was accounted for separately.

Impact of ASC 606 on the Condensed Combined Financial Statements

        The Company recorded a net increase to opening net parent investment of $2 million, net of tax, as of January 1, 2018 due to the cumulative impact of adopting ASC 606. Under ASC 606, commission costs incremental to a successful sale are deferred and recognized in the condensed combined statements of operations and comprehensive income over the expected customer relationship period. Previously, commissions and other sales-related costs were deferred and recognized over the initial contract period.

        Changes to the condensed combined statements of financial position include: i) the reclassification of Receivables to contract assets which are presented net of contract liabilities within Deferred revenue and ii) the reclassification of Deferred customer acquisition costs to long-term assets as costs are recognized over the expected customer relationship period, which is in excess of one year. Previously, when a customer elected to pay for their home service plan contract on a monthly basis, Receivables and Deferred revenue were recorded based on the total amount due from the customer. Receivables were reduced as amounts were paid, and Deferred revenue was amortized over the life of the contract. Currently, only the portion of the contract that is due in the current month will be recorded within Receivables.

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4. Revenue (Continued)

        The following tables compare affected lines of the condensed combined financial statements as prepared under the provisions of ASC 606 to a presentation of these financial statements under the prior revenue recognition guidance:

	As of June 30, 2018
Condensed Combined Statement of Financial Position	As reported	Under Prior Revenue Recognition Guidance
Current Assets:
Receivables	$17	$428
Deferred customer acquisition costs	—	19
Other Assets:
Deferred customer acquisition costs	21	—

Total Assets	$1,069	$1,478

Current Liabilities:
Deferred revenue	$188	$599
Other Long-Term Liabilities:
Deferred taxes	42	41

Total Liabilities	412	822

Net parent investment	657	655
Net Income	58	58

Liabilities and Parent's Equity	$1,069	$1,478

	Six months ended June 30, 2018
Condensed Combined Statement of Operations and Comprehensive Income	As reported	Under Prior Revenue Recognition Guidance
Selling and administrative expenses	$169	$169
Provision for income taxes	20	20

Net Income	$58	$58

        The adoption of ASC 606 had no significant impact on the Company's cash flows. The aforementioned impacts resulted in offsetting shifts in cash flows from operations between net income and various change in working capital line items.

Note 5. Goodwill and Intangible Assets

        Goodwill and indefinite-lived intangible assets are not amortized and are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. The Company's annual assessment date is October 1. There were no goodwill or trade name impairment charges recorded in the six months ended June 30, 2018 and 2017. There were no accumulated impairment losses recorded as of June 30, 2018 and December 31, 2017.

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 5. Goodwill and Intangible Assets (Continued)

        The table below summarizes the other intangible asset balances:

	As of June 30, 2018			As of December 31, 2017
(In millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Trade names(1)	$140	$—	$140	$140	$—	$140
Customer relationships	172	(162)	9	172	(160)	12
Other	32	(21)	11	32	(19)	13

Total	$344	$(183)	$161	$344	$(179)	$165

(1)
Not subject to amortization.

        Amortization expense of $4 million was recorded for each of the six months ended June 30, 2018 and 2017. For the existing intangible assets, we anticipate amortization expense for the remainder of 2018 and each of the next five years of $4 million, $6 million, $5 million, $4 million, $1 million and $1 million, respectively.

Note 6. Income Taxes

        As required by ASC 740, "Income Taxes," the Company computes interim period income taxes by applying an anticipated annual effective tax rate to the Company's year-to-date income or loss from continuing operations before income taxes, except for significant unusual or infrequently occurring items. The Company's estimated tax rate is adjusted each quarter in accordance with ASC 740.

        The effective tax rate on income was 25.1 percent and 37.3 percent for the six months ended June 30, 2018 and 2017, respectively. The year-over-year decrease in the effective tax rate on income for the six months ended June 30, 2018 was primarily driven by the reduction in the U.S. federal corporate income tax rate from 35 percent to 21 percent.

        As of June 30, 2018 and December 31, 2017, the Company had $5 million and $4 million, respectively, of tax benefits primarily reflected in federal and state tax returns that have not been recognized for financial reporting purposes ("unrecognized tax benefits"). Our policy is to recognize potential interest and penalties related to our tax positions within the tax provision. Total interest and penalties included in the condensed combined statements of operations and comprehensive income are immaterial.

        On December 22, 2017, the Tax Cuts and Jobs Act, the tax reform bill (the "Act" or "U.S. Tax Reform") was signed into law. The Act includes numerous changes in existing tax law, including a permanent reduction in the federal corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. The adjustments to deferred tax assets and liabilities are provisional amounts estimated based on information available as of December 31, 2017. As described below, we have made reasonable estimates. At June 30, 2018, we have considered all available information and no adjustments to our original provisional amounts were identified. These amounts are subject to change as we obtain information necessary to complete the calculations. We will recognize any changes to the provisional amounts as we refine our estimates of our deferred tax assets and liabilities and our interpretations of the application of the Act. We expect to complete our analysis of the provisional

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 6. Income Taxes (Continued)

items during the second half of 2018. The effects of other provisions of the Act are not expected to have a material impact on our condensed combined financial statements.

        The Company is subject to the provisions of ASC 740-10, "Income Taxes," which requires that the effect on deferred tax assets and liabilities of a change in tax rates be recognized in the period the tax rate change was enacted. The Company remeasured deferred tax assets and liabilities based on the new U.S. tax rates at which they are expected to reverse in the future, which is generally 21 percent. The provisional amount recorded at December 31, 2017 relating to the remeasurement of these deferred tax balances was a net reduction of total deferred tax liabilities of $20 million. We are still analyzing certain aspects of the Act and refining our calculations, which could potentially affect these deferred tax balances or potentially give rise to changes in existing deferred tax amounts.

Deferred Tax Analysis

        The Act changes the treatment of certain income and expense items for which the Company records deferred tax assets and liabilities. The Company has assessed its valuation of deferred tax assets and liabilities at June 30, 2018, as well as valuation allowance analyses affected by various aspects of the Act. The Company has recorded no provisional amounts related to valuation allowances and revaluation of deferred tax assets affected by various aspects of the Act. However, we are still analyzing certain aspects of the Act and refining our calculations, which could potentially affect the valuation of these balances.

Note 7. Restructuring Charges

        We incurred restructuring charges of $3 million ($2 million, net of tax) and $1 million (less than $1 million, net of tax) for the six months ended June 30, 2018 and 2017, respectively. For the six months ended June 30, 2018, these charges include an allocation of $1 million of severance costs related to actions taken to enhance capabilities and reduce costs in ServiceMaster's corporate functions that provide company-wide administrative services to support operations and $2 million of nonpersonnel charges primarily relating to the relocation to our corporate headquarters. For the six months ended June 30, 2017, charges primarily represent an allocation of severance costs as part of the severance agreement with ServiceMaster's former Chief Financial Officer.

        The pre-tax charges discussed above are reported in Restructuring charges in the condensed combined statements of operations and comprehensive income. Certain restructuring comparative figures in the condensed consolidated statements of cash flows have been reclassified to conform to the current year presentation.

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7. Restructuring Charges (Continued)

        A reconciliation of the beginning and ending balances of accrued restructuring charges, which are included in "Accrued liabilities—Other" in the condensed combined statements of financial position, is presented as follows:

(In millions)	Accrued Restructuring Charges
Balance as of December 31, 2017	$3
Costs incurred	3
Costs paid or otherwise settled	(4)

Balance as of June 30, 2018	$2

Balance as of December 31, 2016	$—
Costs incurred	1
Costs paid or otherwise settled	(1)

Balance as of June 30, 2017	$—

Note 8. Spin-off Charges

        Our financial statements include nonrecurring costs incurred to evaluate, plan and execute the spin-off to company ServiceMaster stockholders. These costs are primarily related to third-party consulting and other incremental costs directly associated with the spin-off process. At December 31, 2017, we had $1 million of spin-off charges accrued and $2 million of prepaid spin-off charges which were recognized during the six months ended June 30, 2018. The Company's results for the six months ended June 30, 2018 include spin-off charges of $15 million ($12 million, net of tax). These charges primarily represent $12 million of professional fees and $3 million of other incremental costs related to the spin-off. Of this amount, $4 million was unpaid and accrued at June 30, 2018 in Accrued liabilities—Other and $3 million was unpaid and accrued in Accounts payable in the condensed consolidated statements of financial position. The Company expects substantially all of the spin-off charges to be paid within one year.

        We expect to incur aggregate charges related to the spin-off of $35 million to $45 million in 2018. In addition, incremental capital expenditures will be required to effect the spin-off in 2018 and will range from $20 million to $30 million, principally reflecting costs to replicate information technology systems historically shared by the Company's business units.

Note 9. Commitments and Contingencies

        We lease certain property and equipment under various operating lease arrangements. Most of the property leases provide that we pay taxes, insurance and maintenance applicable to the leased premises. As leases for existing locations expire, we expect to renew the leases or substitute another location and lease. Rental expense, including allocated corporate rent was $3 million for each of the six months ended June 30, 2018 and 2017, respectively.

        The Company also accrues for home service plan claims in Accrued liabilities—Home service plan claims. Accruals for home service plan claims are made based on the Company's claims experience and

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 9. Commitments and Contingencies (Continued)

actuarial projections. The Company's actuary performs a reserve analysis utilizing generally accepted actuarial methods that incorporates cumulative historical claims experience and information provided by the Company. The Company regularly reviews its estimates of claims costs and adjust the estimates when appropriate. During 2018, the Company revised its previous estimate of contract claims and increased contract claims accruals by $6 million. Current activity could differ causing further changes in estimates.

        In the ordinary course of conducting business activities, we and our subsidiaries become involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class action basis, or other proceedings involving regulatory, employment, general and commercial liability, automobile liability, wage and hour and other matters. We do not expect any of these proceedings to have a material effect on our reputation, business, financial position, results of operations or cash flows; however, we can give no assurance that the results of any such proceedings will not materially affect our reputation, business, financial position, results of operations and cash flows.

Note 10. Related Party Transactions

        We have historically been managed and operated in the normal course of business by ServiceMaster along with other businesses. Accordingly, certain shared costs have been allocated to us and reflected as expenses in these condensed combined financial statements. Our management and the management of ServiceMaster consider the expenses included and the allocation methodologies used to be reasonable and appropriate reflections of the historical ServiceMaster expenses attributable to us for purposes of the stand-alone financial statements; however, the expenses reflected in the stand-alone financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of related expenses that we could incur in the future.

  (a)
  Corporate expenses

    The condensed combined financial statements include transactions with ServiceMaster for services (such as executive functions, information systems, accounting and finance, human resources, legal and general corporate expenses) that are provided to us by the centralized ServiceMaster organization. Corporate level items also include personnel related expenses of Corporate employees (such as salaries, insurance coverage, stock-based compensation costs, etc.). Throughout the period covered by the financial statements, the costs of such functions, services and items have been directly charged or allocated to us using methods management believes are reasonable. The methods for allocating functions, services and items to us are based on proportional allocation bases which include revenue, headcount and others. All such costs have been deemed to have been incurred and settled through net parent investment in the period in which the costs were recorded. Directly charged corporate expenses are included in Selling and administrative expenses in the condensed combined statements of operations and comprehensive income in the amounts of $7 million and $6 million for the six months

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 10. Related Party Transactions (Continued)

    ended June 30, 2018 and 2017, respectively. Allocated corporate expenses are also included in Selling and administrative expenses in the condensed combined statements of operations and comprehensive income in the amounts of $24 million and $25 million for the six months ended June 30, 2018 and 2017, respectively.

  (b)
  ServiceMaster trade and service marks

    We have a trademark license agreement with ServiceMaster in which we are charged a royalty fee for the usage of ServiceMaster owned trade and service marks. The royalty fee is 0.175 percent of AHS's customer revenues for the period. The royalty fee is included within Affiliate royalty expense in the condensed combined statements of operations and comprehensive income in the amounts $1 million for each of the six months ended June 30, 2018 and 2017.

  (c)
  Health insurance coverage

    ServiceMaster administers a self-insured health insurance program for its employees, including our employees. We pay premiums to ServiceMaster for this coverage, which are based on the number of our employees in the medical plan. These premiums are reflected in our condensed combined statements of operations and comprehensive income in the amounts of $4 million for each of the six months ended June 30, 2018 and 2017. In addition to these costs, a portion of medical insurance costs for corporate employees have been allocated to us through the corporate expense allocation discussed in (a) Corporate expenses above.

  (d)
  Risk management

    Insurance coverage—ServiceMaster carries insurance policies on insurable risks at levels which it believes to be appropriate. ServiceMaster purchases insurance policies from third-party insurance carriers, which typically incorporate significant deductibles or self-insured retentions. AHS pays a premium to ServiceMaster in exchange for the coverage provided. Expenses related to coverage provided by ServiceMaster and changes in ultimate losses relating to self-insured programs are reflected in the condensed combined statements of operations and comprehensive income in the amounts of $2 million and $1 million for the six months ended June 30, 2018 and 2017, respectively.

Note 11. Stock-Based Compensation

        For the six months ended June 30, 2018 and 2017, the Company recognized stock-based compensation expense of $2 million ($1 million, net of tax) and $3 million ($2 million, net of tax). These charges are included in Selling and administrative expenses in the condensed combined statements of operations and comprehensive income.

Note 12. Long-Term Debt

        Debt consists of seller financed debt that was used to fund a portion of our 2016 acquisitions. The seller financed debt consists of future payments owed to sellers, with no stated interest rate. We accrete

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 12. Long-Term Debt (Continued)

the discount on seller financed debt and recognize interest expense through the end of the payment period using the effective interest rate.

Note 13. Cash and Marketable Securities

        Cash, money market funds and certificates of deposits with maturities of three months or less when purchased are included in Cash and cash equivalents in the condensed combined statements of financial position. As of June 30, 2018 and December 31, 2017, marketable securities consisted primarily of treasury bills and common equity securities and are classified as available-for-sale securities. Marketable securities of $25 million in each of the periods ended June 30, 2018 and December 31, 2017 primarily represent the Company's investments in treasury bills with maturities of less than one year. Long-term marketable securities of $2 million in each of the periods ended June 30, 2018 and December 31, 2017 primarily represent common equity securities held in a trust for the Company's Deferred Compensation Plan. The common equity securities are remeasured at fair value with less than $1 million of realized gains and losses recognized in Interest and net investment income in the condensed combined statements of operations and comprehensive income in the periods ended June 30, 2018 and 2017. Unrealized gains and losses on Marketable securities of less than $1 million were recognized in the condensed combined statements of financial position as of June 30, 2018 and December 31, 2017.

        The Company periodically reviews its debt securities to determine whether there has been an other than temporary decline in value. There were no impairment charges due to declines in the value of these investments for the six months ended June 30, 2018 and 2017.

        The table below summarizes proceeds from sale of securities, maturities of available-for-sale securities and gross realized (gains) losses:

	Six Months Ended June 30,
(In millions)	2018	2017
Proceeds from sale of securities	$1	$1
Maturities of securities	9	15
Gross realized (gains) losses	—	—

Note 14. Comprehensive Income

        Comprehensive income, which primarily includes net income and unrealized gains on Marketable securities, is disclosed in the condensed combined statements of operations and comprehensive income. Amounts included in other comprehensive income including unrealized gains on marketable securities, as well as reclassifications out of accumulated other comprehensive income upon the adoption of ASU 2016-01 on January 1, 2018, were less than $1 million, net of taxes, for each of the six months ended June 30, 2018 and 2017.

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 15. Fair Value Measurement

        AHS estimates fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. The valuation techniques require inputs that the business categorizes using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) unadjusted quoted prices for identical assets or liabilities in active markets ("Level 1"), (2) direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets ("Level 2") and (3) unobservable inputs that require significant judgment for which there is little or no market data ("Level 3"). When multiple input levels are required for a valuation, AHS categorizes the entire fair value measurement according to the lowest level of input that is significant to the measurement, even though AHS may have also utilized significant inputs that are more readily observable.

        The period-end carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. For investments in Long-term marketable securities, primarily consisting of deferred compensation trust assets, which are carried at fair value, the Company's fair value estimates incorporate quoted market prices at the balance sheet date, with unrealized gains and losses reported in Interest and net investment income in the condensed combined statements of operations and comprehensive income. The period-end carrying amount of Marketable securities approximates fair value and primarily consists of available-for-sale debt securities. Unrealized gains and losses are reported net of tax as a component of Accumulated other comprehensive income in the condensed combined statements of financial position. Any unrealized losses where the decline in value is other than temporary are reported in Interest and net investment income in the condensed combined statements of operations and comprehensive income. There were no other than temporary declines in value for the periods ended June 30, 2018 and 2017. The carrying amount and the estimated fair value of total debt was $3 million as of June 30, 2018. The fair value of our debt is estimated based on available market prices for the same or similar instruments that are considered significant other observable inputs (Level 2) within the fair value hierarchy. The fair values presented reflect the amounts that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value estimates presented in this report are based on information available to us as of June 30, 2018.

AMERICAN HOME SHIELD

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 15. Fair Value Measurement (Continued)

        The carrying amount and estimated fair value of our financial instruments that are recorded at fair value on a recurring basis for the periods presented are as follows:

			Estimated Fair Value Measurements
(In millions)	Statement of Financial Position Location	Carrying Value	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of June 30, 2018:
Financial Assets:
Deferred compensation trust assets	Long-term marketable securities	$2	$2	$—	$—
Investments in marketable securities	Marketable securities	25	25	—	—

Total financial assets		$27	$27	$—	$—

As of December 31, 2017:
Financial Assets:
Deferred compensation trust assets	Long-term marketable securities	$1	$1	$—	$—
Investments in marketable securities	Marketable securities and Long-term marketable securities	26	25	1	—

Total financial assets		$27	$26	$1	$—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ServiceMaster Global Holdings, Inc.
Memphis, Tennessee

Opinion on the Financial Statement

        We have audited the accompanying combined statement of financial position of frontdoor, inc., (f/k/a AHS Holding Company, Inc.) (the "Company") as of June 30, 2018 and the related notes (collectively referred to as the "financial statement"). In our opinion, the financial statement present fairly, in all material respects, the financial position of the Company as of June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
Memphis, Tennessee
August 1, 2018

We have served as the Company's auditor since 2018.

frontdoor, inc.

Balance Sheet

(In millions)

As of June 30, 2018
Assets

Total Assets	$—

Liabilities and Stockholder's Equity
Commitments and Contingencies
Equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, issued and outstanding	$—
Common stock subscription receivable	—

Total Liabilities and Stockholder's Equity	$—

See accompanying Notes to the Balance Sheet.

frontdoor, inc.

NOTES TO BALANCE SHEET

Note 1.  Description of Business

        frontdoor, inc. (f/k/a AHS Holding Company, Inc.) (the "Company") was incorporated as a Delaware corporation on January 2, 2018. Pursuant to a reorganization, the Company will become a holding corporation whose assets are expected to include all of the outstanding equity interest of American Home Shield. The Company will, through American Home Shield, continue to conduct the business now conducted by such entities. ServiceMaster intends to transfer all of the assets and liabilities of the American Home Shield Business to the Company on August 9, 2018.

Note 2.  Summary of Significant Accounting Policies

        The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, changes in stockholder's equity and cash flows have not been presented in the financial statements because there have been no activities in this entity during the period from January 2, 2018 (date of inception) and June 30, 2018.

Note 3.  Stockholder's Equity

        The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share ("Common Stock"). Under the Corporation's certificate of incorporation in effect as of January 2, 2018, all shares of Common Stock are identical. The Corporation has issued 1,000 shares of Common Stock in exchange for $10.00, all of which were held by ServiceMaster Company, LLC at June 30, 2018.

Note 4.  Subsequent Event

        On July 25, 2018, the Company named Brian K. Turcotte as its Chief Financial Officer. On July 26, 2018, AHS Holding Company, Inc. changed its corporate name to frontdoor, inc.